Exhibit 10.12
FINAL DRAFT

MASTER LEASE
BETWEEN
GAHC4 Kansas City MO SNF, LLC,
GAHC4 Salisbury MO SNF, LLC,
GAHC4 Florissant MO SNF, LLC,
GAHC4 Sedalia MO SNF, LLC,
GAHC4 Milan MO SNF, LLC,
GAHC4 Trenton MO SNF, LLC,
GAHC4 Moberly MO SNF, LLC and
GAHC4 St. Elizabeth MO SNF, LLC

Collectively, as Landlord
AND
RC TIER Properties, L.L.C.
as Tenant

Dated: as of September 28, 2018

‑i‑

SCHEDULE “A”	PREMISES
SCHEDULE “B”	DEFINITIONS
SCHEDULE “C”	QUALIFIED CAPITAL EXPENDITURES
SCHEDULE “D”	INTENTIONALLY OMITTED
SCHEDULE “E”	LICENSED BED CAPACITY
SCHEDULE “F”	FORM OF NON‑DISTURBANCE AGREEMENT
SCHEDULE “G”	ENVIRONMENTAL REPORTS
SCHEDULE “H”	FORM OF REPRESENTATION LETTER
SCHEDULE “I”	FORM OF AUDIT LETTER
SCHEDULE “J”	FORM OF GUARANTY
SCHEDULE “K”	FORM OF LETTER OF CREDIT
SCHEDULE “L”	PERMITTED LICENSES AND USES
SCHEDULE “M”	OWNERSHIP OF GUARANTORS
SCHEDULE “N”	FORM OF MANAGEMENT AGREEMENT
SCHEDULE “O”	FORM OF TENANT’S STATEMENT OF AGENTS AND RESPONSIBILITIES

‑ii‑

MASTER LEASE
THIS MASTER LEASE (the “Lease”) is made as of the 28th day of September, 2018, (the “Effective Date”) by and among GAHC4 Kansas City MO SNF, LLC (“Bridgewood Landlord”), GAHC4 Salisbury MO SNF, LLC (“Chariton Park Landlord”), GAHC4 Florissant MO SNF, LLC (“Crestwood Landlord”), GAHC4 Sedalia MO SNF, LLC (“Four Seasons Landlord”), GAHC4 Milan MO SNF, LLC (“Milan Landlord”), GAHC4 Trenton MO SNF, LLC (“Eastview Landlord”), GAHC4 Moberly MO SNF, LLC (“North Village Landlord”) and GAHC4 St. Elizabeth MO SNF, LLC (“St. Elizabeth Landlord” and collectively, “Landlord”), each a Delaware limited liability company, and RC TIER Properties, L.L.C. (“Tenant”).
RECITALS
WHEREAS, (a) Bridgewood Landlord is the owner of the land described on Schedule “A‑1” and the Buildings located thereon and Fixtures related thereto (collectively, the “Bridgewood Premises”); (b) Chariton Park Landlord is the owner of the land described on Schedule “A‑2” and the Buildings located thereon and Fixtures related thereto (collectively, the “Chariton Park Premises”); (c) Crestwood Landlord is the owner of the land described on Schedule “A‑3” and the Buildings located thereon and Fixtures related thereto (collectively, the “Crestwood Premises”); (d) Four Seasons Landlord is the owner of the land described on Schedule “A‑4” and the Buildings located thereon and Fixtures related thereto (collectively, the “Four Seasons Premises”); (e) Milan Landlord is the owner of the land described on Schedule “A‑5” and the Buildings located thereon and Fixtures related thereto (collectively, the “Milan Premises”); (f) Eastview Landlord is the owner of the land described on Schedule “A‑6” and, the Buildings located thereon and Fixtures related thereto (collectively, the “Eastview Premises”); (g) North Village Landlord is the owner of the land described on Schedule “A‑7” and the Buildings located thereon and Fixtures related thereto (collectively, the “North Village Premises”); and (h) St. Elizabeth Landlord is the owner of the land described on Schedule “A‑8” and the Buildings located thereon and Fixtures related thereto (collectively, the “St. Elizabeth Premises”); and
WHEREAS, Tenant desires to lease (a) the Bridgewood Premises from Bridgewood Landlord; (b) the Chariton Park Premises from Chariton Park Landlord; (c) the Crestwood Premises from Crestwood Landlord; (d) the Four Seasons Premises from Four Seasons Landlord; (e) the Milan Premises from Milan Landlord; (f) the Eastview Premises from Eastview Landlord; (g) the North Village Premises from North Village Landlord; and (h) the St. Elizabeth Premises from St. Elizabeth Landlord, and each such Landlord agrees to so lease each of the Premises upon the terms and conditions set forth in this Lease; and
WHEREAS, simultaneously with the execution of this Lease, Tenant is executing: (a) sublease agreement (the “Bridgewood Sublease”) with BRIDGEWOOD HEALTH CARE CENTER, L.L.C., a Missouri limited liability company, d/b/a Bridgewood Health Care Center (“Bridgewood Subtenant”), pursuant to which Tenant is subleasing the Bridgewood Premises to Bridgewood Subtenant; (b) a sublease agreement (the “Chariton Park Sublease”) with CHARITON PARK HEALTH CARE CENTER, L.L.C., a Missouri limited liability company, d/b/a Chariton Park Health Care Center (“Chariton Park Subtenant”), pursuant to which Tenant is subleasing the Chariton Park Premises to Chariton Park Subtenant; (c) a sublease agreement (the “Crestwood Sublease”) with CRESTWOOD HEALTH CARE CENTER, L.L.C., a Missouri limited liability company, d/b/a Crestwood Health Care Center (“Crestwood Subtenant”), pursuant to which Tenant is subleasing the Crestwood Premises to Crestwood Subtenant; (d) a sublease agreement (the “Four Seasons Sublease”) with FOUR SEASONS LIVING CENTER, L.L.C., a Missouri limited liability company, d/b/a Four Seasons Living Center (“Four Seasons Subtenant”), pursuant to which Tenant is subleasing the Four Seasons Premises to Four Seasons Subtenant; (e) a sublease agreement (the “Milan Sublease”) with BKY HEALTHCARE OF MILAN,

INC., a Missouri corporation, d/b/a Milan Health Care Center (“Milan Subtenant”), pursuant to which Tenant is subleasing the Milan Premises to Milan Subtenant; (f) a sublease agreement (the “Eastview Sublease”) with EASTVIEW MANOR, INC., a Missouri corporation, d/b/a Eastview Manor Care Center (“Eastview Subtenant”), pursuant to which Tenant is subleasing the Eastview Premises to Eastview Subtenant; (g) a sublease agreement (the “North Village Sublease”) with NORTH VILLAGE PARK, L.L.C., a Missouri limited liability company, d/b/a North Village Park (“North Village Subtenant”), pursuant to which Tenant is subleasing the North Village Premises to North Village Subtenant; and (h) a sublease agreement (the “St. Elizabeth Sublease”) with MMA HEALTHCARE OF ST. ELIZABETH, INC., a Missouri corporation, d/b/a St. Elizabeth Care Center (“St. Elizabeth Subtenant”), pursuant to which Tenant is subleasing the St. Elizabeth Premises to St. Elizabeth Subtenant.
NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and fairness of which are hereby acknowledged, Landlord and Tenant, for themselves, and their administrators, legal representatives, successors and permitted assigns, hereby covenant as follows:
ARTICLE A
CERTAIN LEASE PROVISIONS

1. Address for the Premises:		As set forth on Schedule “A”.
2. (a)	“Initial Term”:	Fifteen (15) Lease Years, beginning on the Commencement Date (as defined below) and ending on the Expiration Date (as defined below).
(b)	“Commencement Date”:	The Effective Date of this Lease.
(c)	“Expiration Date”:	The last day of the fifteenth (15th) Lease Year, as may be extended until the last day of the Extended Term pursuant to Article 24 hereof, unless sooner terminated pursuant to this Lease.
3. “Base Rent” for the Premises:
For the first Lease Year (as defined below), Base
Rent per annum shall be the amount listed below
and shall be paid in advance, in equal consecutive
monthly installments in the amount listed below no
later than the first day of each month (“Initial Base
Rent”):

Initial Annual Base Rent: $7,629,000.00 Initial Monthly Base Rent: $635,750.00
4. “Permitted Use”:		The operation of the Facilities (as defined herein) as skilled nursing facilities and, to the extent set forth on Schedule “E”, residential care facilities, and other lawful uses incident thereto.
5. “Extended Term”:		Two (2) ten (10)‑year periods, each of which may, at Tenant’s option, be exercised by Tenant pursuant to the provisions of Article 24.

6. “Term”:
The Initial Term, together with any Extended Term
timely and properly exercised in accordance with
Article 24 of this Lease; provided, however, that any
reference herein to the “current Term” shall mean
only the portion of the Term then applicable
(whether it be the Initial Term or any Extended Term).

7. Address for Notice:
(a) For Landlord:	c/o Griffin‑American Healthcare REIT IV, Inc. 18191 Von Karman Avenue, Suite 300 Irvine, CA 92612 Attention: Danny Prosky, President and COO E-Mail: dprosky@ahinvestors.com
(b) For Tenant:

c/o Reliant Care Management Company, L.L.C.
1869 Craig Park Court
St. Louis, Missouri 63146
Attn: Richard J. DeStefane, President
E-Mail: rdestefane@reliantcaremgmt.com
Attn: Robert Craddick, General Counsel
E-Mail: rcraddick@reliantcaremgmt.com

With a copy to:

Greensfelder, Hemker & Gale, P.C.
10 South Broadway, Suite 2000
St. Louis, MO 63102
Attn: Vincent J. Garozzo
E-Mail: vjg@greensfelder.com
Attn: L. Taylor Hall
E-Mail: lth@greensfelder.com

8. Address for Rent Payment:	c/o Griffin‑American Healthcare REIT IV, Inc. 4650 E. Cotton Center Blvd., Suite 100 Phoenix, AZ 85040

ARTICLE B
CERTAIN DEFINITIONS
This Lease utilizes capitalized terms that have specific meaning. These terms and their definition (or references to the Section containing their definition) are set forth on Schedule “B”, attached to this Lease.

ARTICLE C
MASTER LEASE
This Lease constitutes one indivisible lease of the entire Premises. The Premises constitute one economic unit and the Base Rent and all other provisions have been negotiated and agreed to, based on a lease of all of the Premises as a single, composite, inseparable transaction. This Lease would not have been made on these terms if it was not a single indivisible lease. Except as expressly provided herein for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease shall apply to all the Premises as one unit and any Event of Default under this Lease is an Event of Default as to the entire Premises. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create a single indivisible lease of all the Premises and, in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Lease under the Bankruptcy Code, this is one indivisible and nonseverable lease and executory contract dealing with one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Premises covered hereby. The parties agree that the existence of more than one Landlord under this Lease does not affect the indivisible, nonseverable nature of this Lease. The parties may amend this Lease from time to time to include one or more additional properties as part of the Premises and such future addition to the Premises shall not in any way change the indivisible and nonseverable nature of this Lease and all of the foregoing provisions shall continue to apply in full force.
Each Landlord hereby appoints American Healthcare Investors, LLC, a Delaware limited liability company (the “Landlord’s Representative”) as the agent and lawful attorney‑in‑fact of such Landlord to act for such Landlord for all purposes and actions of Landlord under this Lease, and Tenant shall be entitled to conclusively rely on any action taken (including without limitation, any consent, approval, or amendment to this Lease) or notice given or received by Landlord’s Representative as being by or from Landlord in respect of this Lease. At all times during the Term hereof, Landlord shall maintain a Landlord’s Representative with the powers and authority referred to hereinabove, and provide Tenant with written notice of the identity and contact information for such Landlord’s Representative. All notices, consents, waivers and all other documents and instruments executed by Landlord’s Representative pursuant to the Lease from time to time and all other actions of Landlord’s Representative on behalf of Landlord under the Lease shall be binding upon every entity comprising Landlord. All notices or communications from Tenant to the Landlord’s Representative shall be conclusively deemed to have been communicated or delivered to Landlord in accordance with the terms of this Lease. Landlord may designate a different individual to serve as Landlord’s Representative, provided that no such designation shall be effective as to Tenant unless and until Landlord delivers written notice thereof to Tenant.
Simultaneously with the execution of this Lease, Tenant shall execute each of the Operating Subleases, and shall cause the Operating Subtenants to execute and deliver the Operating Subleases.
ARTICLE 1
PREMISES AND TERM; PERMITTED EXCEPTIONS

Section 1.1    During the Term, Landlord, in consideration of the Rents herein reserved and of the terms, provisions, covenants and agreements on the part of Tenant to be kept, observed and performed, does hereby lease and demise the Premises unto Tenant, and Tenant does hereby hire and take the Premises from Landlord, subject to the Permitted Exceptions, any Mortgage, zoning laws, ordinances, regulations, building codes, Requirements and other Applicable Laws affecting the Premises, the terms, provisions, covenants and agreements set forth herein and any liens, encumbrances and charges arising by, through or under Tenant or as to which Tenant has consented in writing, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing to the contrary, the Premises shall not be subject to any future monetary liens or future monetary encumbrances created by Landlord, unless Tenant has received the Non‑Disturbance Agreement contemplated by Section 10.1 of this Lease.
Section 1.2    Tenant shall lease the Premises for the Term, unless sooner terminated as hereinafter provided.
Section 1.3    Title to the Premises shall be subject to those existing recorded documents encumbering the Premises which are listed as “Permitted Exceptions” on Schedule A‑1 through Schedule A‑8 (collectively, the “Permitted Exceptions”), and Tenant agrees that its use and occupancy of the Premises, and each of the Operating Subleases, shall be subject to the terms and conditions of said Permitted Exceptions.
ARTICLE 2
BASE RENT; SUPPLEMENTARY RENT
Section 2.1
(a)    Tenant shall pay to Landlord as Base Rent for the Premises during the Term the amounts stated in Article A, Section 3 (the “Base Rent”). Base Rent shall be payable in equal monthly installments in advance on the first day of each and every month during the Term, without previous demand, notice or presentment therefor and, except as expressly permitted herein, without abatement, offset or deduction of any kind whatsoever, except for and only to the extent of any amounts owing to Landlord hereunder that Mortgagee requires Tenant to pay directly to Mortgagee under the terms of the Mortgage Loan Documents and which Tenant has timely and fully paid directly to Mortgagee. Notwithstanding the foregoing, Tenant shall pay the partial month’s installment of Base Rent (with respect to the remaining days of the month in which the Commencement Date occurs) upon the Commencement Date of this Lease. If Tenant fails to pay any installment of Base Rent on or before the tenth (10th) day after such Base Rent is due hereunder, Tenant shall owe Landlord, in addition to the installment of Base Rent, interest on such installment at the Default Rate in accordance with Section 12.13.
(b)    As used herein, the term “Lease Year” means a period of twelve (12) calendar months commencing on the Commencement Date and ending on the day immediately preceding the first (1st) anniversary of the Commencement Date (if the Commencement Date occurs on the first (1st) day of a month) or the last day of the month during which the first (1st) anniversary of the Commencement Date occurs (if the Commencement Date occurs on a day other than the first (1st) day of a month), and each successive twelve (12) month period thereafter during the Term until the Expiration Date.
(c)    On the first day of the second Lease Year and on the first day of each Lease Year thereafter during the Term, the annual Base Rent payable under this Lease shall increase by the lesser of (i) three percent (3%), and (ii) the annual average CPI for the immediately preceding Lease Year; provided, however, that such annual Base Rent amount payable hereunder shall increase by no less than two percent (2%) per Lease Year (the “Annual Rent Escalator”).
Section 2.2    Subject to the terms and conditions set forth in this Lease, Tenant shall also pay and discharge as supplementary rent (the “Supplementary Rent”) all other amounts, liabilities and obligations of whatsoever nature relating to the Premises, including, without limitation, all Impositions, those amounts, liabilities and obligations arising under this Lease, any Applicable Laws or Requirements, easements, restrictions, or other similar agreements affecting the Premises or any adjoining property thereto in effect on the date hereof, and all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts when due, all of which Tenant hereby agrees to pay no later than ten (10) Business Days after written demand or such greater period as is otherwise provided herein.

Notwithstanding anything contained herein to the contrary, Supplementary Rent shall not include (a) any principal or interest, any required mortgage insurance premiums due or payable with respect to any Mortgage or other monetary lien or encumbrance arising by, through or under Landlord, or assumed in writing by Landlord (except to the extent such amounts arise as a result of a Default or an Event of Default under this Lease or are otherwise payable by Tenant in accordance with the express terms of this Lease), (b) any costs, expenses or liability to the extent directly resulting from Landlord’s (or its agents or contractors) negligence or willful misconduct, or (c) any amounts due under or in connection with a Superior Lease. Upon any failure by Tenant to pay any of the Supplementary Rent, such unpaid Supplementary Rent shall accrue interest in accordance with the terms of Section 12.13, and Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute, at law, in equity or otherwise in the case of nonpayment of the Base Rent. The term Supplementary Rent shall be deemed rent for all purposes hereunder other than with respect to Tenant’s internal accounting procedures. Notwithstanding anything to the contrary herein, Tenant may satisfy its obligations under this Section 2.2 by causing the Operating Subtenants to pay all such Supplementary Rent directly to the parties to whom they are due. Upon request from Landlord, Tenant shall submit to Landlord the proper and sufficient receipts or other evidence of payment and discharge of the same.
Section 2.3    All Base Rent and Supplementary Rent payable hereunder (collectively, “Rent”) shall be made payable to Landlord and sent to Landlord’s address set forth in Article A or to such other Person or Persons or at such other place as may be designated by written notice from Landlord to Tenant, from time to time, at least thirty (30) days in advance, and shall be made in United States currency which shall be legal tender for all debts, public and private. Landlord may opt to receive and Tenant (or Subtenant as applicable) may opt to pay all Rent payable hereunder when due by wire transfer of immediately available funds to an account designated from time to time by Landlord; such option shall become effective five (5) Business Days after Landlord’s or Tenant’s written request. Notwithstanding the foregoing, Impositions shall be payable to the parties to whom they are due, except as otherwise provided herein. The terms and conditions of this Section 2.3 are subject to the terms and conditions of Section 2.5 until Mortgagee otherwise notifies Tenant in writing.
Section 2.4    This Lease shall be deemed and construed to be a bond lease, absolutely net to Landlord, and, except as otherwise expressly provided for in this Lease, Tenant shall pay to Landlord, absolutely net throughout the Term, the Rent, free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or set‑off whatsoever, except for and only to the extent of any amounts owing to Landlord hereunder that Mortgagee requires Tenant to pay directly to Mortgagee under the terms of the Mortgage Loan Documents and which Tenant has timely and fully paid directly to Mortgagee. Except as otherwise expressly provided for in this Lease, under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other express or implied obligation or liability hereunder. Except as otherwise expressly set forth herein, Tenant shall pay all costs, expenses and charges of every kind and nature relating to the Premises from and after the Commencement Date, including, without limitation, all taxes, costs of improvements, maintenance, repairs, alterations, additions, replacements, and insurance and other Impositions, and all escrows, reserves and/or deposits relating thereto; provided, however, that such costs, expenses and charges shall not include: (a) debt service (principal, interest and any required mortgage insurance premium (“MIP”)) on any (i) Mortgage (except to the extent resulting from an event of default by Tenant or any Operating Subtenant under any of the Mortgage Loan Documents to which Tenant or such Operating Subtenant is a party), or (ii) other Indebtedness of Landlord; (b) any rent or other charges under any Superior Lease, which may arise or become due or payable prior to, during or after the Term; or (c) such costs, expenses and charges to the extent resulting from Landlord’s (or its agents or contractor’s) negligence, illegal acts, fraud or willful misconduct. Unless otherwise expressly provided in this Lease and except if this Lease is terminated, Tenant’s obligation to pay Rent hereunder shall not terminate prior to the actual date contemplated by Landlord and Tenant and specifically set forth in Article A, Section 2(c) for the expiration of the then current Term, notwithstanding the exercise by Landlord of any or all of its rights under Article 12 hereof or otherwise, and, subject to the rights of Tenant under Section 15.1, the obligations of Tenant hereunder shall not be affected by reason of: any prohibition, interruption, limitation, restriction or prevention of Tenant’s or any Operating Subtenant’s use, occupancy or enjoyment of the Premises or any part thereof, or any interference with such use, occupancy or enjoyment by any Person or for any reason (except to the extent any such prohibition, interruption, limitation, restriction or prevention shall be caused by the negligence, illegal acts, fraud or willful misconduct of Landlord), any matter affecting title to the Premises, any eviction by paramount title or otherwise, any default by Landlord hereunder, the impossibility, impracticability or illegality of performance by Landlord, Tenant or both, any action of any Governmental Authority, any breach of warranty or misrepresentation, any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other substantially similar proceedings, or any other cause whether similar or dissimilar to the foregoing and whether or not Tenant shall have notice or knowledge thereof and whether or not such cause shall now be foreseeable. The parties intend that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations have been modified or terminated pursuant to an express provision of this Lease.
Section 2.5    Tenant acknowledges that all of the interest of Landlord in and to this Lease may be assigned to a present or future Mortgagee pursuant to a Mortgage and other loan documents in connection therewith, and that under the terms thereof, all Rent under this Lease may be required to be paid directly to Mortgagee or its designee in accordance with the provisions contained therein. Tenant hereby agrees, after notice, to so pay all such Rent directly to Mortgagee or its designee as and when same are due and payable under this Lease by wire transfer pursuant to the wire transfer instructions set forth in such notice. Landlord acknowledges that any such disbursement of the appropriate amounts to Mortgagee shall satisfy Tenant’s Rent payment obligations under this Lease.
Section 2.6    Tenant and Landlord agree and acknowledge that the parties intend the Lease to be classified as a “true lease” for Federal income tax and all other proposes and that this Lease does not represent a financing agreement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.
Section 2.7    If the aggregate fair market value of the personal property (for purposes of Section 856(d)(1)(c) of the Code) leased to Tenant under this Lease, equals an amount which, as determined in the sole discretion of Landlord, (a) would cause any Rent otherwise payable to Landlord under this Lease to be treated as other than “rents from real property” for purposes of Section 856(c)(2) and (c)(3) of the Code, and/or (b) would subject Landlord to a material risk of failing to satisfy the requirements of Section 856(c)(4) of the Code, Tenant and Landlord agree to use their respective commercially reasonable efforts (at no cost to Tenant) to effect the assignment of such personal property to an Affiliate of Landlord or a third‑party designated by Landlord and the subsequent lease by Tenant of such personal property from such Affiliate or third‑party; provided, however, the aggregate Rent payable by Tenant under this Lease and such lease of personal property shall not exceed the Rent which Tenant would have paid under this Lease absent the assignment of such personal property to an Affiliate of Landlord or a third‑party. As of the Effective Date, Landlord and Tenant hereby acknowledge and agree that there is no personal property being leased by Landlord to Tenant under the terms of this Lease.

ARTICLE 3
IMPOSITIONS
Section 3.1    From and after the Commencement Date and throughout the Term, Tenant shall pay and discharge not later than the due date therefor and prior to the date any fine, penalty, interest or cost is added thereto for the non‑payment thereof, all taxes, assessments, water rents, storm and sewer rents and charges, duties, impositions, license and permit fees, regulatory application fees, assessments payable to any owner’s association or similar entity under an encumbrance and lien existing and of record as of the date of this Lease or thereafter as permitted hereunder, governmental levies and charges, and charges for public utilities of any kind, together with any interest or penalties imposed upon the late payment thereof (except to the extent caused by and/or resulting from the negligence, illegal acts, fraud or willful misconduct of Landlord), which, pursuant to past, present or future Applicable Law, during, prior to or after (but attributable to a period falling prior to or within) the Term, shall have been or shall be levied, charged, assessed, imposed upon or grow or become due and payable out of or for or have become a lien on the Premises or any part thereof, any Buildings or personal property (including, without limitation, Tenant’s Personal Property) in or on the Premises, the Rents and income payable by Tenant (but excluding any tax or assessment on the revenue, profits or income received by Landlord (except in the case of a “rent tax” promulgated in lieu of other real estate or ad valorem taxes, which shall be included as Impositions)) or on account of any use of the Premises and such franchises as may be appurtenant to the use and occupation of the Premises as well as any provider, bed, sales, use, excise, commercial rent, tangible personal property and similar taxes imposed by any Governmental Authority or improvement district in connection with the use or operation by Tenant of the Premises, any Facility, and Tenant’s Personal Property, and any interest and penalties assessed in connection therewith as a result of late payment or non‑payment of any of the foregoing (except to the extent resulting from the negligence, illegal acts, fraud or willful misconduct of Landlord) or late filing or non‑filing of any tax returns or reports due in connection therewith (each of the foregoing being an “Imposition” and collectively “Impositions”); provided, however, that Tenant’s obligation hereunder with respect to the payment of all regularly assessed ad valorem real estate taxes and assessments (“Real Estate Taxes”) shall be subject to the terms and provisions of Section 3.5 hereof (pursuant to which Landlord or Mortgagee shall make such payments and shall be responsible for all fines, penalties, interest and costs arising out of late payment or nonpayment thereof (a) provided that Tenant made such funds available to Landlord for payment as and when required hereunder, and/or (b) except to the extent such fines, penalties, interest and costs arise as a result of a Default or an Event of Default). Notwithstanding anything herein to the contrary, Tenant shall not be obligated to pay (and Landlord or Mortgagee shall not pay from the Imposition Reserve Fund) any franchise, excise, corporate, estate, inheritance, succession or capital levy or tax of Landlord, any intangibles or transfer tax payable with respect to any mortgage required pursuant to any refinancing or any deed pursuant to a sale or other transfer of the Premises by and for the benefit of Landlord (except for transfers to or from Tenant, an Operating Subtenant or any of their Affiliates), or any income, profits or revenue tax upon the income of Landlord (except in the case of a “rent tax” promulgated in lieu of other real estate or ad valorem taxes), and none of the foregoing shall constitute an Imposition for purposes hereof. In addition, no Imposition created in writing by Landlord without the prior written consent by Tenant, not to be unreasonably withheld, conditioned or delayed, shall constitute an Imposition for purposes hereof. The foregoing exclusions shall not include any nursing home privilege, bed taxes or similar taxes on the business operations at the Facilities, which shall be the responsibility of Tenant. Tenant, upon request from Landlord, shall submit to Landlord the proper and sufficient receipts or other evidence of payment and discharge of the same; provided, however, Tenant shall not be required to furnish such receipts or other evidence for payment with respect to Real Estate Taxes or with respect to Impositions that are being contested in accordance with Section 3.2. The certificate, advice, or bill of non‑payment of any Imposition from the appropriate official designated by Applicable Law to make or issue the same or to receive payment of any Imposition shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice, or bill of non‑payment. If any Impositions are not paid when due from Tenant under this

Lease (other than Real Estate Taxes), Landlord shall have the right, but shall not be obligated, to pay the same following written notice to Tenant of such payment, provided Tenant is not contesting the same pursuant to a right to do so herein. If Landlord shall make such payment, Landlord shall thereupon be entitled to repayment by Tenant as Supplementary Rent hereunder.
Section 3.2    Tenant shall have the right to protest and contest any Impositions imposed against the Premises or any part thereof. If Tenant so elects to contest, Tenant shall, prior to the prosecution or defense of any such claim, notify Landlord in writing of its decision to pursue such contest and, to the extent procedurally required, or as necessary to prevent jeopardizing any license, permit or certification, including, without limitation, any Health Care License or Medicare and Medicaid certifications under Titles XVIII and XIX of the Social Security Act of 1935, as amended, because of nonpayment thereof, Tenant shall pay the amount in question prior to delinquency. Tenant’s right to contest is conditioned upon the following: (a) such contest is done at Tenant’s sole cost and expense, (b) nonpayment will not subject the Premises or any part thereof to sale or other material liability by reason of such nonpayment, (c) such contest shall not subject Landlord or any Mortgagee to the risk of any criminal or civil liability, and (d) Tenant shall provide such security as may reasonably be required by Landlord or any Mortgagee or under the terms of any Mortgage or any loan documents in connection therewith to ensure payment of such contested Impositions to the extent not paid prior to delinquency. Upon request, Tenant shall keep Landlord advised as to the status of such contest. Subject to the provisions of clauses (a) through (d), above, Landlord agrees to execute and deliver to Tenant any and all documents reasonably acceptable to Landlord and otherwise required for such purpose, and to cooperate with Tenant in every reasonable respect in such contest, but without any cost or expense to Landlord. If Landlord should actually receive proceeds of any such contest, then to the extent relating to any amounts previously paid by Tenant at any time before or during the Term, then Landlord shall remit the same to Tenant. If Landlord owns the fee interest in the Premises, then at the request of Landlord, Tenant may (or at Tenant’s own initiative subject to the provisions of clauses (a) through (d), above, Tenant may) elect to take commercially reasonable steps to file and enforce tax certiorari proceedings or tax appeals to reduce tax affecting the Premises, all at Tenant’s own expense (except to the extent taken at Landlord’s request); provided, however, that if Tenant shall decline to take such steps after a request by Landlord, Landlord may take such steps at Landlord’s own expense and, in the event Landlord is successful in reducing the tax affecting the Premises, Tenant shall reimburse such expenses to Landlord to the extent of the amount of the reduction in taxes for the first year in which the lower amount of taxes are paid, within thirty (30) days of Landlord’s written demand therefor.
Section 3.3    To the extent permitted by Applicable Law, Tenant shall have the right to apply for the conversion of any Impositions to make the same payable in installments over a period of years. Tenant shall pay all such installments prior to delinquency, except to the extent such installments relate in part to any fiscal period after the Expiration Date (any interest, fees, premiums, penalties or other amounts payable as a result of converting to installment payments shall be deemed an Imposition hereunder and payable by Tenant in accordance with the terms of this Lease); provided, however, that all Impositions relating to a fiscal period of the taxing authority which commences before and extends beyond the Expiration Date, or relating to any special assessment for physical improvements with a useful life that commences before and extends beyond the Expiration Date, shall (whether or not such Impositions shall be assessed, levied, confirmed, imposed or become payable, during the Term) be prorated between Landlord and Tenant as of the Expiration Date, so that Landlord shall pay at its own expense (and not from the Imposition Reserve Fund) that portion of such Impositions which relate to that part of such fiscal period included in the period of time after the Expiration Date, and Tenant shall pay the remainder thereof (which amount Landlord shall be entitled to withdraw from the Imposition Reserve Fund to the extent funds are available therein).
Section 3.4    [Intentionally Omitted.]

Section 3.5    Upon request by Landlord, Tenant shall: (a) deposit with Landlord or Mortgagee on or before the first day of each month of the Term until thirty (30) days prior to the date when the next installment of Real Estate Taxes is due to the authority or other Person to whom the same is paid, an amount equal to said next installment of Real Estate Taxes divided by the number of months over which such deposits are to be made; and (b) thereafter during the Term deposit with Landlord or Mortgagee an amount each month to create a fund (“Imposition Reserve Fund”) which, as each succeeding installment of Real Estate Taxes becomes due, will be sufficient, thirty (30) days prior to such due date, to pay such installment in full based on the then outstanding tax bills, as increased by the amount of any reasonably foreseen increases as reasonably estimated by Landlord to be adequate, or as otherwise required by any Mortgagee. Landlord or Mortgagee shall use reasonable efforts to cause the monthly deposits to be equal in amount, but neither of them shall be liable in the event that such required deposits are unequal. If at any time the amount of any Real Estate Tax is increased, said monthly deposits shall be increased within thirty (30) days after written demand by Landlord or Mortgagee so that, thirty (30) days prior to the due date for each installment of Real Estate Taxes, there will be deposits on hand with Landlord or Mortgagee sufficient to pay such installments in full. To the extent permitted by Applicable Law, Landlord or Mortgagee shall not be required to deposit any such amounts in an interest‑bearing account. For the purpose of determining whether Landlord or Mortgagee has on hand sufficient moneys to pay any particular Real Estate Tax at least thirty (30) days prior to the due date therefor, deposits for each category of Real Estate Tax shall be treated separately, it being the intention that Landlord shall not be obligated to use moneys deposited for the payment of an item not yet due and payable to the payment of an item that is due and payable. Notwithstanding the foregoing, it is understood and agreed that (i) to the extent permitted by Applicable Law, deposits provided for hereunder may be held by Landlord or its Affiliate or Mortgagee in a single bank account and commingled with other funds of Landlord or Mortgagee, and (ii) Landlord or Mortgagee, may, if Tenant fails to make any deposit required hereunder, use deposits made for any one item for the payment of the same or any other item of Rent. If this Lease shall be terminated by reason of any Event of Default, all deposits then held by Landlord shall be applied by Landlord on account of any and all sums due under this Lease; if there is a resulting deficiency, Tenant shall pay the same, and if there is a surplus, or if this Lease expires on the Expiration Date and no Default or Event of Default is occurring, Tenant shall be entitled to a refund of the surplus or remaining balance of the Imposition Reserve Fund to the extent the same was actually paid by Tenant. Tenant acknowledges and agrees that no deficiency or lack of funds in the Imposition Reserve Fund shall relieve Tenant of its obligation to pay all Impositions as required under this Lease. Upon thirty (30) days’ prior written request of Tenant, and provided the same is permitted by the Mortgage Loan Documents, Landlord (if such funds are held by Landlord) or Mortgagee shall apply the funds in the Imposition Reserve Fund to payments of Real Estate Taxes required to be made by Tenant pursuant to Section 3.1 hereof. Subject to Section 3.2 hereof, Landlord or Mortgagee may apply the full amount of the Imposition Reserve Fund to payments of Real Estate Taxes required to be made by Tenant pursuant to Section 3.1 hereof. In making any payment relating to the Imposition Reserve Fund, Landlord or Mortgagee may do so according to any bill, statement or estimate procured from the appropriate public office or provided by Tenant without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Notwithstanding the foregoing, the parties hereby acknowledge and agree that Tenant shall be deemed to have satisfied the requirements set forth in this Section 3.5 to the extent Tenant shall have complied with any substantially similar Mortgagee requirements, provided that if, subject to and as permitted by the terms of this Section 3.5, Landlord’s requirements are greater than Mortgagee’s, then upon written notice and request by Landlord, Tenant shall deposit such additional amounts with Landlord so as to satisfy such greater requirements.
Section 3.6    If Landlord ceases to have any interest in the Premises, Landlord shall transfer to the Person who owns or acquires such interest in the Premises from Landlord and is the transferee of this Lease, the deposits made pursuant to Section 3.5 hereof relating to the Premises covered by this Lease (the “Imposition Reserve Fund Deposits”), subject, however, to the provisions thereof. Upon such transfer of the Premises and the Imposition Reserve Fund Deposits, the transferee shall expressly accept such assignment of funds and agree to be bound hereby, and thereupon transferor and its Affiliates shall be deemed to be released from all liability with respect thereto and Tenant agrees to look to the transferee solely with respect thereto, and the provisions hereof shall apply to each successive transfer of the said Imposition Reserve Fund Deposits.
Section 3.7    The provisions of this Article 3 shall survive the expiration or earlier termination of this Lease.
ARTICLE 4
USE AND OPERATION OF PREMISES
Section 4.1    The Premises may be used and occupied only for the Permitted Use as set forth in Article A, Section 4. Tenant shall not be permitted (nor shall Tenant permit any Operating Subtenant) to modify the use of the Facilities to any use other than the Permitted Use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and it shall be reasonable, without limitation, for Landlord to condition its consent on Tenant executing and delivering a mutually agreeable amendment to this Lease addressing the regulatory issues associated with such different use. Tenant shall not create or suffer or permit to exist any public or private nuisance, hazardous or illegal condition or waste on or with respect to the Premises.
Section 4.2
(a)    Tenant acknowledges that the diversion of residents and/or patient care activities from the Premises to other skilled nursing facilities owned or operated (other than any Facility) by Tenant, the Operating Subtenants, Guarantors or their respective Affiliates during the Term may have a material adverse impact on the ability of Tenant to pay Rent hereunder and the value and utility of the Premises. Therefore, Tenant agrees that during the Term, and for a period of one (1) year thereafter, neither Tenant, the Operating Subtenants, Guarantors nor any of their respective Affiliates shall, without the prior written consent of Landlord, operate, own, participate in or otherwise receive revenues from any other skilled nursing facility located within (i) a five (5) mile radius of any Rural Facility; or (ii) a two (2) mile radius of any Urban Facility; provided, however, that notwithstanding the foregoing, in no event shall the restrictions set forth in this Section 4.2(a) apply to the operations of any of the Ancillary Service Affiliates.
(b)    Except as required for medically appropriate reasons, or for other reasons which, in Tenant’s reasonable judgment are in the best interests of the Facility, prior to and for a period of one (1) year following Lease termination or expiration, neither Tenant, the Operating Subtenants, Guarantors nor any of their respective Affiliates will recommend or solicit the removal or transfer of any resident or patient from (i) any Rural Facility to any other skilled nursing facility located within a five (5) mile radius of such Rural Facility; and (ii) any Urban Facility to any other skilled nursing facility located within a two (2) mile radius of such Urban Facility; provided, however, that the foregoing shall not prohibit any form of general advertising or marketing of skilled nursing facilities located outside of the (A) five (5) mile radius of any Rural Facility; or (B) two (2) mile radius of any Urban Facility, in each case, to the public at large by Tenant, any Operating Subtenant, Guarantors or any of their respective Affiliates; provided, further, that in no event shall any of the Ancillary Service Affiliates be prohibited from any form of general advertising or marketing of any kind, wherever located, except that such advertising or marketing shall not, within a five (5) mile radius of any Rural Facility, or a two (2) mile radius of any Urban Facility, relate to the provision of skilled nursing services.
(c)    Each of the Operating Subleases shall contain the terms and conditions of this Section 4.2.

(d)    Notwithstanding the foregoing, Tenant may request that Landlord waive some or all of the foregoing provisions with respect to another facility that will benefit one of the Facilities. Landlord shall have no obligation to approve such waiver and may approve or disapprove such request in its reasonable discretion.
(e)    Notwithstanding the foregoing, neither Tenant, the Operating Subtenants, Guarantors, nor any of their respective Affiliates shall be prohibited by this Section 4.2 from investing or owning stock, equity or other investment interests, directly or indirectly in (i) any Person or portfolio of Persons that owns, directly or indirectly, twenty‑five (25) or more skilled nursing facilities, or (ii) publicly traded or privately placed shares of stock or other securities.
ARTICLE 5
CONDITION OF PREMISES; ALTERATIONS AND REPAIRS
Section 5.1    Landlord has not made and does not make any representations or warranties whatsoever with respect to the Premises or otherwise with respect to this Lease, express or implied, including any warranty regarding the merchantability or warranty regarding the suitability of the Premises for their intended commercial purposes. Tenant assumes all risks resulting from any defects (patent or latent) in the Premises or from any failure of the same to comply with any Requirement, Applicable Law or the uses or purposes for which the same may be occupied and assumes all responsibility for repair of any defect (patent or latent) in the Premises, except to the extent any of the foregoing was or is caused by the negligence, illegal acts, fraud or willful misconduct of Landlord or any of its employees, contractors or their respective Affiliates.
Section 5.2    At Tenant’s sole cost and expense, whether or not Tenant is in occupancy of all of the Buildings, Tenant shall maintain and keep all of the Buildings on the Premises and the adjoining sidewalks, curbs and common areas, if any, clean and in good condition and repair (reasonable wear and tear and damage from condemnation and from Tenant’s election not to restore after casualty excepted), free of accumulations of dirt, rubbish, snow and ice (all within reasonable time periods after accumulation), and Tenant shall make all repairs and replacements, structural and non‑structural, ordinary and extraordinary, foreseen and unforeseen, and shall perform all maintenance, necessary to maintain the Premises and any sidewalks, curbs and common areas in good condition and repair (reasonable wear and tear and damage from condemnation and from Tenant’s election not to restore after casualty excepted). When used in this Section 5.2, the term “repairs” shall include all necessary Alterations, improvements, replacements, renewals and substitutions. All repairs made by or at the direction of Tenant shall be made in compliance with all Requirements and Applicable Laws. Landlord shall not be required to furnish any services or facilities or to maintain or make any repairs to the Premises, and, during the Term, Tenant hereby assumes, subject to the terms and conditions set forth herein, the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises and all costs and expenses incidental thereto, whether or not Tenant is then occupying each of the Buildings. Tenant shall have the roofs inspected with reasonable frequency, as determined by Tenant in its reasonable discretion, at Tenant’s expense and deliver copies of any inspection and maintenance reports to Landlord upon receipt. Landlord shall have the right to have the roofs inspected annually at Landlord’s expense. Tenant shall have a third‑party, at Tenant’s sole cost and expense, repair, replace (if replacement is necessary) and maintain the roofs in good condition and repair (reasonable wear and tear and damage from condemnation and from Tenant’s election not to restore after casualty excepted). Notwithstanding the foregoing standard of maintaining the Premises in good condition and repair, if the Requirements or any Applicable Law mandate a higher standard to be implemented, or, if any higher standard is required by a Mortgagee, then Tenant shall, at Tenant’s expense, be obligated to cause the Premises to comply with such higher standard. In performing the obligations set forth in this Section, Tenant shall be permitted to cause the Operating

Subtenant that occupies the portion of the Premises covered by the applicable Operating Sublease to perform the obligations of Tenant on behalf of Tenant.
Section 5.3    Landlord shall not be responsible for the cost of any repairs or maintenance to, Alterations, replacements or Restoration of and/or other work performed on the Premises (collectively, the “Work”) of any nature whatsoever, structural or non‑structural, ordinary or extraordinary, foreseen or unforeseen, whether or not now in the contemplation of the parties, except to the extent any such Work is required as a result of the negligence, illegal acts, fraud or willful misconduct of Landlord or any of its employees, contractors of their respective Affiliates. To the extent not prohibited by Applicable Law, Tenant hereby waives and releases all rights now or hereinafter conferred by any Applicable Laws, Requirements or otherwise which would have the effect of limiting or modifying any of the provisions of this Article 5.
Section 5.4    Tenant and each Operating Subtenant shall have the right at any time and from time to time during the Term to make, at its sole cost and expense, changes, alterations, additions or improvements (collectively, “Alterations”) in or to the Premises or any part thereof, subject, however, in each case to all of the following:
(a)    No Alteration shall be undertaken except after prior written notice to Landlord and Landlord’s approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed, provided that no such notice or approval shall be required with respect to (i) any nonstructural Alteration involving an estimated cost of less than or equal to the Threshold Amount (the determination of which may, upon Landlord’s notice to Tenant, be subject to the reasonable estimate of a licensed third‑party architect or contractor reasonably selected by Tenant), (ii) any Alteration made by Tenant or any Operating Subtenant on an emergency basis (e.g., to protect health or welfare of persons or imminent loss or damage to the Premises or any part thereof) in which case Tenant shall notify Landlord in writing of such emergency Alteration as soon as practicable, or (iii) Alterations required by the Requirements, Applicable Law or other terms of this Lease.
(b)    Any Alteration shall, when completed, be of such a character as not to be expected to reduce the value of the Premises below its value immediately before such Alteration (the determination of which may, upon Landlord’s notice to Tenant, be subject to the reasonable estimate of a licensed third‑party architect or contractor reasonably selected by Tenant).
(c)    If, under the provisions of any Mortgage or Mortgage Loan Documents, any Alteration requiring Landlord’s consent hereunder also requires the consent of the Mortgagee, the written consent of such Mortgagee must be obtained by Landlord (or by Tenant) before the commencement of any such Alteration.
(d)    Landlord shall not be required to give any consent to Alterations to the extent it would violate the provisions of any Mortgage Loan Documents, and any consent by Landlord shall not be deemed a waiver of Tenant’s and each Operating Subtenant’s obligation to comply with the Mortgage Loan Documents.
(e)    The reasonable cost and expense of Landlord’s and Mortgagee’s (to the extent required by the terms of any applicable Mortgage Loan Documents) review of any plans and specifications for Alterations required to be furnished to Landlord and Mortgagee pursuant to Section 5.5 hereof, including third‑party costs and expenses, shall be reimbursed by Tenant to Landlord or Mortgagee, as applicable, within thirty (30) days after written demand and supporting documentation therefor as Supplementary Rent; provided, however, that in no event shall Tenant’s reimbursement obligations to

Landlord for Landlord’s review fees exceed One Thousand and 00/100 Dollars ($1,000.00) in the aggregate per iteration of the plans and specifications.
(f)    For purposes of Sections 5.4 and 5.5, the “Threshold Amount” shall mean, an amount equal to One Hundred Twenty‑Five Thousand and 00/100 Dollars ($125,000.00) per individual Alteration or series of related Alterations per Facility per Lease Year (which amount shall increase from year to year in accordance with the Annual Rent Escalator).
(g)    For purposes of Sections 5.4 and 5.5, where Landlord’s consent is required with respect to any Work, notice of (i) whether Landlord’s consent has been given or withheld; or (ii) Landlord’s determination that, in its reasonable discretion, it is prudent to engage a third‑party to review the plans and specifications, if any, pertaining to such Work, shall be delivered to Tenant within fifteen (15) Business Days following receipt of Tenant’s written request (provided that the time allotted for consent by Landlord following its timely election to engage a third‑party shall be extended for such reasonable time as is necessary to permit such third‑party to complete its review). Provided that no Mortgage encumbers the Premises and there is no Superior Lease, except as provided in the immediately following sentence, if Landlord does not respond within such fifteen (15) Business Day period, and should such failure to respond continue for an additional ten (10) Business Days after Landlord’s receipt of a second written notice requesting such consent (which notice shall include the sentence “FAILURE TO RESPOND TO THIS NOTICE WITHIN TEN (10) BUSINESS DAYS SHALL RESULT IN A DEEMED APPROVAL PURSUANT TO SECTION 5.4(g) OF THE LEASE”), Landlord shall be deemed to have approved Tenant’s request. If a Mortgage encumbers the Premises or if there is a Superior Lease, there shall be no such deemed approval, unless such Mortgage or Superior Lease does not require, pursuant to its terms, the consent of the Mortgagee or Superior Landlord for such contemplated alteration.
Section 5.5    Tenant agrees that all Work that Tenant shall be required or permitted to do under the provisions of this Lease shall be at Tenant’s sole cost and expense and (i) performed in a good, workmanlike manner, and in accordance with this Lease and all Requirements and Applicable Laws, as well as substantially in accordance with any plans and specifications therefor which shall have been approved by Landlord (but only to the extent such approval is required hereunder), (ii) completed within reasonable time frames and (iii) done in all cases in compliance with terms and conditions set forth in this Section 5.5. Notwithstanding the foregoing, if Tenant is obligated by this Lease to perform the Work and Landlord withholds its consent to and approval of such Work, then subject to Landlord’s ability to require changes to the proposed Work, Tenant shall not be in default or breach of this Lease (and no Event of Default shall occur) as a result of its failure to perform the Work.
(a)    If the Work requires Landlord’s consent hereunder and shall (i) involve any material structural Alterations, or (ii) cost more than the Threshold Amount (as reasonably estimated in writing by a licensed third‑party architect or contractor reasonably selected by Tenant), then the Work shall not be commenced until detailed plans and specifications (including layout, architectural, mechanics and structural drawings, to the extent applicable), prepared by a licensed architect reasonably satisfactory to Landlord together with a construction budget shall have been submitted to and approved by Landlord, which approval may not be unreasonably withheld, conditioned or delayed.
(b)    No material structural Work costing more than the Threshold Amount shall be undertaken except under the supervision of a licensed third‑party architect or other appropriate design professional reasonably satisfactory to Landlord.
(c)    All Work shall be commenced only after all required permits, authorizations and approvals shall have been obtained by Tenant from the applicable Governmental Authorities and other Persons, at its own cost and expense, complete copies thereof delivered to Landlord. Landlord will, on

Tenant’s written request, execute any documents necessary to be signed by Landlord to obtain any such permits, authorizations and approvals, provided that no such documents shall cause Landlord to incur any liability other than monetary liability associated with fees or costs charged in connection with such permits, authorizations and approvals, and Tenant shall pay and discharge any such expense or liability of Landlord in connection therewith.
(d)    If the Work relating to a project will cost more than One Million and 00/100 Dollars (1,000,000.00) (as reasonably estimated in writing by a licensed third‑party architect or contractor reasonably selected by Tenant) and requires Landlord’s prior consent hereunder, it shall not be commenced until Tenant shall have obtained and delivered to Landlord, either (i) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in the State in which the Premises are located and satisfactory to Landlord in its reasonable discretion), each in an amount equal to the estimated cost of such Work and in form otherwise satisfactory to Landlord in its reasonable discretion, or (ii) such other security or evidence of ability to pay the estimated cost of such Work as is reasonable.
(e)    The cost of all Work shall be paid prior to the date such costs become delinquent, subject to Tenant’s right to contest such charges in good faith, so that the Premises and Tenant’s leasehold estate therein shall at all times be free from (i) liens for labor or materials supplied or claimed to have been supplied to the Premises or Tenant, and (ii) chattel mortgages, conditional sales contracts, title retention agreements, security interests and agreements, and financing agreements and statements. Tenant shall, upon Landlord’s request, provide Landlord evidence of such payment satisfactory to Landlord in Landlord’s reasonable discretion, which evidence may include partial and final lien releases and waivers from any and all appropriate parties.
(f)    At all times when any Work is in progress, Tenant shall maintain or cause to be maintained with financially sound companies (i) workers’ compensation insurance covering all persons who are employed by Tenant and are performing the Work, in an amount at least equal to the minimum amount of such insurance required by Applicable Law (with a waiver of subrogation satisfactory to Landlord in its sole and absolute discretion), and (ii) for the mutual protection of Landlord, Tenant and any Mortgagee, (A) with respect to any structural Work in excess of the Threshold Amount (or otherwise not de minimis), builder’s risk insurance, completed value form, covering all physical loss, in an amount satisfactory to Landlord in its sole and absolute discretion, and (B) commercial general liability insurance against all hazards, with limits for bodily injury or death to any one person, for bodily injury or death to any number of persons in respect of any one accident or occurrence, and for property damage in respect of one accident or occurrence, provided that each of the foregoing insurance requirements shall be satisfied by the insurance required under Section 6.1(a), but may be effected by an endorsement, if obtainable, upon the insurance policy referred to in said Section. The provisions and conditions of Article 6 hereof shall apply to any insurance which Tenant shall be required to maintain or cause to be maintained under this subsection. All contractors, subcontractors, vendors, materialmen and others performing any Work on the Premises or providing any supplies or materials in connection with Work on the Premises shall be licensed and qualified to perform such services and/or provide such supplies and shall be required to maintain insurance of each of the types set forth above in such amounts as is customary and is reasonably approved by Tenant (subject to Landlord’s reasonable request to provide additional amounts), naming Landlord, and all Mortgagees as additional insureds and Tenant shall, upon Landlord’s request, obtain and supply to Landlord evidence of such insurance. Notwithstanding anything to the contrary herein, Tenant may satisfy its obligations under this Section 5.5(f) by causing the Operating Subtenants to maintain the insurance required by this Section 5.5(f).
(g)    Upon completion of any Work, Tenant, at Tenant’s expense, shall, to the extent applicable, obtain (i) certificates of final approval of such Work required by the appropriate Governmental

Authority and shall furnish Landlord with copies thereof, (ii) “as‑built” plans and specifications for such Work, and (iii) final lien waivers and releases from any and all appropriate parties.
Section 5.6    Following the delivery of prior reasonable notice, but not less than two (2) Business Days’ notice, any structural or other material Work shall be subject to inspection at reasonable times during normal business hours and without disruption to the business of Tenant, by Landlord, Mortgagee, or their duly authorized representatives provided such inspection does not cause any unreasonable interference with the Work.
Section 5.7    All Fixtures (excluding trade fixtures), structures and other improvements (other than Tenant’s Personal Property) added and/or made to the Premises during the Term shall become the property of Landlord and shall remain upon and be surrendered with the Premises. All of Tenant’s Personal Property shall be removed from the Premises by Tenant at the end of the Term. Tenant shall be responsible for any damage to the Premises to the extent caused by the removal of Tenant’s Personal Property. The provisions of this Section 5.7 shall survive the expiration or earlier termination of this Lease.
Section 5.8    Notwithstanding any other provision of this Lease, Tenant and the Operating Subtenants shall, at their own cost and expense, cause the condition of the Premises, the Facilities and all Work to be in material compliance with all Requirements and Applicable Laws, including all Health Care Laws, and Health Care Licenses and in material compliance with the requirements of all Governmental Authorities, Health Care Regulatory Agencies and Third‑Party Payors, and shall obtain any required or reasonably advisable approvals or consents from any of the foregoing in connection with any repairs, Alterations, Restoration or Work.
Section 5.9
(a)    Tenant shall be required to complete (or to cause the applicable Operating Subtenant to complete) Qualified Capital Expenditures for each of the Facilities, on a per Facility basis, in the aggregate minimum amount of the Required Capital Expenditures Amount during each calendar year (January 1 through December 31) as measured by a five (5) calendar year historical average (each a “Measuring Period”) with the first testing period for compliance being the calendar year ending December 31, 2023. By way of illustration only, for purposes of determining whether Tenant has spent the Required Capital Expenditures Amount for any one Facility during the calendar year 2023, Landlord and Tenant shall total all Qualified Capital Expenditures expended by Tenant for such Facility during the 2019, 2020, 2021, 2022 and 2023 calendar years (as set forth on the applicable Capital Expenditures Report) and divide such total Qualified Capital Expenditures by five (5) to determine the five (5) calendar year average for Qualified Capital Expenditures. If the five (5) calendar year average is equal to or greater than the Required Capital Expenditures Amount for the Facility for calendar year 2023, Tenant shall have complied with Tenant’s Required Capital Expenditures Amount obligations with respect to calendar year 2023 for such Facility.
(b)    Within forty‑five (45) days following the end of each calendar year, Tenant shall deliver to Landlord a report (a “Capital Expenditures Report”), certified as true, correct and complete by an officer of Tenant, summarizing and describing in reasonable detail all of the Qualified Capital Expenditures made by Tenant (or any Operating Subtenant) during the immediately preceding calendar year (which amount may include, without limitation, any amounts expended under Section 5.5 or otherwise expended) with respect to each Facility, and including such receipts and other information as Landlord may reasonably request relative to the Qualified Capital Expenditures made by Tenant (or any Operating Subtenant) during the immediately preceding calendar year with respect to each Facility. For purposes of Tenant’s Capital Expenditures Report for the first Measuring Period (and determining whether or not Tenant has met the Required Capital Expenditures Amount for each Facility during the First Measuring

Period), Tenant may include any Qualified Capital Expenditures spent from and after the effective date of that certain Purchase and Sale Agreement and Escrow Instructions dated as of June ___, 2018 by and among Bridgewood Associates, L.L.C., Salisbury Associates LLC, Crestwood Associates, L.L.C., Sedalia Associates, L.P., Milan Associates, L.L.C., Eastview Associates, L.L.C., M‑S Associates, L.P., BKY Properties of St Elizabeth LLC, Guarantor and certain of their Affiliates and GAHC4 Missouri SNF Portfolio, LLC (as amended, the “Purchase Agreement”).
(c)    Tenant shall, with respect to each Facility, deposit with Landlord or Mortgagee on the Commencement Date and on the first day of each month thereafter during the Term, an amount equal to one‑twelfth (1/12) of the greater of (i) the Required Capital Expenditures Amount for such Facility (the “Capital Expenditures Deposit” and collectively, for all Facilities, the “Capital Expenditures Deposits”) or (ii) all repair and replacement reserve deposits required by Mortgagee, if any. The Capital Expenditures Deposits if held by Landlord and not Mortgagee shall be held in a depository account selected by Landlord, shall not bear interest for the benefit of Tenant and may not be commingled with the other assets of Landlord. Notwithstanding anything contained in this Section 5.9(c) to the contrary, the parties hereby acknowledge and agree that Tenant shall be deemed to have satisfied the requirements set forth in this Section 5.9(c) to the extent Tenant shall have complied with any substantially similar Mortgagee requirements, provided that if, subject to and as permitted by the terms of this Section 5.9(c), Landlord’s requirements are greater than Mortgagee’s, then upon written notice and request by Landlord, Tenant shall deposit such additional amounts with Landlord so as to satisfy such greater requirements. Landlord agrees to reimburse Tenant from the Capital Expenditures Deposits for all actual, out‑of‑pocket costs incurred by Tenant (or any Operating Subtenant) in respect of Qualified Capital Expenditures made at any Facility and paid for by Tenant (or any Operating Subtenant) (the “Reimbursable CapEx Costs”), subject to the following conditions: (A) each such reimbursement is permissible under, and is paid in accordance with any Mortgagee and Mortgage Loan Documents; (B) Landlord shall not be required to reimburse Tenant (or any Operating Subtenant)for more than the aggregate amount of funds then‑existing in the Capital Expenditures Deposits actually paid for by Tenant; provided, however, that to the extent required by a Mortgagee, such reimbursable amount may be limited to the amount of funds then‑existing in the Capital Expenditures Deposit allocable to the Facility to which the applicable Reimbursable CapEx Cost relates; (C) Tenant has complied in all material respects with the terms of the Lease relating to Alterations, as applicable; (D) no Event of Default or material Default otherwise exists under the Lease; and (E) Landlord receives a copy of all reasonable supporting documentation for such Qualified Capital Expenditures, including evidence of full payment by Tenant. Landlord agrees to use best efforts to reimburse Tenant for all Reimbursable CapEx Costs within thirty (30) days following the satisfaction of such conditions.
(d)    If upon receipt of the Capital Expenditures Report for any Measuring Period, Landlord reasonably determines that Tenant has, with respect to any Facility during such Measuring Period, failed to meet the Required Capital Expenditures Amount for such Facility as determined and calculated in accordance with Section 5.9(a), such failure shall not be deemed an automatic Event of Default under this Lease; provided, however, Landlord shall have the right to order, at Tenant’s sole cost and expense, a new third‑party facility condition report (which report shall be consistent, in form and substance, with generally accepted industry standards) from a vendor selected by Landlord and reasonably acceptable to Tenant (the “Inspection Engineer”) for purposes of determining whether additional Qualified Capital Expenditures are necessary (a “Spend Test Condition Report”) for each Facility that failed to expend the Required Capital Expenditures Amount. Following the completion of the Spend Test Condition Report, Tenant shall have the right to review, comment and/or negotiate with the Inspection Engineer regarding the contents of such report and the required repairs or replacements, if any, set forth on such Spend Test Condition Report. Promptly following Tenant’s receipt of the Spend Test Condition Report and any discussion with the Inspection Engineer as permitted by the immediately preceding sentence, Tenant shall perform any repairs or replacements within the time period specified in the Spend Test Condition Report or as otherwise agreed to by Tenant and Landlord; provided that (i) any one (1) year repairs or replacements shall be treated as immediate repairs/replacements’ and (ii) notwithstanding the foregoing, in no event shall Tenant be required to pay for a Spend Test Condition Report for any individual Facility in consecutive years, or more than twice within any five (5) year period during the Term (it being understood that additional Spend Test Condition Reports, if any, shall be completed (absent an Event of Default under this Lease) at Landlord’s expense). In the event Tenant fails to timely perform the Qualified Capital Expenditures, subject to and in accordance with the terms of the provisions of this Section 5.9(d), Tenant’s failure shall constitute an Event of Default under this Lease.
(e)    If Landlord ceases to have any interest in the Premises, Landlord shall transfer to the Person who owns or acquires such interest in the Premises from Landlord and is the transferee of this Lease, the Capital Expenditures Deposits held by Landlord, subject, however, to the provisions hereof. Upon such transfer of the Premises and the Capital Expenditures Deposit, transferee shall expressly accept such assignment and agree to be bound hereby, and thereafter the transferor and its Affiliates shall be deemed to be released from all liability with respect thereto, and Tenant agrees to look to the transferee solely with respect thereto, and the provisions hereof shall apply to each successive transfer of the Capital Expenditures Deposits.
(f)    Tenant’s obligation to deliver the Capital Expenditures Report applicable to the last Lease Year, together with, as applicable, Tenant’s or Operating Subtenant’s obligation to deliver any Capital Expenditures Deposit associated therewith, shall survive the expiration or termination of this Lease. Provided: (i) no Event of Default exists; (ii) Tenant has satisfied its obligations with respect to the Required Capital Expenditures Amount for the last Lease Year; and (iii) Tenant has delivered to Landlord a Spend Test Condition Report dated within three (3) months of the Lease termination date at Tenant’s sole cost and expense, then (x) any excess Capital Expenditures Deposits then held by Landlord and actually paid by Tenant (including, without limitation, any Capital Expenditures Deposits that were deposited by Tenant with respect to the last Lease Year) and remaining in the account, minus (y) the estimated cost (as identified on the Spend Test Condition Report or otherwise agreed to by Tenant and Landlord) of all immediate repairs and replacements identified on the Spend Test Condition Report, minus (z) a pro rata amount to be held by Landlord for the estimated cost (as identified on the Spend Test Condition Report or otherwise agreed to by Tenant and Landlord) of repairs and replacements identified through and including year five (5) on the Spend Test Condition Report based upon their respective anticipated useful life, shall become the property of Tenant upon the expiration or earlier termination of this Lease and Landlord shall release any such excess funds to Tenant within sixty (60) days following the expiration or earlier termination of the Lease.
ARTICLE 6
INSURANCE
Section 6.1    Subject to the terms of Section 6.11, throughout the Term, Tenant shall, at its own cost and expense, provide and keep in force (or, where specifically indicated in the subparagraphs of this Section 6.1, cause the Operating Subtenants to provide and keep in force) for the benefit of Landlord, Tenant and any Mortgagee:
(a)    commercial general liability insurance and professional liability insurance (including owner’s protective liability coverage on operations of Tenant, the Operating Subtenant and/or their respective independent contractors engaged in construction, personal injury, and blanket contractual liability insurance), with a limit for each occurrence not less than One Million and 00/100 Dollars ($1,000,000.00) and to have general aggregate limits of not less than Three Million and 00/100 Dollars ($3,000,000.00) for each policy year, protecting and indemnifying Landlord, Tenant and any Mortgagee against all claims for damages to person or property or for loss of life or of property occurring upon, in, or about the Premises, written on a claims made or occurrence basis. Such coverage shall contain endorsements: (i) deleting any liquor liability exclusion (if alcohol is sold on the Premises); (ii) including cross‑liability; and (iii) waiving the insurer’s rights of subrogation against Landlord for events of which Landlord is not, but Tenant and/or Operating Subtenant are, covered; provided, however, that with regard to the requirements of waiver of subrogation against Landlord, Tenant shall utilize its commercially reasonable efforts to obtain such waiver in any insurance policy procured by Tenant or the Operating Subtenant, and if it cannot do so, Landlord shall have the right to procure, at Tenant’s expense, an insurance policy containing such waiver if it can do so at the same or better price and on substantially the same terms and conditions;
(b)    property insurance on the Premises and all installations, additions and improvements which may now or hereafter be erected thereon against “ALL RISK” (or equivalent) of loss or damage in an amount sufficient to prevent Landlord, Tenant and any Mortgagee from becoming co‑insurers, and in any event, including loss or damage from windstorm and (if the Premises are located in an earthquake fault zone for which coverage is customarily required, as determined by Landlord in its reasonable discretion) earthquakes, and in any event, in an amount not less than one hundred percent (100%) of the actual replacement cost thereof (i.e., including the cost of debris removal) as determined by Landlord in its reasonable discretion from time to time. Such coverage shall contain an agreed amount endorsement reasonably acceptable to Landlord;
(c)    business interruption insurance covering risk of loss due to the occurrence of any of the hazards covered by the insurance to be maintained by Tenant described in Section 6.1(b) with coverage in a face amount of not less than the aggregate amount, for a period of twelve (12) months following the insured‑against peril, of one hundred percent (100%) of all Rent (which includes all Impositions and other amounts specified in the definition of Rent, to the extent such amounts are known or can be reasonably estimated by Tenant) to be paid by Tenant under this Lease; such coverage shall contain an agreed amount endorsement reasonably acceptable to Landlord;
(d)    workers’ compensation insurance (including employers’ liability insurance), with a waiver of subrogation satisfactory to Landlord in its reasonable discretion, covering all persons employed at the Premises by Tenant to the extent required by the Applicable Laws and Requirements of the state in which the Premises are located, including, without limitation, during the course of work to the Premises;
(e)    mechanical breakdown insurance, if applicable, in an amount not less than one hundred percent (100%) of the actual replacement cost thereof and of any improvements in which any such boiler is located (including the cost of debris removal but excluding foundations and excavations) as determined by Landlord in its reasonable discretion from time to time;
(f)    if sprinkler systems are located in the Buildings, sprinkler leakage insurance in amounts approved by Landlord in its reasonable discretion;
(g)    flood insurance (if the Premises are located in whole or in part within a special flood hazard area as designated by any department or agency of the United States Government having jurisdiction);
(h)    equipment coverage and elevator liability coverage, if applicable, in amounts approved by Landlord in its reasonable discretion;
(i)    any additional insurance as required by any Health Care Regulatory Agency; and
(j)    if during the Term, Tenant or the Facilities are covered by general liability, professional liability, patient healthcare professional malpractice or other liability insurance on a “claims made” basis, Tenant shall procure and maintain, at Tenant’s sole cost and expense, “tail” insurance coverage, with such coverage limits and such deductible amounts as shall be reasonably acceptable to Landlord for general liability, professional liability, patient healthcare professional malpractice or other liability claims reported after the termination of this Lease or expiration of the claims made policy, but concerning services provided during the Term of this Lease. Tenant shall provide Landlord with a certificate evidencing that such insurance coverage is in effect for a period of no less than two (2) years subsequent to the termination of this Lease no later than thirty (30) days prior to the termination of this Lease.
Tenant shall be permitted to cause the Operating Subtenants to provide and keep in force the insurance required by this Section 6.1 with respect to the portion of the Premises subleased by said Operating Subtenant, provided that such policies (i) identify Tenant as an additional named insured, (ii) satisfy all of the requirements of this Article 6, including, without limitation, the requirements of Section 6.2 and Section 6.3, as reasonably determined by Landlord, (iii) do not preclude the payment and application of the proceeds of such policy in the manner required by Article 7 of this Lease, and (iv) afford Landlord and its Mortgagee coverage that is no less than the coverage that Landlord would have if either Tenant was the Operator of the Facilities and directly provided such policies or if the Operating Subtenant was the tenant named in this Lease, as reasonably determined by Landlord.
Section 6.2    Whenever under the terms of this Lease Tenant is required to maintain insurance for the benefit of Landlord, (a) Landlord, Landlord’s Representative, and any Mortgagee shall be an additional insured in all such liability insurance policies, and (b) either Landlord, Landlord’s Representative or Mortgagee, as specified in Section 6.3, shall be named as loss payee in all such casualty insurance policies. In the event that the Premises shall be subject to a Mortgage, the commercial general liability insurance shall name the Mortgagee (together with any trustee or servicer therefor) as an additional insured and all other insurance provided hereunder shall name the Mortgagee as an additional insured or, as provided in Section 6.3, loss payee under a standard “non‑contributory mortgagee” endorsement or its equivalent. All policies of insurance shall provide that such coverage shall be primary and that any insurance maintained separately by Landlord, Landlord’s Representative or the Mortgagee shall be excess insurance only. The original certificates (on ACORD Form 27 or its equivalent) and, if requested by Landlord, certified true copies of the original policies (or binders thereof if the policies have not yet been prepared) shall be delivered to Landlord.
Section 6.3    The loss under all insurance policies insuring against property damage to the Buildings shall be payable to Mortgagee or, if there is none, to Landlord, subject to Section 7.2. All property insurance policies required by this Lease shall provide that all adjustments for claims with the insurers in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) (exclusive of any deductible) shall be made with Landlord, Tenant and any Mortgagee. Subject to the terms of any Mortgage, any adjustments for claims with the insurers involving sums of One Hundred Thousand and 00/100 Dollars ($100,000.00) (exclusive of any deductible) or less shall be made with Landlord and Tenant.
Section 6.4    Certificates of the above‑mentioned insurance policies shall be obtained by Tenant and delivered to Landlord on or prior to the date hereof, and thereafter as provided for herein, and shall be written by insurance companies: (a) rated “A‑:VIII” or better in “Best’s Insurance Guide” (or any substitute guide acceptable to Landlord); (b) authorized to do business in the state where the Premises are located; and (c) of recognized responsibility and which are reasonably satisfactory to Landlord and any Mortgagee. Any deductible amounts under any property insurance policy hereunder shall not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) per occurrence and any deductible amounts under any liability insurance policy hereunder shall not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) per occurrence.

Section 6.5    At least thirty (30) days prior to the expiration of any policy or policies of such insurance, Tenant shall renew such insurance, and deliver to Landlord and any Mortgagee, by said date insurance binders evidencing the coverage described in this Article 6, the original certificates of insurance, endorsed in accordance with Section 6.2 hereof and the original certificates of insurance prior to the expiration of any policy of insurance. All coverage described in this Article 6 shall be endorsed to provide Landlord and Mortgagee with ten (10) Business Days’ notice of change in terms or for cancellation for any reason.
Section 6.6    Tenant shall not violate, nor shall Tenant permit an Operating Subtenant to violate, in any material respect, any of the conditions of any of the said policies of insurance.
Section 6.7    Tenant shall not carry, nor shall Tenant permit an Operating Subtenant to carry, separate or additional insurance affecting the coverage described in this Article 6 concurrent in form and contributing in the event of any loss or damage to the Premises with any insurance required to be obtained by Tenant under this Lease, unless such separate or additional insurance shall comply with and conform to all of the provisions and conditions of this Article 6. Tenant shall promptly give notice to Landlord of such separate or additional insurance.
Section 6.8    The insurance required by this Lease, at the option of Tenant, may be effected by blanket and/or umbrella policies issued to Tenant and the Operating Subtenants covering the Premises, provided that the policies otherwise comply with the provisions of this Lease and allocate to the different properties comprising the Premises the specified coverage, without possibility of reduction or coinsurance by reason of, or damage to, any other premises named therein, and if the insurance required by this Lease shall be effected by any such blanket or umbrella policies, Tenant shall furnish to Landlord or Mortgagee certified copies or duplicate originals of such policies in place of the originals, with schedules thereto attached showing the amount of insurance afforded by such policies applicable to each of the properties comprising the Premises.
Section 6.9    In the event that Tenant fails to procure the insurance required under this Article 6 in a timely fashion, deliver such certificates to Landlord or maintain the insurance required to be maintained by Tenant under this Lease following at least two (2) Business Days written notice thereof from Landlord, Landlord may thereafter, in its sole discretion, designate that with respect to the insurance required under this Article 6 of this Lease, Landlord or Landlord’s Affiliates may obtain some or all of such insurance coverages otherwise required to be obtained by Tenant under this Lease at the expense of Tenant, and in such event, Tenant shall pay to Landlord, as Supplementary Rent, the premiums and all other costs of such insurance, on a timely basis when and as required to be paid by Landlord, including payment in advance of the date such costs become due and payable, whether by payment of a single installment or in equal monthly installments. Such insurance which is obtained by Landlord or Landlord’s Affiliates shall be at a cost and on terms no less favorable than prevailing market terms for similar insurance available to Tenant, and shall offer customer service which is at least at the level otherwise available to Tenant on the date of this Lease. Landlord may cause such insurance which it obtains to be provided by or through an insurance carrier or insurance agency which is an Affiliate of Landlord.
Section 6.10    Tenant shall comply (and shall cause the Operating Subtenants to comply) with the commercially reasonable insurance requirements of any Mortgagee under the Mortgage or any other loan document in connection therewith if they (a) require any insurance coverage not otherwise required under this Lease or (b) provide for more stringent coverages, terms, conditions or provisions with respect to insurance coverage required under this Lease; but only to the extent such coverages or requirements are available on commercially reasonable terms at such time.
Section 6.11

(a)    Upon request by Landlord, Tenant shall: (i) deposit (and/or cause the Operating Subtenants to deposit) with Landlord or, if directed by Landlord, Mortgagee on the first day of each month until thirty (30) days prior to the date when the next installment of the premiums for the policies of insurance that Tenant is required by the terms of Sections 6.1(a), 6.1(b) and 6.1(c) to maintain (“Insurance Premiums”) is due to the Person to whom the same is paid, an amount equal to said next installment of Insurance Premiums divided by the number of months over which such deposits are to be made; and (ii) thereafter during the Term deposit (and/or cause the Operating Subtenants to deposit) with Landlord or Mortgagee an amount each month reasonably estimated by Landlord or Mortgagee, based on the prior year’s bills and known or reasonably anticipated premium increases, to be adequate to create a fund (“Insurance Premium Reserve Fund”) which, as each succeeding installment of Insurance Premiums becomes due, will be sufficient, thirty (30) days prior to such due date, to pay such installment in full. Landlord or Mortgagee shall apply the full amount of the Insurance Premium Reserve Fund to payments of Insurance Premiums and shall make such payments before and shall be liable for any fine, penalty, interest or cost that may be added thereto for the non‑payment thereof (provided Tenant has made such funds available) and provide copies of paid bills to Tenant. In making any payment relating to the Insurance Premium Reserve Fund, Landlord or Mortgagee may do so according to any bill, statement or estimate procured from the applicable insurance company or provided by Tenant without inquiry into the accuracy of such bill, statement or estimate or into the validity of any Insurance Premium. Landlord or Mortgagee shall use reasonable efforts to cause the monthly deposits to the Insurance Premium Reserve Fund to be equal in amount, but neither of them shall be liable in the event that such required deposits are unequal. If at any time the amount of any Insurance Premium is increased, said monthly deposits shall be increased within five (5) Business Days after written demand by Landlord or Mortgagee so that, thirty (30) days prior to the due date for each installment of Insurance Premiums, there will be deposits on hand with Landlord or Mortgagee sufficient to pay such installments in full. To the extent permitted by Applicable Law, Landlord or Mortgagee shall not be required to deposit any such amounts in an interest‑bearing account. For the purpose of determining whether Landlord or Mortgagee has on hand sufficient moneys to pay any particular Insurance Premium at least thirty (30) days prior to the due date therefor, deposits for each category of insurance shall be treated separately, it being the intention that Landlord shall not be obligated to use moneys deposited for the payment of an item not yet due and payable to the payment of an item that is due and payable. Notwithstanding the foregoing, it is understood and agreed that (A) to the extent permitted by Applicable Law, deposits provided for hereunder may be held by Landlord or its Affiliate or Mortgagee in a single bank account and commingled with other funds of Landlord or Mortgagee, and (B) Landlord or Mortgagee, may, if Tenant fails to make or cause Operating Subtenants to make any deposit required hereunder, use deposits made for any one item for the payment of the same or any other item of Rent. If this Lease shall be terminated by reason of any Event of Default, all deposits then held by Landlord in the Insurance Premium Reserve Fund shall be applied by Landlord on account of any and all sums due under this Lease; if there is a resulting deficiency, Tenant shall pay the same, and if there is a surplus, Tenant shall be entitled to a refund of the surplus. Absent an Event of Default, upon the expiration or earlier termination of this Lease, all such deposits then held by Landlord in the Insurance Premium Reserve Fund shall be refunded to Tenant. Tenant acknowledges and agrees that no deficiency or lack of funds in the Insurance Premium Reserve Fund, including without limitation a deficiency or lack of funds resulting from the failure of an Operating Subtenant to make a deposit that Tenant has directed the Operating Subtenant to make, shall relieve Tenant of its obligation to pay all Insurance Premiums as required under this Lease.
(b)    Notwithstanding anything contained in this Section 6.11 to the contrary, the parties hereby acknowledge and agree that Tenant shall be deemed to have satisfied the requirements set forth in this Section 6.11 to the extent Tenant shall have complied with any substantially similar Mortgagee requirements, provided that if, subject to and as permitted by the terms of this Section 6.11, Landlord’s requirements set forth herein are greater than Mortgagee’s, then upon written notice and request by

Landlord, Tenant shall deposit such additional amounts with Landlord so as to satisfy such greater requirements.
Section 6.12    Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if, and to the extent, that any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Section. The provisions of this Section shall prevail over any conflicting provision in the Lease, it being the intention of Landlord and Tenant that wherever applicable the waiver of subrogation contained in this Section shall take precedence over any other provision providing for the liability of one party to the other.
Section 6.13    If, from time to time after the Commencement Date, Landlord determines in the exercise of its commercially reasonable judgment that the limits of the insurance required to be maintained by Tenant hereunder are no longer commensurate to the limits being regularly required by institutional landlords of similar properties in the state in which the Facility is located or their lenders or that a particular type of insurance coverage is being regularly required by institutional landlords of similar properties in the in the state in which the Facility is located or their lenders and is not then required hereunder, Landlord may notify Tenant of the same, indicating the particular limit or type of coverage that Landlord has determined should be increased or carried by Tenant, as applicable provided that such coverages and limits are available on commercially reasonable terms at such time. Unless Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination, then within thirty (30) days after the receipt of such notice, Tenant shall thereafter increase the particular limit or obtain the particular coverage, as applicable, unless and until further modified pursuant to the provisions of this Section 6.13. If Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination made under this Section 6.13 or any other matter in this Article 6 requiring a determination of commercial reasonableness, such determination shall be made by a reputable insurance company, consultant or expert (an “Insurance Arbitrator”) with experience in the skilled nursing insurance industry as identified and approved by Landlord and Tenant in the exercise of their reasonable judgment. As a condition to a determination of commercial reasonableness with respect to any particular matter, the Insurance Arbitrator shall be capable of providing, procuring or identifying particular policies or coverages that would be available to Tenant and would satisfy the requirement in issue. The determinations made by any such experts shall be binding on Landlord and Tenant for purposes of this Article 6, and the costs, fees and expenses of the same shall be borne equally by Tenant and Landlord.
ARTICLE 7
DAMAGE OR DESTRUCTION
Section 7.1    If the Premises or any Building or any part thereof shall be damaged or destroyed by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen during the Term, (a) Landlord shall pay over to Tenant, upon the terms set forth in Section 7.2 and Section 7.3, any moneys which may be recovered by Landlord or any Mortgagee (to the extent available to Landlord) from property insurance procured or paid for by Tenant as required by this Lease (or by an Operating Subtenant as permitted by this Lease), (b) this Lease shall be unaffected thereby and shall continue in full force and effect, and (c) Tenant shall, at Tenant’s sole cost and expense, expeditiously and in a good and workmanlike manner, cause such damage or destruction to be remedied or repaired (the “Restoration”) by restoring the Premises to substantially the same condition and configuration as immediately prior to such damage or destruction with such modifications as are reasonably desired by Tenant and are approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. All Restoration work shall be performed in accordance with the provisions of this Lease, including, without limitation, the provisions of Section 5.4 and 5.5 hereof. Tenant hereby waives the provisions of any Applicable Law to the contrary and agrees that the provisions of this Article 7 shall govern and control in lieu thereof. If Tenant shall fail or neglect to restore the Premises with reasonable diligence, or having so commenced such Restoration, shall fail to complete the same with reasonable diligence, or if prior to the completion of any such Restoration by Tenant, this Lease shall expire or be terminated for any reason, Landlord shall have the right, but not the obligation, to complete such Restoration at Tenant’s cost and expense (which costs and expense shall be limited to the amounts necessary to restore the Premises to substantially the same condition and configuration as immediately prior to the damage or destruction, as reasonably estimated in writing by a licensed third‑party architect or contractor selected by mutual agreement of Tenant and Landlord) and the cost thereof shall be payable within five (5) days after written demand as Supplementary Rent, together with interest thereon from the date of demand until paid at the Default Rate. In addition, if Landlord so completes the Restoration as provided hereunder, Landlord shall be entitled to a reasonable supervisory fee from Tenant to compensate Landlord for administering the Restoration. The obligations of Tenant under this Section 7.1 shall survive the expiration or earlier termination of this Lease, but solely with respect to any damage or destruction requiring Restoration which occurs prior to the expiration or earlier termination of this Lease. In the event of damage or destruction to one or more Facilities that occurs in the last two (2) years of the last remaining Extended Term or the last fifteen (15) months of the initial Term or the first Extended Term, and is reasonably expected to take longer than one hundred twenty (120) days to restore, Tenant shall have the option, to terminate this Lease only as to such damaged Facility (in which event such Facility shall be deleted from Premises) and all insurance proceeds shall be released to Landlord (excluding, to the extent Tenant elects to terminate this Lease in accordance with this Section in the last two (2) years of any Extended Term, the amount of Tenant’s Unamortized Improvement Costs with respect to such Facility, which shall be paid by Landlord to Tenant). Notwithstanding the foregoing or any other language to the contrary herein, Tenant shall not be permitted to extend the Term, and shall waive all rights to any remaining Extended Terms to the extent Tenant elects to exercise the foregoing option with respect to any one (1) or more Facilities and any such termination election shall be deemed a notice of Tenant’s election not to renew. Upon such removal of the Premises for such Facility from this Lease, (i) this Lease shall be of no further force and affect with respect to such Premises, except that any obligation or liability of either party, actual or contingent, under this Lease with respect to such Premises which has accrued on or prior to the date of termination with respect to the applicable Facility shall survive, (ii) any prepayment of Rent on account of such damaged or destroyed Facility shall be prorated between the parties, (iii) effective as of the date of damage or destruction (the “Damage Date”), the Base Rent payable hereunder shall be reduced by the Base Rent payable hereunder immediately prior to the Damage Date multiplied by a fraction, (A) the numerator of which is the Facility EBITDAR for such Facility for the twelve (12) full calendar months immediately prior to the month in which the Damage Date occurs (or the most recent twelve (12)‑month period where the Facility was fully operational if not fully operational during such time), and (B) the denominator of which is the Facility EBITDAR for all of the Facilities for the twelve (12) full calendar months immediately prior to the month in which the Damage Date occurs (or the most recent twelve (12)‑month period when the Facilities were fully operational if not fully operational during such time), and (iv) so long as no Default or Event of Default is continuing hereunder (other than a Default or an Event of Default resulting from the casualty resulting in the removal of the Premises for such Facility from this Lease), the Capital Expenditures Deposit with respect to such particular Facility shall be released to Tenant. In the event of a partial destruction or other damage that results in the reduction of the number of licensed beds at a Facility, the terms and conditions of this Lease that are determined based upon the number of licensed beds shall be adjusted to the lower number of licensed beds permitted as a result of such partial destruction or other damage, and such reduction shall not be the basis for an Event of Default.
Section 7.2    Subject to the provisions of this Article 7, Landlord, the insurance carrier, or any Mortgagee may elect in their discretion to perform the Restoration (being under no obligation to do so), subject to commercially reasonable measures that will enable Tenant to control the cost of performing the Restoration, which measures the parties shall agree upon prior to commencing the Restoration. If none of such parties so elect, Landlord shall pay over to Tenant from time to time, upon the following terms, any moneys which may be received by Landlord or Mortgagee and delivered to Landlord from property insurance provided by Tenant but, in no event, to any extent or in any sum exceeding the amount actually collected by Landlord upon the loss; provided, however, that Landlord before paying such moneys over to Tenant, shall, upon notice to Tenant, be entitled to reimburse or pay itself therefrom to the extent, if any, of (a) the reasonable out of pocket expenses paid or incurred by Landlord in the collection of such moneys, and (b) any other amounts then overdue and owing to Landlord under this Lease. Landlord shall pay to Tenant, as herein provided, the aforesaid insurance proceeds which may be received by Landlord for the purpose of the Restoration to be made by Tenant to restore the Premises to a condition which shall not be less than the condition of the Premises prior to such fire or other casualty. Prior to making any Restoration, Tenant shall furnish Landlord with an estimate of the cost of such Restoration, prepared by a licensed third‑party architect or contractor selected by Tenant and reasonably approved by Landlord. Such insurance moneys shall be paid to Tenant (or, at Landlord’s option, directly to the party to whom such payment is due) from time to time thereafter in installments as the Restoration progresses, within thirty (30) days after application to be submitted by Tenant to Landlord showing the cost of labor and material incorporated in the Restoration, or incorporated therein since the last previous application (assuming such proceeds are available from the insurer). If any vendor’s, mechanic’s, laborer’s, or materialman’s lien is filed against the Premises or any part thereof, Tenant shall not be entitled to receive any further installment until such lien is satisfied or otherwise discharged, unless (i) Tenant reasonably believes such amount is due and payable and Tenant directs payment to the holder of such lien and such lien holder agrees in writing to release the lien, or (ii) such lien is contested by Tenant in good faith and Tenant has obtained and delivered a bond issued by a surety, in an amount and in form otherwise satisfactory to Landlord in its reasonable discretion. The amount of any installment to be paid to Tenant shall be such proportion of the total insurance moneys received by Landlord as the cost of labor and materials theretofore incorporated by Tenant in the Restoration bears to the total estimated cost of the Restoration by Tenant, less (x) all payments theretofore made to Tenant out of said insurance proceeds, and (y) ten percent (10%) of the amount so determined (the “Retainage”). Notwithstanding the foregoing, Landlord shall not withhold the Retainage from any installment, provided (A) such installment constitutes the final payment due a contractor or materialman, or (B) the contractor is bonded and Tenant furnishes to Landlord payment and performance bonds and labor and material bonds of Tenant’s contractor complying with the Requirements, Applicable Laws and otherwise satisfactory to Landlord in its reasonable discretion, naming Landlord as co‑obligee, in which event Landlord shall withhold from such installment the same percentage withheld by Tenant pursuant to the construction contract. Upon completion of and payment for the Restoration by Tenant, including reimbursement to Tenant of the Retainage or other amount, as applicable, the balance of any and all insurance proceeds held by Landlord shall be paid to Tenant so long as no Default (notice of which has been sent by Landlord to Tenant) or Event of Default is continuing hereunder (other than an Event of Default resulting from the casualty or condemnation which is the subject of the Restoration). In the event that the insurance proceeds are insufficient for the purpose of paying for the Restoration, Tenant shall nevertheless be required to make the Restoration and pay any additional sums required for the Restoration in accordance with the provisions of Section 7.4 hereof. If the proceeds of insurance or other funding applicable to the Restoration are in excess of those required to complete the Restoration, the full balance of such funds shall be delivered, and belong exclusively, to Tenant. Notwithstanding the foregoing, if Landlord or Mortgagee makes the Restoration at Tenant’s expense, as provided in Section 7.1 hereof, then Landlord or Mortgagee shall use any amounts held by Landlord to pay for the cost of such Restoration; provided, however, that upon completion of and payment for the Restoration by Landlord or Mortgagee, the balance of any and all insurance proceeds held by Landlord shall be paid into the Insurance Premium Reserve Fund so long as no Default or Event of Default is continuing hereunder (other than a Default or an Event of Default resulting from the casualty or condemnation which is the subject of the

Restoration) and shall be applied in satisfaction of Tenant’s obligations under Section 6.11 of this Agreement.
Section 7.3    The following shall be conditions precedent to each payment made to Tenant (or to any other party) as provided in Section 7.2 above:
(a)    there shall be submitted to Landlord the certificate of the aforesaid architect or contractor stating (i) that the sum then requested to be withdrawn either has been paid by Tenant and/or is due to contractors, subcontractors, materialmen, engineers, architects or other persons (whose names and addresses shall be stated) who have rendered or furnished certain services or materials for the work and giving a brief description of such services and materials and the principal subdivisions or categories thereof and the several amounts so paid or due to each of such persons in respect thereof, and stating in reasonable detail the progress of the work up to the date of said certificate, (ii) that no part of such expenditures (A) has been or is being made the basis, in any previous or then pending request, for the withdrawal of insurance money, or (B) has been made out of the proceeds of insurance received by Tenant, and (iii) that the sum then requested does not exceed the cost of the services and materials described in the certificate;
(b)    at the time of making such payment, no Default or Event of Default shall have occurred and be continuing (excluding an Event of Default resulting from the casualty or condemnation which is the subject of the Restoration);
(c)    Tenant shall have deposited the items required to be deposited under Section 7.4; and
(d)    if the amount due to any such Person to be paid from such payment exceeds Fifty Thousand and 00/100 Dollars ($50,000.00) and the failure to pay for the applicable underlying work or material could reasonably be expected to result in a Lien, such payment request shall be accompanied by conditional lien waivers or other evidence of payment from such Person reasonably satisfactory to Landlord.
Section 7.4    If the estimated cost of any Restoration determined as provided in Section 7.2 hereof exceeds the net insurance proceeds, then, prior to the commencement of any Restoration, Tenant hereby covenants to deposit with Landlord or, if directed by Landlord, its Mortgagee, a bond, cash or other security satisfactory to Landlord (in its reasonable discretion) in the amount of such excess, to be held and applied by Landlord (or its Mortgagee) in accordance with the provisions of Section 7.2 hereof, as security for the completion of the work, free of public improvement, vendors’, mechanics’, laborers’ or materialmen’s statutory or other similar liens. If Landlord carries property insurance in addition to the insurance required to be carried by Tenant hereunder, or if Landlord is entitled to any governmental grant, loan, tax abatement or similar government funding which may be applied to the Restoration, such funds shall be added to and applied on account of the restoration in accordance with Section 7.2 hereof.
Section 7.5    Subject to the first sentence of Section 7.1 hereof and the payment over to Tenant by Landlord of any moneys which may be recovered by Landlord and/or Mortgagee from property insurance procured by Tenant as required by this Lease, as material consideration to Landlord for its agreement to enter into this Lease, (a) the parties agree that, except as otherwise expressly provided for herein, this Lease shall not terminate or be forfeited or be affected in any manner, and there shall be no reduction or abatement of the Rent payable hereunder, by reason of damage to or total, substantial or partial destruction of the Premises or any part thereof or by reason of the untenantability of the same or any part thereof, for or due to any damage or destruction of the Premises from any cause whatsoever, and, notwithstanding any Applicable Law, present or future, Tenant waives any and all rights to quit or surrender the Premises or any part thereof on account of any damage or destruction of the Premises, and (b) Tenant expressly agrees that, except as otherwise expressly provided for herein, its obligations hereunder, including the payment of Rent payable by Tenant hereunder, shall continue as though the Premises had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind.
ARTICLE 8
CONDEMNATION
Section 8.1    Tenant, immediately upon obtaining knowledge of the institution of any proceeding for a Taking, shall notify Landlord and Mortgagee thereof and Landlord and Mortgagee shall be entitled to participate in any Taking proceeding.
Section 8.2
(a)    If there shall be a Taking of the entire Premises for all Facilities or of a substantial and material portion of the Premises for all Facilities, such that neither Tenant nor the applicable Operating Subtenant is able to operate all of the Facilities in substantially the same manner as it was operated prior to the Taking in Tenant’s reasonable discretion, then on the earlier of the date of the vesting of title to the Premises or the date of taking of possession of the Premises (the “Ending Date”): (i) this Lease shall terminate; (ii) all Rent required to be paid by Tenant under this Lease shall be pro‑rated up to such date; (iii) Landlord shall be entitled to any and all awards in connection with such condemnation on account of Landlord’s fee simple interest in the Land and the Buildings, with such proceeds going first to pay any outstanding amounts owed to Mortgagee; (iv) Tenant shall be entitled to receive any and all awards on account of Tenant’s Personal Property, moving expenses and interruption of or damage to Tenant’s or the affected Operating Subtenant’s business; and (v) so long as no Default or Event of Default is continuing hereunder (other than a Default or an Event of Default resulting from the Taking of the entire Premises for all Facilities or of a substantial and material portion of the Premises for all Facilities), the Capital Expenditures Deposit with respect to each Facility shall be released to Tenant. Upon such termination, this Lease shall be of no further force and effect, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to the Ending Date shall survive and any prepayment of Rent shall be prorated between the parties.
(b)    If there shall be a Taking of the entire Individual Premises for a particular Facility or of a substantial and material portion of the Individual Premises for a particular Facility such that neither Tenant nor the affected Operating Subtenant is able to operate such Facility in substantially the same manner as it was operated prior to the Taking in Tenant’s reasonable discretion, then on the Ending Date for such particular Facility: (i) the Individual Premises for such Facility shall no longer be leased by Landlord to Tenant under this Lease and shall be removed and thereafter not be a part of the Premises; (ii) Landlord shall be entitled to any and all awards in connection with such condemnation on account of Landlord’s fee simple interest in the Land and the Buildings associated with such Facility, with such proceeds going first to pay any outstanding amounts owed to Mortgagee; and (iii) as between Landlord and Tenant, Tenant shall be entitled to receive any and all awards on account of Tenant’s Personal Property used in connection with such Facility, moving expenses and interruption of or damage to Tenant’s or the affected Operating Subtenant’s business associated with such Facility. Upon such removal of the Individual Premises for such Facility from this Lease, (1) this Lease shall be of no further force and affect with respect to such Individual Premises, except that any obligation or liability of either party, actual or contingent, under this Lease with respect to such Individual Premises which has accrued on or prior to such Ending Date, for such particular Facility shall survive, (2) any prepayment of Rent on account of such condemned Facility shall be prorated between the parties, (3) effective as of the Ending Date, the Base Rent payable hereunder shall be reduced by the Base Rent payable hereunder immediately prior to the Ending Date multiplied by a fraction (x) the numerator of which is the Facility EBITDAR for such Facility for the twelve (12) full calendar months immediately prior to the month in which the Ending Date occurs (or the most recent twelve (12)‑month period where the Facility was fully operational if not fully operational during such time), and (y) the denominator of which is the Facility EBITDAR for all of the Facilities for the twelve (12) full calendar months immediately prior to the month in which the Ending Date occurs (or the most recent twelve (12)‑month period when the Facilities were fully operational if not fully operational during such time), and (4) so long as no Default or Event of Default is continuing hereunder (other than a Default or an Event of Default resulting from the Taking resulting in the removal of the Individual Premises for such Facility from this Lease), the Capital Expenditures Deposit with respect to such particular Facility shall be released to Tenant. In the event of a partial Taking that results in the reduction of the number of licensed beds at a Facility, the terms and conditions of this Lease that are determined based upon the number of licensed beds shall be adjusted to the lower number of licensed beds permitted as a result of such Taking, and such reduction shall not be the basis for an Event of Default.
Section 8.3    In the event of a permanent partial Taking of the Individual Premises for a particular Facility, in which the portion of the Individual Premises taken is such that Tenant or the affected Operating Subtenant may continue to operate such Facility in substantially the same manner as it was operated prior to the Taking in Tenant’s reasonable discretion, this Lease shall be unaffected by such Taking, and Tenant shall continue to pay the Base Rent and Supplementary Rent pursuant to Article 2, and the following shall apply:
(a)    Subject to the provisions of Section 8.3(b), Landlord shall be entitled to receive the entire award in any proceeding with respect to such Taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award.
(b)    Notwithstanding the foregoing, in the event this Section 8.3 is applicable, Landlord shall pay over to Tenant from time to time any moneys which may be received by Landlord on account of the exercise of the power of eminent domain with respect to the Individual Premises, which (i) are necessary for Tenant to repair and restore the remaining portion of the Individual Premises for such Facility such that the Facility located thereon may continue to be operated or (ii) represent an award for the loss of Tenant’s Personal Property, moving expenses and interruption of or damage to Tenant’s or the affected Operating Subtenant’s business; provided, however, that Landlord, before paying such moneys over to Tenant, shall be entitled to reimburse or pay itself therefrom to the extent, if any, of (A) the reasonable expenses paid or incurred by Landlord in the collection of such moneys, and (B) any other amounts then outstanding and owing to Landlord under this Lease. Such moneys shall be paid over to Tenant on the terms and subject to the conditions set forth in Article 7 as if, for this purpose, such moneys were insurance proceeds resulting from casualty to the Premises. Subject to Tenant’s receipt of all available insurance proceeds (including any such proceeds received by Mortgagee and delivered to Landlord) except to the extent being withheld as a result of a Default or an Event of Default, Tenant agrees to undertake such Restoration on such terms and subject to such conditions.
Section 8.4    If only unimproved land shall be the subject of a Taking, and Sections 8.2 and 8.3 do not apply, this Lease shall be unaffected by such Taking, and Tenant shall continue to pay the Base Rent and Supplementary Rent pursuant to Article 2 and Landlord shall be entitled to receive the entire award in any proceeding with respect to such Taking (whether paid to Landlord or Tenant) without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award.
Section 8.5    If the use or occupancy of all or any part of the Premises shall be the subject of a temporary Taking during the Term of this Lease, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award for such temporary Taking which represents compensation for the use and occupancy of the Premises and, if so awarded, for the temporary Taking of Tenant’s Personal Property and for moving expenses, and that portion which represents reimbursement for the cost of Restoration of the Premises. This Lease shall be and remain unaffected by such temporary Taking and Tenant shall be responsible for all obligations hereunder not affected by such temporary Taking and shall continue to pay in full when due the Base Rent and Supplementary Rent and all other sums required to be paid by Tenant pursuant to the provisions of this Lease. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use or occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period to and including the Expiration Date and Landlord shall receive so much as represents the period subsequent to the Expiration Date and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of Restoration of the Premises. All moneys received by Tenant as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the sums to be paid by Tenant hereunder have been paid by Tenant shall be received, held and applied by Tenant as a trust fund for payment of all sums payable by Tenant hereunder.
Section 8.6    Each party agrees to execute and deliver to each other and to applicable Governmental Authorities all documents and instruments that may be required to effectuate the provisions of this Article 8.
Section 8.7    Notwithstanding anything herein to the contrary, upon any permanent full or partial Taking and during the period of any temporary Taking directly resulting in the reduction of licensed beds at the Facilities, the ratios set forth in Section 12.1(n) and Section 25.3 shall be equitably adjusted by agreement of Landlord and Tenant to reflect such loss of use of all or part of the Premises, and such agreed‑upon adjustment shall not constitute a default of Tenant’s obligations under this Lease.
ARTICLE 9
ASSIGNMENT AND SUBLETTING
Section 9.1
(a)    Each of the Operating Subleases is hereby approved. Tenant shall not directly or indirectly (i) sell, assign, mortgage, convey, alienate, sublease or otherwise transfer, directly or indirectly, by operation of law or otherwise, this Lease, all or any portion of Tenant’s estate or interest in this Lease or the Premises, or any Health Care Licenses, (ii) permit any assignment of this Lease or any estate or interest therein by operation of law, (iii) except as set forth on Schedule “L” to this Lease, grant any sublease (other than the Operating Subleases), sub‑sublease, license, concession, or other right of occupancy of all or any portion of the Premises, (iv) except as set forth on Schedule “L” to this Lease, permit the use of the Premises or any part thereof by any parties other than Tenant, the Operating Subtenants or the patients at each of the Facilities pursuant to Tenant’s or Operating Subtenant’s standard form of Admissions Agreement, (v) mortgage, encumber, pledge, grant a security interest in, collaterally assign or conditionally transfer this Lease or any Operating Subleases or any of the rents from an Operating Subtenant or any other commercial sublessee or Tenant’s estate or interest in the Premises, (vi) sell, convey or transfer, directly or indirectly, by operation of law or otherwise, any capital stock, membership interests, partnership interests, trust units, or any other equity interest in Tenant, or (vii) permit any Operating Subtenant to directly or indirectly do any of the foregoing (each of the foregoing, a “Transfer”), without Landlord’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. For purposes of this Article 9, the terms “control” or “controls” shall mean possession, direct or indirect, of the power to direct or to cause the direction of, the management and policies of any person or entity, whether through the ownership of voting securities, or partnership, membership or other equity interests, by contract or otherwise. However, Tenant, any direct or indirect parent of Tenant or any of the Operating Subtenants may grant a security interest in or pledge, directly or indirectly, any capital stock, membership interests, partnership interests, trust units or any other equity interests in Tenant or the Operating Subtenants to a financial institution as collateral for a loan to Tenant or any Affiliate of Tenant (each an “Equity Pledge”); provided that any foreclosure of or exercise of any other remedies with respect to such collateral by such lender, if any, shall be subject to the terms and conditions of this Lease, including, without limitation, the terms and conditions of this Section 9.1 regarding Transfers requiring the consent of Landlord and Mortgagee. If Landlord’s consent is required hereunder and Landlord consents in writing to a Transfer or if an Equity Pledge is made, or if there is a foreclosure of or exercise of any other remedy with respect to the Equity Pledge, then (i) Tenant shall nevertheless at all times remain fully responsible and liable for payment of the Rent and for compliance with all of Tenant’s other duties, obligations and covenants under this Lease (except in the case of a Transfer to which Landlord has consented involving (x) the assignment of all of Tenant’s right and obligations under this Lease or the sale of all of Tenant’s estate or interest therein, in which event, upon consummation of such Transfer and provided Guarantors agree in writing to assume the obligations of the new tenant, the original Tenant shall be released from the performance of any duties, obligations or covenants arising under this Lease subsequent to the effective date of such Transfer including, without limitation, payment of Rent, or (y) the assignment of all of any Operating Subtenant’s rights and obligations under any Operating Sublease or the sale of all such Operating Subtenant’s estate or interest therein, in which event, upon consummation of such Transfer and provided the Guarantors agree in writing to assume the obligations of the new Operating Subtenant, such original Operating Subtenant shall be released from the performance of any duties, obligations or covenants arising under the applicable Operating Sublease or this Lease subsequent to the effective date of Transfer), (ii) the transferee shall be required to execute and deliver an assumption of all obligations of Tenant hereunder that are applicable to such Transfer, pursuant to an instrument reasonably satisfactory to Landlord, and (iii) the Transfer shall be conditioned upon obtaining and securing (A) all necessary Health Care Licenses and other approvals and consents of Governmental Authorities at no expense to the Landlord and (B) to the extent required by any applicable Mortgage Loan Documents, the consent of any Mortgagee, which consent may be withheld to the extent provided for under such Mortgage Loan Documents. Occupancy of individual rooms or beds by bona fide residents or patients of a Facility in the ordinary course of business shall not be considered a “sublease” or Transfer for purposes of this Article 9. Notwithstanding any provision of this Lease to the contrary, there shall be no assignment of this Lease by Tenant with respect to less than the entire Premises.
(b)    The parties hereby acknowledge that the structure created by this Lease and the Operating Subleases is not intended to limit the rights granted to or expressly or implicitly reserved by Landlord under this Lease. Accordingly, notwithstanding any provision of this Lease to the contrary, where an Operating Sublease obligates an Operating Subtenant to obtain the prior consent or approval of Tenant as the sublandlord under the Operating Sublease, Tenant shall not give such consent or approval to the Operating Subtenant without first obtaining the prior written consent or approval of Landlord in accordance with the terms hereof if such consent or approval is required hereunder (and Landlord shall not unreasonably withhold, condition or delay such consent).
(c)    Notwithstanding anything herein to the contrary, the following Transfers shall be permitted without the prior consent of Landlord (each, a “Permitted Transfer”):
(i)    subleases or occupancy licenses for not more than two thousand five hundred (2,500) useable square feet in the aggregate in any single Facility and for which no Health Care Licenses are required; and
(ii)    any sale, conveyance or transfer (directly or indirectly, by operation of law or otherwise) of any Equity Interests of Tenant or any Operating Subtenant provided that following such sale, no more than thirty‑five percent (35%) of the voting control of Tenant or any Operating Subtenant is held by a Person that did not have any ownership of Tenant or any Operating Subtenant as of the date hereof.
Landlord’s waiver of its right to consent with respect to a Permitted Transfer shall (except with respect to a Permitted Transfer in accordance with Section 9.1(c)(ii) to a minority investment partner not involved in the day‑to‑day operations or management of the Facilities) be conditioned on (i) the proposed transferee having sufficient operating experience and history (as defined below) and sufficient assets and income to bear its proportionate share of the financial responsibilities of Tenant or any Operating Subtenant or Guarantors under this Lease and Guaranty; (ii) the proposed transferee having a general business reputation for providing quality healthcare services reasonably compatible with the services provided by Tenant and any Operating Subtenant; and (iii)  the proposed transferee (or any of its Affiliates) shall not have, within the three (3) years immediately preceding such assignment: (1) had any license or certification to operate any skilled nursing facility or assisted living facility revoked by any Governmental Authority due to any actual or alleged fault or failure by, or the negative reputation of, such proposed assignee or any of its Affiliates; or (2) been found to have been grossly negligent or to have committed willful or intentional misconduct in any lawsuit alleging any wrongdoing by such proposed assignee or any of its Affiliates relating to skilled nursing or assisted living care (excluding unauthorized wrongful acts of employees which are outside the scope of employment provided that any such employees are no longer employed by such proposed assignee or its applicable Affiliate). As used herein, a Person shall be deemed to have “sufficient operating experience and history” if, immediately prior to the transfer, such Person (together with its Affiliates and/or officers, directors, and managers) (A) operated, managed or provided ancillary services in at least five (5) facilities engaged in the Permitted Use, and (B) has been in the business of operating, managing or providing ancillary services at facilities engaged in the Permitted Use for at least five (5) years.
(d)    Notwithstanding the foregoing or any other language to the contrary in this Lease, no Transfer shall be permitted without the prior consent of Landlord, which consent may not be unreasonably, withheld, conditioned or delayed, to the extent it results in (i) Richard J. DeStefane (“Tenant’s Principal”) having less than a majority direct or indirect ownership interest in any of Tenant, Operating Subtenants and/or any Guarantor, and/or (ii) Tenant’s Principal ceasing to have an active role in the day to day management and/or major strategic decisions involving Tenant, Operating Subtenants and/or any Guarantor (the foregoing restriction shall not apply in the event of the death or legal incapacity of Tenant’s Principal).
(e)    Notwithstanding the foregoing or any other language to the contrary in this Lease, no Transfer shall be permitted without the prior consent of Landlord, which consent may not be unreasonably, withheld, conditioned or delayed, to the extent it triggers (i) a certificate of need or licensing notice or approval, or otherwise would be considered a CHOW under any licensing or Medicaid or Medicare certification requirements, (ii) a change in a CMS Form 855 ownership and control disclosure form, or (iii) a Transfer of Physical Assets under any HUD Financing.
Section 9.2    If Landlord’s consent is required hereunder and Tenant requests Landlord’s consent to a Transfer, Landlord shall be given not less than thirty (30) days’ advance written notice of the proposed Transfer, which notice shall be delivered to Landlord together with (i) a draft of the proposed instrument(s) of the Transfer, and (ii) such other information and documents as Landlord may reasonably request, including an updated organizational chart. Tenant shall pay, on demand, Landlord’s reasonable costs and expenses in connection with its consideration of whether to grant any such consent to a Transfer. No Transfer may be consummated during the occurrence and continuance of a Default or an Event of Default without Landlord’s consent in its sole and absolute discretion.
Section 9.3    Any consent by Landlord under this Article 9 shall apply only to the specific transaction thereby authorized and shall not relieve Tenant from the requirement of obtaining the prior written consent of Landlord to any further Transfer of this Lease. Except as set forth below and in Section 9.1, no Transfer of all or a portion of this Lease shall release or relieve the original named Tenant (or any previously approved transferee) from any obligations of Tenant hereunder, and the original named

Tenant (or any previously approved transferee) shall remain liable for the performance of all obligations of Tenant hereunder.
Section 9.4    To secure the prompt and full payment by Tenant of the Rent and the faithful performance by Tenant of all the other terms and conditions herein contained on its part to be kept and performed, Tenant hereby assigns, transfers and sets over unto Landlord (the “Landlord Assignment”), subject to the conditions hereinafter set forth, all of Tenant’s right, title and interest in and to all Operating Subleases and any other permitted sub‑subleases, licenses and occupancy agreements and/or assignments of Health Care Licenses with respect to the Facilities (collectively, the “Permitted Subleases,” and such subtenant, sub‑subtenant, licensee, occupant or assignee, the “Subtenants”) and hereby confers upon Landlord, its agents and representatives, a right of entry (subject to prior notice) in, and sufficient possession of, the Premises to permit and ensure the collection by Landlord of the rentals and other sums payable under the Permitted Subleases, and further agrees that the exercise of said right of entry and qualified possession by Landlord shall not constitute an eviction of Tenant from the Premises or any portion thereof and that should said right of entry and possession be denied Landlord, its agent or representative, Landlord, in the exercise of said right, may use all requisite force to gain and enjoy the same without responsibility or liability to Tenant, its servants, employees, guests, invitees or any other Person (except with respect to any Loss incurred by Tenant, its servants, employees, guests, invitees or any other Person to the extent resulting from the illegal acts or willful misconduct of Landlord in connection with its exercise of entry and possession); provided, however, that such assignment shall become operative and effective only if (a) an Event of Default occurs and is continuing, (b) this Lease and the Term shall be cancelled or terminated pursuant to the terms, covenants and conditions hereof, (c) there occurs repossession under a dispossess warrant or other re‑entry or repossession by Landlord under the provisions hereof, or (d) a receiver for the Premises is appointed, and then only as to such of the subleases that Landlord may elect to take over and assume. At any time and from time to time within ten (10) days after Landlord’s written demand, Tenant promptly shall deliver to Landlord a schedule of all Permitted Subleases, setting forth the names of all the subtenants, licensees or occupants thereunder, with a true, correct and complete copy of each of the Permitted Subleases. Upon reasonable request of Landlord, Tenant shall permit Landlord and its agents and representatives to inspect all Permitted Subleases affecting the Premises. Tenant covenants that each Permitted Sublease shall provide that the subtenants, licensees or occupants thereunder shall be required from time to time, upon request of Landlord or Tenant, to execute, acknowledge and deliver, to and for the benefit of Landlord, an estoppel certificate confirming with respect to such Permitted Sublease the information set forth in Section 14.1 hereof. Neither the foregoing nor any other provisions relating to the Permitted Subleases and/or Subtenants shall be deemed to supersede or otherwise limit Landlords’ right to consent to the same pursuant to the terms hereof.
Section 9.5    Tenant covenants and agrees that all Operating Subleases existing as of the Effective Date and/or hereafter entered into affecting the Premises shall provide that (a) they are subject to this Lease and that the principals of the Operating Subtenant acknowledge that they have read this Lease and accept the terms hereof, (b) the term of Operating Subleases shall not end less than one (1) day prior to the Expiration Date hereof, unless Landlord shall consent otherwise, which consent may be withheld in Landlord’s sole and absolute discretion, (c) the Operating Subtenants will not do, authorize or execute any act, deed or thing whatsoever or fail to take any such action which will or may cause Tenant to be in violation of any of its obligations under this Lease, (d) the Operating Subtenants will not pay Rent or other sums under the Operating Subleases with Tenant for more than one (1) month in advance, (e) the Operating Subtenants shall give to Landlord at the address and otherwise in the manner specified in Section 21.8 hereof a copy of any notice of default by Tenant as the landlord under the Operating Subleases at the same time as, and whenever, any such notice of default shall be given by the Operating Subtenants to Tenant, (f) the Operating Subtenants shall grant to the landlords under the Operating Subleases a security interest in all of their right, title and interest in the Health Care Licenses and the Provider Agreements, such grant to be pursuant to a provision that is substantially similar to Section 12.15 hereof, and (g) in the event of the termination or expiration of this Lease prior to the Expiration Date hereof, any such Operating Subtenant, at Landlord’s election, shall be obligated to attorn to and recognize Landlord as the lessor under such Operating Sublease, in which event such Operating Sublease shall continue in full force and effect as a direct lease between Landlord and the Operating Subtenant upon all the terms and conditions of such Operating Sublease, except as hereinafter provided. Landlord agrees to recognize any Operating Subtenant under an Operating Sublease upon termination of this Lease and shall attorn to such Operating Subtenant under the terms of the Operating Sublease; provided no Default or Event of Default exists thereunder. Any attornment required by Landlord of such Operating Subtenant shall be effective and self‑operative as of the date of any such termination or expiration of this Lease without the execution of any further instrument; provided, however, that such Operating Subtenant shall agree, upon the request of Landlord, to execute and deliver any such instruments in recordable form and otherwise in form and substance reasonably satisfactory to Landlord to evidence such attornment. With respect to any attornment required by Landlord of any Operating Subtenant hereunder, (i) at the option of Landlord, Landlord shall recognize all rights and obligations of Tenant as the lessor under such sublease and the Operating Subtenant thereunder shall be obligated to Landlord to perform all of the obligations of the Operating Subtenant under such Operating Sublease, and (ii) Landlord shall have no liability, prior to its becoming lessor under such Operating Sublease, to such Operating Subtenant nor shall the performance by such Operating Subtenant of its obligations under the Operating Sublease, whether prior to or after any such attornment, be subject to any defense, counterclaim or set off by reason of any default by Tenant in the performance of any obligation to be performed by Tenant as lessor under such Operating Sublease, nor shall Landlord be bound by any prepayment of more than one (1) month’s Rent unless such prepayment shall have been expressly approved in writing by Landlord. The provisions of this Section 9.5 shall survive the expiration or earlier termination of the Term.
Section 9.6    The fact that a violation or breach of any of the terms, provisions or conditions of this Lease results from or is caused by an act or omission by any of the Operating Subtenants shall not relieve Tenant of Tenant’s obligation to cure the same. Tenant shall take all necessary steps to prevent any such violation or breach. As used herein, all obligations of Tenant shall apply to the Operating Subtenants (as it relates to the applicable Facility) regardless of whether the applicable provision expressly requires Tenant to cause the Operating Subtenant to comply and/or otherwise references the Operating Subtenant.
Section 9.7    If the Premises or any part thereof is subleased, licensed or occupied by anybody other than Tenant, Landlord may, upon and during the continuation of an Event of Default by Tenant, and in addition to any other remedies herein provided or provided by Applicable Law, collect all Rent becoming due to Tenant directly from the Operating Subtenants, and apply the net amount collected to the Rent herein reserved and all other sums due to Landlord by Tenant hereunder, but no such sublease, license, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the Operating Subtenant as tenant, or a release of Tenant from the further performance by Tenant of the terms, covenants, and conditions on the part of Tenant to be observed or performed hereunder. Tenant hereby authorizes and directs any such Operating Subtenant to make such payments of Rent directly to Landlord, or into any cash management system required by any Mortgagee upon receipt of notice from Landlord upon and/or during the continuation of an Event of Default hereunder, and each Operating Sublease will contain this provision. No direct collection by Landlord from any such Operating Subtenant shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder. Notwithstanding any language herein to the contrary, after any subletting, license or occupancy, Tenant’s liability hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant hereunder from any liability, to all of which Tenant hereby consents in advance. The consent by Landlord to any Transfer shall not in any way be construed to relieve Tenant from obtaining the express written consent of Landlord to any further Transfer.

Section 9.8    Tenant shall cause each Operating Subtenant to (a) comply with its obligations under its respective Operating Sublease and Tenant shall diligently enforce all of its rights under each Operating Sublease in accordance with the terms of such Operating Sublease and this Lease; and (b) comply with all Applicable Laws, including Health Care Laws and Health Care Licenses.
Section 9.9    If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than fifteen (15) days after receipt of such offer by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall file any application or motion with a court of competent jurisdiction for authority and approval to enter into such assumption and assignment. Such notice shall set forth (a) the name and address of the assignee, (b) all of the terms and conditions of such offer, and (c) the proposal for providing adequate assurance of future performance by such Person under the Lease, including, without limitation, the assurance referred to in Section 365 of the Bankruptcy Code. Any Person to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease from and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption.
Section 9.10    The term “adequate assurance of future performance” as used in this Lease shall mean (in addition to the assurances called for in Bankruptcy Code Section 365(1)) that any proposed assignee shall, among other things, (a) deposit with Landlord on the assumption of this Lease an amount equal to the greater of (i) two (2) times the then monthly Base Rent and Supplementary Rent or (ii) such other amount deemed by the Bankruptcy Court to be reasonably necessary for the adequate protection of Landlord under the circumstances, as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, (b) furnish Landlord with financial statements of such assignee for the prior three (3) fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show a net worth at least equal to the amount of the deposit referenced in (a) above, (c) if determined by the Bankruptcy Court to be appropriate under the circumstances, grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee future performance under this Lease, and (d) provide such other information or take such action as Landlord, in its reasonable judgment, shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under the Lease.
Section 9.11    [Intentionally Omitted.]
Section 9.12
(a)    The number of licensed beds, including the number of any higher‑acuity beds or other healthcare service units in the Premises as set forth on Schedule “E” , shall not be reduced or taken out of service or removed from any Third‑Party Payor program by Tenant or the Operating Subtenant or transferred to others or to other locations or among the Premises for the respective Facilities, unless approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed, for up to seven and one‑half percent (7.5%) of such number for each Facility but which approval may be withheld in Landlord’s sole discretion for more than seven and one‑half percent (7.5%) of such number for each Facility. As used herein, “licensed beds” includes all necessary certificates of need for each such bed at a Facility.
(b)    Tenant shall not and shall not allow an Operating Subtenant to abandon or surrender any Health Care Licenses to the extent they are required for the operations of Tenant or any Operating Subtenant on the Premises in accordance with the Permitted Use. Tenant shall not and shall not allow an Operating Subtenant to act or fail to act in any manner which will cause the Health Care Licenses to be revoked or not renewed by any Governmental Authority having jurisdiction thereof.
(c)    Tenant shall not file bankruptcy, become insolvent, permit itself to become subject to any action seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of Tenant or a substantial part of its assets, permit itself to become subject to any action of involuntary receivership, fail to pay its debts as they become due, or take any corporate action to authorize any of the foregoing without the prior written consent of Landlord.
Section 9.13    The provisions of Sections 9.7, 9.8, 9.9, 9.12 and 9.13 hereof shall survive the expiration or earlier termination of this Lease.
Section 9.14    Notwithstanding any of the foregoing, any assignee of Tenant’s interest in this Lease must at all times be a Special Purpose Entity.
Section 9.15    Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, Tenant shall not enter into (or permit any Manager to enter into on its behalf) any sublease with respect to the Premises or any part or portion thereof on any basis such that the rental to be paid to Tenant would be based (or considered to be based), in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee or any other Person, or (b) any other formula such that any portion of the Rent payable hereunder would or could fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto. Without the prior specific written consent of the Landlord, any such sublease automatically shall be void.
Section 9.16    Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, Tenant shall not sublease (or permit any Manager to sublease on its behalf) the Premises or any part or portion thereof to any person or entity in which Landlord or any Affiliate of Landlord owns, directly or indirectly, a ten percent (10%) or greater interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto. Any such sublease automatically shall be void. Tenant shall take reasonable precautions in connection with each sublease to ensure that such sublease will not result in a violation of this Section 9.16.
Section 9.17    Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, Tenant shall not assign this Lease such that the rental to be paid by the assignee thereunder would be based (or considered to be based), in whole or in part, on either (a) the income or profits derived by the business activities of the assignee or any other Person, or (b) any other formula such that any portion of the Rent payable hereunder would or could fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto. Without the prior specific written consent of the Landlord, any such assignment automatically shall be void.
Section 9.18    Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, Tenant shall not assign the Lease to any person or entity in which Landlord or any Affiliate of Landlord owns, directly or indirectly, a ten percent (10%) or greater interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto. Any such assignment automatically shall be void. Tenant shall take reasonable precautions in connection with each assignment to ensure that such assignment will not result in a violation of this Section 9.18.
Section 9.19    Tenant covenants that (a) it shall perform each and every material covenant of landlord under all of the Operating Subleases and that it will enforce the obligations of the Operating

Subtenants thereunder; (b) Tenant will not declare an Event of Default under the Operating Sublease or exercise any remedy against an Operating Subtenant pursuant to the Operating Sublease without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion, and any such exercise without Landlord’s consent shall be void at Landlord’s election; (c) Tenant will not consent to the termination of an Operating Sublease without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion, and any such termination without Landlord’s consent shall be void at Landlord’s election; (d) Tenant shall not agree to an amendment to or modification of an Operating Sublease without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion, and any such termination without Landlord’s consent shall be void at Landlord’s election; and (e) Tenant shall deliver to Landlord any notice of default that that Tenant delivers to an Operating Subtenant at the same time that the notice is delivered to the Operating Subtenant, or promptly thereafter, and shall deliver to Landlord a copy of any notice of default that Tenant receives from an Operating Subtenant no later than three (3) Business Days after receipt of the same.
ARTICLE 10
SUBORDINATION
Section 10.1    Landlord and Tenant shall cause to be executed, acknowledged, recorded in the appropriate public records for each Facility and delivered to Tenant and each Operating Subtenant a Non‑Disturbance Agreement (defined below) with respect to (i) any Mortgage and Superior Lease existing on the Effective Date upon execution hereof and (ii) any Mortgage and Superior Lease existing on the date of execution of any future sublease executed by Tenant upon Tenant’s request. This Lease shall be subject and subordinate to all Mortgages and each Superior Lease hereinafter in effect and to all renewals, modifications, consolidations, replacements, restatements, increases and extensions of any such Mortgages and/or Superior Lease; provided, however, that (A) the subordination of this Lease to the Mortgage executed contemporaneously with this Lease is conditioned upon the Mortgagee of such Mortgage executing and delivering to Tenant a subordination, non‑disturbance and attornment agreement in the form attached hereto as Schedule “F” or such other commercially reasonable form as such Mortgagee or landlord under a Superior Lease may require which is reasonably approved by Tenant, and (B) any subsequent subordination of this Lease is conditioned upon the Mortgagee of such Mortgage and/or the Superior Landlord of such Superior Lease executing and delivering to Tenant a commercially reasonable non‑disturbance agreement, which provides, among other things, that, if (C) there shall be a foreclosure of its Mortgage, such Mortgagee will not make Tenant a party defendant to such foreclosure, unless necessary under Applicable Law for the Mortgagee to foreclose, or if there shall be a foreclosure of such Mortgage, such Mortgagee shall not evict Tenant, or disturb Tenant’s leasehold estate or rights hereunder, or (D) such Superior Landlord shall exercise any of its rights and remedies under such Superior Lease or at law or in equity to terminate such Superior Lease or evict the tenant thereunder, such Superior Landlord shall not evict Tenant, or disturb Tenant’s leasehold estate or rights hereunder, provided that, in all events, no Event of Default then exists (any such agreement, or any agreement of similar import, in each case which shall be reasonably acceptable to Tenant, from a Mortgagee or any Superior Landlord being hereinafter called a “Non‑Disturbance Agreement”), and Tenant and any Superior Landlord, or any successor‑in‑interest to Landlord or the Mortgagee including, without limitation, any such party which takes title by foreclosure, power of sale, deed in lieu of foreclosure, pursuant to a proceeding in bankruptcy or alternative procedure, or any right or remedy under a Superior Lease or at law or in equity shall attorn to each other under the terms hereof. Upon execution in the presence of a notary of each such Non‑Disturbance Agreement by Tenant and receipt thereof by Landlord, Landlord shall cause each to be recorded in the appropriate public records for each Facility and copies of the same to be delivered to Tenant and each Operating Subtenant. The transfer of the title to the Premises, any part thereof or any underlying lease to any Mortgagee or any Superior Landlord, or any successor in interest to Landlord, Mortgagee or any Superior Landlord by foreclosure, power of sale, deed in lieu of foreclosure, pursuant to a proceeding in bankruptcy or any alternative procedure, or any right or remedy under a Superior Lease or at law or in equity shall not be considered a default or breach by Landlord of this Lease. Provided that a fully executed Non‑Disturbance Agreement is delivered to Tenant in accordance with this Section 10.1, this Section 10.1 shall be self‑operative and no further instrument of subordination shall be required to make the interest of any Mortgagee or Superior Landlord, as the case may be, superior to the interest of Tenant hereunder. Notwithstanding the immediately preceding sentence, however, Tenant shall, together with the Mortgagee or any Superior Landlord, as the case may be, execute and deliver promptly any certificate or agreement that Landlord and any Mortgagee or Superior Landlord, as the case may be, may reasonably request in confirmation of such subordination provided that it is reasonably approved by Tenant. Any Non‑Disturbance Agreement shall be made on the condition that the Mortgagee or Superior Landlord (or any party claiming by, through or under such Mortgagee or Superior Landlord) shall assume all of the obligations of Landlord under this Lease arising after the date on which said party acquires the Premises and agrees to be bound by the terms hereof arising thereafter; provided that neither the Mortgagee nor any Superior Landlord or anyone claiming by, through or under such Mortgagee or Superior Landlord shall be:
(a)    liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord), except for those capable of being cured by Mortgagee or Superior Landlord, but only to the extent continuing after (i) notice to the Mortgagee or Superior Landlord, and (ii) such Mortgagee or Superior Landlord or anyone claiming by, through or under such Mortgagee or Superior Landlord acquired title to or control of the Premises;
(b)    subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord) which arise prior to the date such Mortgagee (or someone acquiring at a foreclosure sale related to the Mortgagee’s Mortgage) or Superior Landlord acquires title to the Premises or any part thereof or interest therein, except for those capable of being cured by Mortgagee or Superior Landlord, but only to the extent continuing after (i) notice to the Mortgagee or Superior Landlord, and (ii) such Mortgagee or Superior Landlord or anyone claiming by, through or under such Mortgagee or Superior Landlord acquired title to or control of the Premises;
(c)    bound by any payment of Rent which Tenant might have paid for more than the current month to any prior Landlord (including, without limitation, the then defaulting Landlord);
(d)    bound by any obligation to make any payment to Tenant which was required to be made prior to the time such Landlord succeeded to any prior Landlord’s interest;
(e)    bound by any obligation to perform any work or to make improvements to the Premises;
(f)    bound by any modification, amendment or supplement to this Lease made without the prior written consent of the Mortgagee and/or each Superior Landlord; or
(g)    bound by any security deposit for Tenant’s obligations under this Lease unless such deposit is actually received by Mortgagee and/or a Superior Landlord.
If required by any Mortgagee or Superior Landlord, Tenant promptly shall join in any Non‑Disturbance Agreement reasonably acceptable to Tenant to indicate its concurrence with the provisions thereof and its agreement, in the event of (x) a foreclosure of any Mortgage, or (y) such Superior Landlord’s exercise any of its rights and remedies under such Superior Lease or at law or in equity to terminate such Superior Lease or evict the tenant thereunder, to attorn to such Mortgagee or Superior Landlord, as the case may be, as Tenant’s landlord hereunder. Tenant shall promptly so accept, execute and deliver any Non‑Disturbance Agreement proposed by any Mortgagee or Superior Landlord which conforms with the provisions of this Section 10.1 and is otherwise approved by Tenant, not to be unreasonably withheld, conditioned or delayed.
Section 10.2    Tenant hereby agrees to give to any Mortgagee and Superior Landlord copies of all notices given by Tenant of default by Landlord under this Lease at the same time and in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord. Except to the extent provided to the contrary in the Non‑Disturbance Agreement, such Mortgagee and Superior Landlord shall have the right to remedy any default under this Lease, or to cause any default of Landlord under this Lease to be remedied, and for such purpose Tenant hereby grants such Mortgagee and Superior Landlord such period of time as may be reasonable (limited to ninety (90) days (or such longer period of time as may be set forth in the Mortgage Loan Documents) in the case of a Landlord monetary default) to enable such Mortgagee or Superior Landlord to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default (i) as long as such Mortgagee or Superior Landlord, in good faith, shall have commenced to cure such default and shall be prosecuting the same to completion with reasonable diligence, subject to Force Majeure, or (ii) if possession of the Premises is required in order to cure such default as long as such Mortgagee or Superior Landlord, in good faith, shall have notified Tenant that such Mortgagee or Superior Landlord intends to institute proceedings under the Mortgage or the Superior Lease, as applicable, and, thereafter, as long as such proceedings shall have been instituted and shall prosecute the same with reasonable diligence and, after having obtained possession, prosecutes the cure to completion with reasonable diligence. Tenant shall accept performance by such Mortgagee or the Superior Landlord of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. Neither such Mortgagee nor Superior Landlord or its designee or nominee shall become liable under this Lease unless and until such Mortgagee, Superior Landlord or its designee or nominee becomes, and then only for so long as such Mortgagee, Superior Landlord or its designee or nominee remains, the fee owner of the Premises or the owner of the leasehold interest of Landlord under this Lease. Such Mortgagee and Superior Landlord shall have the right, without Tenant’s consent, to, as the case may be, foreclose the Mortgage or to accept a deed in lieu of foreclosure of such Mortgage, or exercise its rights and remedies under such Superior Lease or at law or in equity to terminate such Superior Lease or evict the tenant thereunder.
Section 10.3    If (a) a Superior Lease or Mortgage exists, and (b) Landlord gives Tenant notice thereof to Tenant, then Tenant shall not seek to terminate this Lease by reason of Landlord’s default hereunder until Tenant has given written notice of such default to the Superior Landlords and the Mortgagees in either case at the addresses that have been furnished to Tenant. If any such Superior Landlord or Mortgagee notifies Tenant, within ten (10) Business Days after the date that such Superior Landlord or Mortgagee receives such notice from Tenant, that such Superior Landlord or Mortgagee intends to remedy such act or omission of Landlord, then Tenant shall not have the right to so terminate this Lease unless such Superior Landlord or Mortgagee fails to remedy such act or omission of Landlord within a reasonable period of time after the date that such Superior Landlord or Mortgagee gives such notice to Tenant (it being understood that such Superior Landlord or Mortgagee shall not have any liability to Tenant for the failure of such Superior Landlord or Mortgagee to so remedy such act or omission of Landlord during such period).
Section 10.4    Without the consent of Tenant, Landlord will have the right from time to time, directly or indirectly, to create or grant a Mortgage or any other type of lien or encumbrance on the Premises, or any portion thereof or interest therein (including this Lease), to secure any borrowing or other financing or refinancing (collectively, “Landlord Financing”). Notwithstanding anything contained herein to the contrary, in the event that (a) Landlord shall enter into any new Landlord Financing Documentation (“New Landlord Financing Documentation”) or such New Landlord Financing Documentation shall thereafter be amended, or (b) the Landlord Financing Documentation existing as of the date hereof (if any) shall be amended (the “Amended Landlord Financing Documentation”), such New Landlord Financing Documentation or Amended Landlord Financing Documentation (as the case may

be) shall not impose terms and conditions which materially increase the burden (whether financial or otherwise) on, or materially reduce the rights of, Tenant (or any Operating Subtenant) under this Lease or any Operating Sublease. At all times during the Term, Landlord shall, upon reasonable written request from Tenant, provide Tenant with copies of all applicable Landlord Financing Documentation (including any and all amendments, restatements, modifications or changes of any kind thereto) to which Tenant is bound or shall otherwise be deemed a party. Tenant shall provide reasonable cooperation to Landlord in connection with Landlord’s efforts to obtain any such financing, including, without limitation, any new HUD financing, any HUD refinancing and/or any transfer of physical assets or other HUD approvals with respect to a HUD financing (any of the foregoing, including any HUD financing existing as of the Effective Date, “HUD Financing”); and Landlord agrees to reimburse Tenant for its actual, out‑of‑pocket costs reasonably incurred in connection therewith, including without limitation reasonable attorney’s fees (provided, Landlord shall have the right to reasonably approve Tenant’s counsel and proposed budget for legal fees and other third‑party costs prior to Tenant incurring such fees, said approval not to be unreasonably delayed or conditioned). If required by Landlord or its Mortgagee, Tenant shall execute an amendment to this Lease modifying its terms to include commercially reasonable terms and provisions required by such Mortgagee, including, without limitation, those required by the Mortgagee or HUD in connection with a HUD Financing provided such amendment or modification is reasonably acceptable to Tenant and does not materially increase the burden or materially reduce the rights of Tenant under this Lease. Notwithstanding the foregoing, Tenant shall not object to any increased burdens or reduction of rights to the extent consistent with the prevailing HUD Financing requirements as of the Effective Date. If Landlord or any successor owner of the Premises conveys the Premises other than as security for debt, including, without limitation, a Mortgage, Landlord or such successor owner, as the case may be, shall be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer, and all such future liabilities and obligations shall be binding upon the new owner; provided, however, that such successor Landlord executes an assignment of lease or other such document, reasonably agreeable to Tenant, assuming all of Landlord’s executory liabilities and obligations under this Lease. In the event Landlord is unable to obtain HUD Financing as a result of any unresolved HUD matters with respect to Nathan Health Care Center after affording Tenant a reasonable opportunity to cure (not to exceed ninety (90) days following notice by HUD or the HUD servicer that Landlord may not proceed with a HUD Financing as a result thereof), the then‑current Base Rent shall increase, at Landlord’s election, by twenty‑five (25) basis points until such time as any barrier to obtaining HUD Financing as a result of such matters is resolved.

ARTICLE 11
OBLIGATIONS OF TENANT
Section 11.1    Whether or not Tenant is in occupancy of all of the Buildings, Tenant shall comply (and shall cause each Operating Subtenant to comply) with all Applicable Laws with respect to the Premises (or any part thereof) and/or the use and occupation thereof by Tenant or any Operating Subtenant, whether any of the same relate to or require (a) structural changes to or in and about the Premises, or (b) changes or requirements incident to or as the result of any use or occupation thereof or otherwise (collectively, the “Requirements”), and subject to Article 7, Tenant shall so perform and comply (and shall cause each Operating Subtenant to perform and comply), whether or not such Applicable Laws or Requirements shall now exist or shall hereafter be enacted or promulgated and whether or not the same may be said to be within the present contemplation of the parties hereto. The foregoing shall include, without limitation, present and future compliance with the provisions of the Americans with Disabilities Act. In addition, Tenant will comply (and will cause each Operating Subtenant to comply) with the applicable provisions of ERISA and of the regulations and published interpretations thereunder and shall furnish to Landlord promptly after any officer of Tenant either knows, or has a reasonable basis to know, notice that any violation or other reportable event (including the events set forth in Section 4043(b) of ERISA) has occurred.

Section 11.2    Tenant agrees to give Landlord notice of any notice, assessment, claim, demand, communication, violation, summons, complaint, investigation, sanction, termination, suspension, or revocation made, issued or adopted by any Governmental Authority having a material adverse effect on (a) the Premises, (b) Tenant’s or any Operating Subtenant’s use thereof or (c) the financial condition of Tenant (collectively, a “Material Notice”), a copy of which is served upon or received by Tenant, or a copy of which is posted on, or fastened or attached to the Premises, or otherwise brought to the attention of Tenant, by mailing within fifteen (15) Business Days after such service, receipt, posting, fastening or attaching or after the same otherwise comes to the attention of Tenant, a copy of each and every one thereof to Landlord. At the same time, Tenant will inform Landlord as to the Work or corrective measure which Tenant proposes to do or take in order to comply with such Material Notice and reasonably satisfactory evidence of why the proposed Work or corrective measure is legally required; provided, however, that with Landlord’s consent (which shall not be unreasonably withheld, conditioned or delayed), Tenant shall have the right to protest and contest any Material Notice or any part thereof and Landlord agrees to use commercially reasonable efforts to cooperate with Tenant in such contest, but without any cost or expense or liability to Landlord. Notwithstanding the foregoing, in all such instances where such legally required Work or corrective measure would, as reasonably determined by Landlord, reduce the value of the Premises or change the general character, design or use of any of the Buildings or other improvements thereon, and if Tenant does not desire to contest the same, Tenant shall, if Landlord so requests, defer compliance therewith in order that Landlord may, if Landlord wishes, contest or seek modification of or other relief with respect to such Requirements, so long as Tenant is not put in violation of any Applicable Law or does not incur any monetary obligation, penalty or fine, but nothing herein shall relieve Tenant of the duty and obligation, at Tenant’s expense, to comply with such Requirements, or such Requirements as modified, whenever Landlord shall so direct; provided; however, that Landlord shall indemnify, defend and hold the Indemnified Tenant Parties harmless from any Losses to the extent incurred as a result of deferring from such compliance at Landlord’s request.
Section 11.3
(a)    Subject to the waiver of subrogation set forth herein, Tenant shall defend, protect, indemnify and save harmless the Indemnified Landlord Parties, from and against and shall reimburse such parties for any Losses to the extent (i) arising from or under Tenant’s or any Operating Subtenant’s use, occupancy and operations of, in or about the Premises prior to or during the Term, (ii) arising from Tenant’s or any Operating Subtenant’s ownership (only prior to the Term), operation, maintenance, management, use, regulation, development, expansion or construction of the Facilities and/or Tenant’s or any Operating Subtenant’s provision of health services from or at the Facilities prior to or during the Term of this Lease, (iii) arising from working capital or other operating liabilities of the Tenant and/or any Operating Subtenant relating to the operation and management of the Facilities, including, without limitation, claims of Governmental Authorities and Third‑Party Payors, accounts payable claims, Recoupment Claims and similar retroactive adjustments, including Recovery Audit Contractor or other contractor audits, CMPs and any other civil or criminal monetary penalties, claims by or through patients, residents, customers of such Facilities or services, employee obligations claims, payroll and payroll overhead claims, benefit program claims, and other claims relating to the liabilities of the Facilities, (iv) arising from a breach of this Lease by Tenant or any Operating Subtenant (or by any agent, contractor, or licensee of Tenant or any Operating Subtenant then upon or using the Premises) (beyond the expiration of all applicable notice and cure periods), or (v) which may be imposed upon or incurred or paid by or asserted against the Indemnified Landlord Parties by reason of or in connection with: (A) any accident, injury, death or damage to any Person or property occurring in, on or about the Premises or any portion thereof or any adjacent street, alley, sidewalk, curb or passageway; (B) any Work and anything done in, on or about the Premises or any part thereof in connection with such Work (except with respect to any such Work completed by or under the direct control of Landlord or Mortgagee); (C) the use, non‑use, occupation, condition, operation, maintenance or management of the Premises or any part thereof or any adjacent street, alley, sidewalk, curb or passageway; (D) the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof (except with respect to the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof completed by or under the direct control of Landlord or Mortgagee); (E) the negligence of Tenant or any of its agents, contractors, servants, employees, space tenants, licensees, assignees or subtenants; (F) any material breach of any Applicable Law by Tenant, any Operating Subtenant or their agents, concessionaires, contractors, servants, vendors, materialmen or suppliers; or (G) the condition of the Premises, or of any buildings or other structures now or hereafter situated thereon, or the Fixtures or personal property thereon or therein (excluding the presence or release of Hazardous Substances or other violations of Environmental Law occurring or existing prior to the date of this Lease), but only to the extent such events described in the foregoing clauses (A) through (G) occur prior to or during the Term. Tenant’s indemnification obligations under this Section 11.3(a) shall survive the expiration or earlier termination of this Lease for the later to occur of (x) three (3) years or (y) the expiration of any applicable statute of limitation periods, after which time any and all actions by any Indemnified Landlord Party against Tenant pursuant to this Section 11.3(a) shall be forever barred. Notwithstanding the foregoing, in no event shall Tenant have any obligation or responsibility under this Section 11.3(a) to any Indemnified Landlord Party in connection with any Loss to the extent that such Loss results from the negligence, illegal acts, fraud or willful misconduct of any Indemnified Landlord Party or any Affiliate of any Indemnified Landlord Party. If any action or proceeding shall be brought against any Indemnified Landlord Party with respect to any Loss for which Tenant is obligated to provide indemnification under this Section 11.3(a), Tenant, upon reasonably prompt written notice from such Indemnified Landlord Party (but in any event, within fifteen (15) days after such Indemnified Landlord Party receives notice of such action or proceeding), shall resist and defend such action or proceeding, at its sole cost and expense by counsel to be selected by Tenant. The failure of such Indemnified Landlord Party to provide such notice shall not, however, relieve Tenant of its indemnification obligations hereunder, except and only to the extent that Tenant forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Tenant or its counsel shall keep each Indemnified Landlord Party fully apprised at all times of the status of such defense. If Tenant shall fail to defend such action or proceeding, such Indemnified Landlord Party may retain its own attorneys to defend or assist in defending any such claim, action or proceeding, and Tenant shall pay the actual and reasonable fees and disbursements of such attorneys. The terms and provisions of this Section 11.3 shall not in any way be affected by the absence of insurance covering such occurrence or claim or by the failure or refusal of any insurance company to perform any obligation on its part. The provisions of this Section 11.3 shall survive the expiration or earlier termination of this Lease. Tenant shall not enter into any settlement of a Loss which would impose a monetary liability on Landlord without the written consent of Landlord. Any insurance proceeds actually received by an Indemnified Landlord Party shall be credited against the indemnification otherwise to be provided herein. An Indemnified Landlord Party shall give prompt written notice to Tenant of any Loss for which it seeks indemnification hereunder, but delay in providing such notice shall not relieve Tenant of its indemnification obligations, except and only to the extent that Tenant forfeits rights or defenses or is otherwise materially prejudiced by reason of such delay. Nothing contained herein shall be construed to create a benefit for a third‑party.
(b)     Payments by Tenant to any Indemnified Landlord Party in respect of an indemnifiable Loss under this Section 11.3 shall be (i) reduced by any insurance proceeds actually received from a third‑party insurer by such Indemnified Landlord Parties with respect to such Loss, (ii) decreased to take account of any net Tax benefit actually incurred or realized by such Indemnified Landlord Parties arising from the receipt of indemnity payments hereunder or as a result of such Loss, and (iii) reduced by indemnification, reimbursement, credits, rebates, refunds or other payments actually received by such Indemnified Landlord Parties from third‑parties with respect to such Loss (net of reasonable costs incurred by such Indemnified Landlord Parties to obtain such indemnification, reimbursement, credits, rebates, refunds or other payments).

Section 11.4     [Intentionally Omitted.]
Section 11.5    If at any time during the Term (or within the statutory period thereafter if attributable to Tenant), any mechanic’s or other lien or order for payment of money, which shall have been either created by, caused (directly or indirectly) by, or suffered against Tenant or any Operating Subtenant, shall be filed against the Premises or any part thereof, Tenant, at its sole cost and expense, shall cause the same to be discharged by payment, bonding or otherwise, within thirty (30) days after Tenant receives notice of the filing thereof unless such lien or order is contested by Tenant in good faith and Tenant provides sufficient security or evidence of financial ability, in each case to the reasonable satisfaction of Landlord (in its reasonable discretion), to pay the amount of such lien or order. Tenant shall, upon notice and request in writing by Landlord, defend for Landlord, at Tenant’s sole cost and expense, any action or proceeding which may be brought on or for the enforcement of any such lien or order for payment of money, and will pay any damages and satisfy and discharge any judgment entered in such action or proceeding and save harmless Landlord from any liability, claim or damage resulting therefrom. In default of Tenant’s procuring the discharge of any such lien as aforesaid Landlord may, without notice, and without prejudice to its other remedies hereunder, procure the discharge thereof by bonding or payment or otherwise, and all cost and expense which Landlord shall incur shall be paid by Tenant to Landlord as Supplementary Rent forthwith.
Section 11.6    Landlord shall not under any circumstances be liable to pay for any work, labor or services rendered or materials furnished to or for the account of Tenant or any Operating Subtenant upon or in connection with the Premises, and no mechanic’s or other lien for such work, labor or services or material furnished shall, under any circumstances, attach to or affect the reversionary interest of Landlord in and to the Premises or any Alterations or repairs to be erected or made thereon. Nothing contained in this Lease shall be deemed or construed in any way as constituting the request or consent of Landlord, either express or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific Work on the Premises or any part thereof, nor as giving Tenant or any Operating Subtenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials on behalf of Landlord that would give rise to the filing of any lien against the Premises.
Section 11.7    Neither Landlord nor its agents shall be liable for any loss of or damage to the property of Tenant or others by reason of casualty, theft or otherwise, or due to any interruption or failure of any services or use or the operation or management of the Premises, or due to any building on the Premises being defective or improperly constructed, or being or becoming out of repair, or for any injury or damage to persons or property resulting from any cause of whatsoever nature, except to the extent resulting from the negligence, illegal acts, fraud or willful misconduct of Landlord.
Section 11.8    Landlord shall not be required to furnish to Tenant any facilities or services of any kind whatsoever, including, but not limited to, water, steam, heat, gas, oil, hot water, and/or electricity, all of which Tenant represents and warrants that Tenant has obtained from the public utility supplying the same, at Tenant’s sole cost and expense. Upon Tenant’s written request, however, Landlord agrees to cooperate with Tenant (at no cost to Landlord) with respect to such services.
Section 11.9    Tenant, from its formation has been, and at all times hereafter shall be a Special Purpose Entity.
Section 11.10
(a)    During the Term, Tenant shall indemnify and hold Landlord harmless from and against all Losses to the extent arising out of or in any manner connected with the possession, use, storage,

operation, maintenance, repair, and disposition of the Tenant’s Personal Property, including, without limitation, (i) claims for injury to or death of persons and for damage to property, and (ii) claims relating to latent or other defects in the Tenant’s Personal Property whether or not discoverable by Landlord. Notwithstanding the foregoing, in no event shall Tenant have any obligation or responsibility under this Section 11.10(a) to Landlord in connection with any Loss to the extent that such Loss results from the negligence, illegal acts, fraud or willful misconduct of Landlord or any of its employees, contractors or their respective Affiliates.
(b)    All risks of loss, theft, damage or destruction of the Tenant’s Personal Property from any cause shall be borne by Tenant except to the extent any loss, damage or destruction results from the negligence, illegal acts, fraud or willful misconduct of Landlord or any of its employees, contractors or their respective Affiliates. The occurrence of such loss or damage shall not relieve Tenant of any obligations hereunder.
(c)    Except for any immaterial assignment, transfer or conveyance in the ordinary course of business, Tenant shall not assign, transfer or convey the Tenant’s Personal Property or any interest therein without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.
(d)    Subject to Section 12.15, Tenant shall not grant a security interest in the Tenant’s Personal Property (other than any such security interest required by any Mortgage Loan Documents to be granted to Mortgagee) or any interest therein without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.
(e)    Tenant shall, at Tenant’s sole cost and expense, keep Tenant’s Personal Property insured against all risks of loss or damage from every cause whatsoever for not less than the full replacement cost thereof. Tenant shall also obtain and maintain in effect throughout the term, public liability insurance, covering both personal injury and property damage arising out of or in connection with the use or operation of the Tenant’s Personal Property. All insurance shall be in such form and for such amounts, and issued by such companies, as shall be reasonably acceptable to Landlord and shall name Landlord and Landlord’s assignee or secured party as loss payees with respect to the casualty coverage and as additional insured with respect to public liability coverage and shall provide that the insurance company will give Landlord and Landlord’s assignee or secured party at least thirty (30) days’ prior written notice of the effective date of any alteration or cancellation of such policy. Tenant shall, upon Landlord’s request, deliver to Landlord satisfactory evidence of the required insurance coverage. This Section 11.10(e) shall not require Tenant to carry any insurance not required to be carried under Article 6 of this Lease.
Section 11.11    Tenant shall, subject to Section 10.4, comply (and shall cause each Operating Subtenant to comply) in all material respects with all Mortgage Loan Documents, whether existing as of the date hereof, or at any time in the future.
ARTICLE 12
DEFAULT BY TENANT; REMEDIES
Section 12.1    Each of the following shall be deemed an event of default (an “Event of Default”) and a breach of this Lease by Tenant, and Tenant hereby waives any actual or implied notice requirements arising under Applicable Law except as otherwise expressly stated in this Lease:
(a)    The failure of Tenant to pay when due, any portion of any installment of Base Rent, Supplementary Rent or any other monetary charge due from Tenant under this Lease where such failure continues for a period of ten (10) Business Days after Tenant’s receipt of Landlord’s written notice of such failure, except that Landlord shall not be required to deliver such notice more than twice in any Lease Year and provided that such required notice, if any, shall be in lieu of and not in addition to any notice required under Applicable Law.
(b)    The failure of Tenant to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within forty‑five (45) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within such period, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly, continuously and with due diligence to cure the failure and diligently completes the curing thereof within (i) one hundred twenty (120) days after such original written notice of default by Landlord to Tenant or (ii) to the extent such failure is capable of being cured but not reasonably within one hundred twenty (120) days, such longer period of time as Landlord may permit in its reasonable discretion provided that (A) Tenant continues to promptly, continuously and with diligence pursue the cure, (B) Tenant keeps Landlord reasonably apprised of its progress, and (C) no other Event of Default is continuing under this Lease; and provided further that Landlord shall not be obligated to grant Tenant any additional period of time to cure beyond, to the extent applicable, the time for cure set by any Governmental Authority and/or to the extent the absence of a cure during such additional period of time would have a material adverse effect on the financial condition of a particular Facility and/or Tenant’s and the applicable Operating Subtenant’s ability to perform its obligations under this Lease and the applicable Operating Sublease; provided, however, that such notice shall be in lieu of and not in addition to any notice required under Applicable Law.
(c)    If Tenant shall Transfer all or any of its interest in the Premises or this Lease without compliance with Article 9 of this Lease; or if Tenant shall permit an Operating Subtenant to Transfer all or any of its interest in the Premises or the applicable Operating Sublease without compliance with Article 9 of this Lease, and the same is not rescinded within thirty (30) days with Landlord incurring no liability or damages in connection therewith.
(d)    The (i) initiation of any proceeding whereupon the estate or interest of Tenant in the Premises, or any portion thereof, or in this Lease is levied upon or attached, or (ii) taking of Tenant’s leasehold estate by execution or other process of law other than as provided in Article 8, which proceeding or taking, as the case may be, is not vacated, discharged, dismissed or otherwise reversed within one hundred twenty (120) days thereafter.
(e)    An event of default under any of the Operating Subleases (a “Sublease Event of Default”), which continues for an additional period of thirty (30) days following the date on which Landlord delivers written notice to Tenant, except where such Sublease Event of Default constitutes a separately enumerated default under this Section 12.1, in which event the other portion of this Section 12.1 shall control; or an Event of Default under and as defined in any of the Operating Subleases (which automatically shall be an Event of Default hereunder for which no additional notice and cure period shall be required).
(f)    If (i) Tenant, any Operating Subtenant or any Guarantor shall commence any case, proceeding or other action (A) under any existing or future Applicable Law relating to bankruptcy, insolvency, or reorganization, seeking to have an order for relief entered with respect to Tenant, any Operating Subtenant or any Guarantor, or seeking to adjudicate Tenant, any Operating Subtenant or any Guarantor bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other substantially similar relief with respect to such Person or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant, any Operating Subtenant or any Guarantor or for all or any substantial part of its property; or (ii) Tenant, any Operating Subtenant or any Guarantor shall become insolvent or make a general assignment for the benefit of Tenant’s creditors or shall make a transfer in fraud of creditors; or (iii) there shall be commenced against

Tenant, any Operating Subtenant or any Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (including involuntary bankruptcy) or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action (A) results in the entry of an order for relief or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iv) Tenant, any Operating Subtenant or any Guarantor shall take any action consenting to or approving of any of the acts set forth in clause (i) or (ii) above; or (v) Tenant, any Operating Subtenant or any Guarantor shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts.
(g)    Each of Tenant, the Operating Subtenants and Guarantors which is a corporation (or partnership, limited partnership, limited liability partnership, or limited liability company) and shall cease to exist as a corporation (or partnership, limited partnership, limited liability partnership, or limited liability company) in good standing in the state of its incorporation (or formation) (unless it simultaneously becomes incorporated (or formed) and in good standing in another state) or if any of Tenant, the Operating Subtenants or Guarantors is a partnership, limited partnership, limited liability partnership, or limited liability company or other entity and it shall be dissolved or otherwise liquidated, then, in the event of any of the foregoing, if the relevant party does not completely remedy such default within the ninety (90) day period following its receipt of written notice of such default.
(h)    Tenant or any Operating Subtenant fails or refuses to execute any certificate or agreement that Landlord or Mortgagee may reasonably request confirming the subordination required pursuant to Article 10 or estoppel certificate required pursuant to Article 14 within thirty (30) days after Tenant’s receipt thereof.
(i)    Any revocation, termination, suspension or other loss of any Health Care License relating to any of the Facilities or the provision of health care services at or from any of the Facilities or the taking of any action by a Governmental Authority, but only where any of the foregoing matters (x) did not occur with the express written consent of Landlord, and (y) require the suspension, closure or inability to operate any of the Facilities for the Permitted Use; provided, however, that in the case of a suspension or other action which is temporary and not irrevocable and which does not require the closure of all or any portion of a Facility, Tenant shall have failed to fully cure the applicable violations and restore use of the Facility to the Permitted Use within the earlier to occur of (A) the time for cure set by the Governmental Authority, or (B) one hundred twenty (120) days, provided that Landlord in its reasonable discretion may permit such longer period of time (not to exceed the time for cure set by the Governmental Authority) to the extent (1) Tenant continues to promptly, continuously and with diligence pursue the cure, (2) Tenant keeps Landlord reasonably apprised of its progress, and (3) no other Event of Default is continuing under this Lease; and provided further that Landlord shall not be obligated to grant Tenant any additional period of time to cure to the extent the absence of a cure during such additional period of time would have a material adverse effect on the financial condition of a particular Facility and/or Tenant’s and the applicable Operating Subtenant’s ability to perform its obligations under this Lease and the applicable Operating Sublease.
(j)    Any permanent, non‑appealable suspension, debarment or disqualification of Tenant or any of the Operating Subtenants from being a holder of any Health Care Licenses (to the extent required, necessary or advisable for the legal use, occupancy and operation of the Facilities in accordance with the Permitted Use) or recipient of payment and/or reimbursement from Medicare, Medicaid or any other Third‑Party Payor (that, in the case of the Third‑Party Payor, constitutes a material portion of the business of an Operating Subtenant, and has or would reasonably be expected to have a material adverse effect on the financial condition of a particular Facility and Tenant’s and the applicable Operating Subtenant’s ability to perform its obligations under this Lease and the applicable Operating Sublease). In the event of any temporary or appealable suspension, debarment or disqualification, no Event of Default shall be deemed to have occurred unless and until Tenant or the applicable Operating Subtenant shall have failed to fully cure such suspension, debarment or disqualification within the earlier to occur of (i) the time for cure set by the applicable Governmental Authority or Third‑Party Payor, or (ii) one hundred twenty (120) days provided that Landlord in its reasonable discretion may permit such longer period of time (not to exceed the time for cure set by the applicable Governmental Authority or Third‑Party Payor) to the extent (x) Tenant or the applicable Operating Subtenant continues to promptly, continuously and with diligence pursue the cure, (y) Tenant or the applicable Operating Subtenant keeps Landlord reasonably apprised of its progress, and (z) no other Event of Default is continuing under this Lease or applicable Operating Sublease; and provided further that Landlord shall not be obligated to grant Tenant or the applicable Operating Subtenant any additional period of time to cure to the extent the absence of a cure during such additional period of time would have a material adverse effect on the financial condition of a particular Facility and/or Tenant’s and the applicable Operating Subtenant’s ability to perform its obligations under this Lease and the applicable Operating Sublease.
(k)    A determination of “Immediate Jeopardy” by CMS for any Facility identified at any time during its survey cycle (whether standard or by complaint), and the Facility’s failure to comply in all respects with the requirements for correction on or before the ninetieth (90th) day following such determination.
(l)    Subject to Tenant’s appeal rights set forth herein, the failure of Tenant to pay when due any Recoupment Claims, CMPs or other Health Care Penalties.
(m)    If Tenant gives its consent or approval to an Operating Subtenant required by the Operating Sublease without first obtaining the prior written consent or approval of Landlord if such consent of Landlord is required under the terms of this Lease, and the resulting events or conditions for which Landlord would not have given its consent are not rescinded (without Landlord incurring any liability or damages as a result thereof) within thirty (30) days after such consent is impermissively given.
(n)    During the Term, the Rent Coverage Ratio shall be less than 1.25:1.00 for four (4) consecutive Test Periods;
(o)    An event of default under any of the Mortgage Loan Documents resulting from Tenant or any Operating Subtenant’s failure to comply with and/or observe the terms of this Lease and/or the Mortgage Loan Documents; provided, however, that the foregoing shall not apply to a default or an event of default under any of the Mortgage Loan Documents to the extent arising as a result of (i) Landlord’s failure to timely pay debt service (principal and interest), MIP and any other amounts due to Mortgagee under the Mortgage Loan Documents if Tenant has satisfied its obligations under this Lease to pay Rent, or (ii) Landlord’s failure to otherwise comply with the limited obligations of Landlord under the Mortgage Loan Documents for which Tenant has no control or responsibility.
(p)    An event of default (as defined therein) under (i) any of the Guaranties; (ii) the Other Leases; or (iii) any future guaranty entered into by Tenant and/or any of its Affiliates for the benefit of Landlord and/or its Affiliates (collectively, “Ancillary Agreements”).

(q)    An event of default under any Working Capital Loan (beyond any applicable notice and cure periods).

(r)    A default or breach under the Corporate Integrity Agreement and Related Documents (as defined herein).

Section 12.2    Upon the occurrence and during the continuation of an Event of Default, Landlord may, at any time thereafter, without limiting Landlord in the exercise of any right or remedy at law or in equity that Landlord may have by reason of such Event of Default, at its option pursue any one or more of the following remedies without any further notice or demand whatsoever:
(a)    Terminate this Lease and, at Landlord’s election in its sole discretion, (i) all Operating Subleases or (ii) any Operating Sublease with respect to the Facility from which such Event of Default emanated (the “Defaulting Facility”). In accordance with the foregoing, the parties hereby acknowledge and agree that the provisions of this Article 12 and, as applicable, any other provisions set forth in this Lease (including, without limitation, Article 16) related to or impacted by an occurrence of an Event of Default or any termination of this Lease, shall be interpreted, construed and/or deemed to apply solely with respect to the applicable terminated Facilities. Any termination of this Lease and any Operating Sublease shall be made by Landlord by issuing written notice of such termination to Tenant in which event Tenant shall immediately surrender the Premises to Landlord, but if Tenant shall fail to do so, Landlord may without notice and without prejudice to any other remedy Landlord may have, peaceably enter upon and take possession of the Premises and expel or remove Tenant and its effects without being liable to prosecution or any claim for damages therefor, and upon any such termination, Tenant agrees that in addition to its liability for the payment of arrearages of Base Rent, Supplementary Rent and other sums due and owing by Tenant to Landlord under this Lease upon such termination, Tenant shall be liable to Landlord for damages. Tenant shall pay to Landlord as damages on the same days as Base Rent and other payments which are expressed to be due under the provisions of this Lease, the total amount of such Base Rent and such other payments plus a reimbursement for all unamortized tenant allowances and concessions, less such part, if any, of such payments that Landlord shall have been able to collect from a new tenant upon reletting; provided, however, that Landlord shall have no obligation to Tenant to relet the Premises so as to mitigate the amount for which Tenant is liable, except solely as follows: Following an Event of Default, Landlord shall use commercially reasonable efforts to mitigate its damages; provided, however, that the foregoing shall not be a condition precedent to an action by Landlord against the Guarantors pursuant to the Guaranty but it may limit Tenant’s obligations which will limit the Guarantors’ obligations. Landlord’s duty to mitigate by leasing the Premises to another tenant (a “Replacement Tenant”) is subject to the following:
(i)    Landlord shall have no obligation to solicit or entertain negotiations with any prospective Replacement Tenants until Landlord obtains the final and unappealable legal right to relet the Premises free of any claim of Tenant;
(ii)    Landlord shall not be obligated to lease the Premises to a Replacement Tenant except on the terms and conditions similar to this Lease;
(iii)    Landlord shall not be obligated to lease the Premises to a Replacement Tenant whose use would, in Landlord’s reasonable opinion, (A) violate any similar restriction, covenant or requirement contained in this Lease; (B) violate the Health Care Requirements or Health Care Licenses; or (C) would not conform with the Permitted Use;
(iv)    Landlord shall not be obligated to lease the Premises to any proposed Replacement Tenant that does not have, in Landlord’s reasonable discretion, as compared to other similarly situated tenants, sufficient financial resources or operating experience to operate the Premises for the use required by this Lease; and
(v)    Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a proposed Replacement Tenant, and all such sums shall be paid by Tenant before Landlord shall be required to execute an agreement with the Replacement Tenant.
In addition to (but without duplication of any other amounts due to Landlord under this Section 12.2(a)) the other remedies reserved to Landlord herein, and to the extent not prohibited by Applicable Law, if Landlord elects to terminate this Lease following an Event of Default, Landlord shall be entitled to recover from Tenant the aggregate of: (1) the worth at the time of award of the unpaid Rent earned as of the date of the termination hereof; (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such Rental loss that could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the then current Term after the time of award exceeds the amount of such Rental loss that could have been reasonably avoided; and (4) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things, would be likely to result therefrom. For the purposes of this Section 12.2(b), “Rent” shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease; the “time of award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such Event of Default is entered or such earlier date as the court may determine; the “worth at the time of award” of the amounts referred to in subclauses (1) and (2) of this paragraph shall be computed by allowing interest on such amounts at the Default Rate; and the “worth at the time of award” of the amount referred to in subclause (3) of this paragraph shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) per annum.
(b)    Enter upon and take possession of the Premises without terminating this Lease and expel or remove Tenant and its effects therefrom without being liable to prosecution or any claim for Losses in connection therewith (except to the extent any such Losses result from the negligence, illegal acts, fraud or willful misconduct of Landlord), and Landlord may relet the Premises for the account of Tenant. Tenant shall pay to Landlord all arrearages of Base Rent, Supplementary Rent and other sums due and owing by Tenant to Landlord, and Tenant shall also pay to Landlord during each month of the then current Term the installments of Base Rent and other sums due hereunder, less such part, if any, that Landlord shall have, been able to collect from a new tenant upon reletting; provided, however, that Landlord shall have no obligation to Tenant to relet the Premises so as to mitigate the amount for which Tenant is liable except as expressly provided above in this Lease. In the event Landlord exercises the rights and remedies afforded to it under this Section 12.2(b) and then subsequently elects to terminate this Lease, Tenant shall be liable to Landlord for damages as set forth in Section 12.2(a) above and Landlord shall have the right at any time to demand final settlement as provided therein.
(c)    Without limiting any other rights or remedies of Landlord hereunder, (i) following an Event of Default or a Default with respect to the Health Care Licenses or Health Care Requirements (including, without limitation, any decertification or loss of billing privilege from Medicare or Medicaid, or any suspension or loss of a Health Care License, even if not permanent) or under Section 12.1(r), Landlord may require Tenant to engage additional consultants, at Tenant’s sole cost and expense, and (ii) if such Default continues without full cure for a period of more than ninety (90) days (or following an Event of Default), Landlord may seek the appointment of a receiver or monitor at Tenant’s sole cost and expense to assist Tenant with respect to remedying or otherwise curing such Event of Default. Without limiting any other rights or remedies of Landlord hereunder, following an Event of Default, upon request by Landlord, Tenant shall immediately assign (or, if in the name of an Operating Subtenant, Tenant shall cause the Operating Subtenant to immediately assign) to a replacement tenant and licensed operator of such Facility and/or, or a subsequent lessee identified by Landlord, to the extent permitted by Applicable Law, all licenses, certificates or permits, trade names, reservations or allocations, including all Health Care Licenses, held in the name of Tenant or an Operating Subtenant, an agent or representative of Tenant or an

Operating Subtenant to the extent relating to the Facility, or a Facility, and the name of such Facility, as then known to the general public, along with the responsibilities and obligations for the management and operation of the Premises, and Tenant agrees to use its best efforts to cooperate (and to cause Subtenants to cooperate) with Landlord and such new tenant, and execute and deliver all necessary applications, certificates, agreements and documentation, to accomplish the transfer of such management and operation without interrupting the operation of the Premises or disrupting patient or resident care, at no cost or liability to Landlord. If Tenant (or any Operating Subtenant) fails to provide such best efforts cooperation or to make or refuses to recognize the assignment of any licenses, permits or certificates, trade names, reservations or allocations, or other Health Care Licenses, referred to herein, this provision of this Lease shall constitute an act of assignment to the replacement licensed operator and/or lessee identified by Landlord to the extent such assignment is permitted by Applicable Law. Tenant shall use its best efforts to complete the relevant application or transfer process as expeditiously as possible. All fees and other expenses incurred in connection with the foregoing shall be the obligation of Tenant. Landlord shall have all rights and remedies at law and in equity to enforce Tenant’s obligations hereunder, including the right of specific performance, and Tenant, on behalf of itself hereby waives and releases all rights and/or defenses now or hereinafter conferred by any Applicable Laws, Governmental Authority or otherwise which would have the effect of limiting or modifying any of the provisions of this Section 12.2.

(d)    Enforce, by all legal suits and other means, its rights hereunder, including the collection of Rent and other sums payable by Tenant hereunder, without re‑entering or resuming possession of the Premises and without terminating this Lease.
(e)    Landlord may do whatever Tenant is obligated to do by the provisions of this Lease, may peaceably enter the Premises in order to accomplish this purpose and may make any reasonable expenditure or incur any reasonable obligation for the payment of money in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses. Tenant agrees to reimburse Landlord immediately upon demand for any expenses which Landlord may incur in its actions pursuant to this Section 12.2(e), with interest thereon at the Default Rate from the date of demand until paid and such amount shall be deemed to be Supplementary Rent hereunder. Tenant further agrees that Landlord shall not be liable for any Losses incurred by Tenant, any Operating Subtenant and/or any of their respective Affiliates from any actions taken in accordance with this Section 12.2(e) except with respect to any such Losses resulting from the negligence, illegal acts, fraud or willful misconduct of Landlord or any of its employees, contractors or their respective Affiliates.
(f)    To the extent permitted by Applicable Law and in compliance with the requirements of Health Care Licenses and Governmental Authorities, and in coordination with a transition to a replacement facility Operator or manager: Landlord may peaceably enter upon the Premises and change, alter, or modify the door locks on all entry doors of the Premises, and permanently or temporarily exclude Tenant, and its agents, employees, representatives and invitees, from the Premises. In the event that Landlord either permanently excludes Tenant from the Premises or terminates this Lease on account of Tenant’s Default, Landlord shall not be obligated thereafter to provide Tenant with a key to the Premises at any time, regardless of any amounts subsequently paid by Tenant. If Landlord elects to exclude Tenant from the Premises temporarily without permanently repossessing the Premises or terminating this Lease, then Landlord shall not be obligated to provide Tenant with a key to re‑enter the Premises until such time as all delinquent Rent and other amounts due under this Lease have been paid in full and all other defaults, if any, have been cured and Tenant shall have given Landlord evidence reasonably satisfactory to Landlord that Tenant has the ability to comply with its remaining obligations under this Lease; and if Landlord temporarily excludes Tenant from the Premises, Landlord shall have the right thereafter to permanently exclude Tenant from the Premises or terminate this Lease at any time before Tenant pays all delinquent Rent, cures all other defaults and furnishes such evidence to Landlord. A key to the Premises will be furnished to Tenant only during Landlord’s normal business hours. Landlord’s exclusion of Tenant from the Premises shall not constitute a permanent exclusion of Tenant from the Premises or a termination of this Lease unless Landlord so notifies Tenant in writing. Landlord shall not be obligated to place a written notice on the Premises on the front door thereof explaining Landlord’s action or stating the name, address or telephone number of any individual or company from which a new key may be obtained. In the event Landlord permanently or temporarily excludes Tenant from the Premises or terminates this Lease, and Tenant owns property that has been left in the Premises but which is not subject to any statutory or contractual lien or security interest held by Landlord as security for Tenant’s obligations, Tenant shall have the right to promptly so notify Landlord in writing, specifying the items of property not covered by any such lien or security interest and which Tenant desires to retrieve from the Premises. Landlord shall have the right to either (i) escort Tenant to the Premises to allow Tenant to retrieve Tenant’s property not covered by any such lien or security interest, or (ii) remove such property itself and make it available to Tenant at a time and place designated by Landlord. In the event Landlord elects to remove such property itself as provided in the immediately preceding clause (ii), Landlord shall not be obligated to remove such property or deliver it to Tenant unless Tenant shall pay to Landlord, in advance, an amount of cash equal to the amount that Landlord reasonably estimates Landlord will be required to expend in order to remove such property and repair any damages to a Facility caused by such removal and to make such property available to Tenant, including all moving or storage charges theretofore or thereafter incurred by Landlord with respect to such property. If Tenant pays such estimated amount to Landlord and the actual amount incurred by Landlord differs from the estimated amount, Tenant shall pay any additional amounts to Landlord on demand or Landlord shall refund any excess amounts paid by Tenant to Tenant on demand. Notwithstanding the foregoing, in the event that Landlord elects to remove Tenant’s (or Operating Subtenant’s) property itself as provided in this Section 12.2(f), Landlord shall be liable to Tenant (or Operating Subtenant) for any damage caused to such property which results from the illegal acts or willful misconduct of Landlord.
(g)    Pursuit of any of the remedies set forth in Sections 12.2(a) -- (f) , shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by Applicable Law or equity. Exercise of such remedies shall be in compliance with the requirements of Health Care Licenses and Governmental Authorities, and in coordination with a transition to a replacement facility Operator or manager. Any entry by Landlord upon the Premises may be by use of a master or duplicate key or electronic pass card or any locksmith’s entry procedure or other means. Any reletting by Landlord shall be without notice to Tenant, and if Landlord has not terminated this Lease, the reletting may be in the name of Tenant or Landlord, as Landlord shall elect. Any reletting shall be for such term or terms (which may be longer or shorter than the period which, in the absence of a termination of this Lease, would otherwise constitute the balance of the then current Term, provided that any reletting for a period greater than the remainder of the then current Term shall not continue in the name of Tenant) and on such terms and conditions (which may include tenant inducements of any nature) as Landlord in its sole and absolute discretion may determine, and Landlord may collect and receive any rents payable by reason of such reletting. In the event of any reletting, Tenant shall pay to Landlord on demand the reasonable cost of advertisements, brokerage fees, reasonable attorney’s fees and other costs and expenses incurred by Landlord in connection with such reletting. In the event any rentals actually collected by Landlord upon any such reletting for any calendar month are in excess of the amount of rental payable by Tenant under this Lease for the same calendar month, the amount of such excess shall belong solely to Landlord and Tenant shall have no right with respect thereto. In the event it is necessary for Landlord to institute suit against Tenant in order to collect the rental due hereunder or any deficiency between the rental provided for by this Lease for a calendar month and the rental actually collected by Landlord for such calendar month, Landlord shall have the right to allow such deficiency to accumulate and to bring an action upon several or all of such rental deficiencies at one time. No suit shall prejudice in any way the right of Landlord to bring a similar action for any subsequent rental deficiency or deficiencies.

Section 12.3    Subject to (and without duplication of) the terms of Section 12.2, above, upon the exercise by Landlord of any of the remedies contained in this Lease, at law or in equity:
(a)    Tenant shall pay to Landlord all Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease or Tenant’s right to possess the Premises shall have been terminated or to the date of re‑entry upon the Premises by Landlord, as the case may be. Additionally, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, and (iii) performing any of Tenant’s unperformed obligations.
(b)    No re‑entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting or re‑entry to take possession, Landlord may at any time thereafter elect to terminate this Lease for a previous then continuing uncured default. No act or thing done by Landlord or its agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing by Landlord.
Section 12.4    Except as otherwise set forth herein, no possession of and/or reletting after an Event of Default, of the Premises, or any part thereof, shall relieve Tenant of its liabilities and obligations which have accrued hereunder prior to such possession or reletting, all of which shall survive such expiration, termination, repossession or reletting.
Section 12.5    To the extent not prohibited by Applicable Law, Tenant hereby waives and releases all rights now or hereafter conferred by statute or otherwise which would have the effect of limiting or modifying any of the provisions of this Article 12. Tenant shall execute, acknowledge and deliver any instruments which Landlord may request, whether before or after the occurrence of an Event of Default, evidencing such waiver or release.
Section 12.6    The Rent payable by Tenant hereunder and each and every installment thereof, and all costs, reasonable attorneys’ fees and disbursements and other expenses which may be incurred by Landlord in enforcing the provisions of this Lease on account of any delinquency of Tenant in carrying out the provisions of this Lease shall be and they hereby are declared to constitute a valid lien upon the interest of Tenant in this Lease and in the Premises.
Section 12.7    Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Rent payable hereunder or any deficiencies or other sums payable by Tenant to Landlord pursuant to this Article 12, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease or the then current Term would have expired by limitation had there been no Event of Default by Tenant and termination.
Section 12.8    Nothing contained in this Article 12 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by Applicable Law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount shall be greater than, equal to or less than the amount of the damages referred to in any of the preceding Sections of this Article 12.
Section 12.9    Except as otherwise expressly provided herein or as prohibited by Applicable Law, Tenant hereby expressly waives the service of any notice of intention to re‑enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all Persons claiming through or under Tenant, also waives any and all right of redemption provided by any Applicable Law or statute now in force or hereafter enacted or otherwise, or re‑entry or repossession or to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re‑entry or repossession by Landlord or in case of any expiration or termination of this Lease.
Section 12.10    No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, or receipt or acceptance of Rent with knowledge of or during the continuance of any such breach, shall constitute a waiver or relinquishment of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.
Section 12.11    In the event of any breach by Tenant of any of the covenants, agreements, terms or conditions contained in this Lease, Landlord shall be entitled to a decree compelling performance of any of the provisions hereof and the restraint by injunction of the violation or attempted or threatened violation of any of the terms, covenants and conditions of this Lease, and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though re‑entry, summary proceedings, and other remedies were not provided for in this Lease. The rights granted to Landlord in this Lease shall be cumulative of every other right or remedy which Landlord may otherwise have at law, in equity or otherwise, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
Section 12.12    Tenant shall pay to Landlord all reasonable enforcement costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Landlord in any action or proceeding to which Landlord may be made a party by reason of any act or omission of Tenant. Tenant also shall pay to Landlord all reasonable enforcement costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Landlord in enforcing any of the covenants and provisions of this Lease and incurred in any action brought by Landlord against Tenant on account of the provisions hereof, and all such attorneys’ fees and disbursements may be included in and form a part of any judgment entered in any proceeding brought by Landlord against Tenant on or under this Lease. All of the sums paid or obligations incurred by Landlord as aforesaid, shall be paid by Tenant to Landlord on demand.
Section 12.13    If Tenant shall fail to pay any installment of Base Rent or Supplementary Rent on or before the tenth (10th) day after such payment is due, Tenant shall pay to Landlord, in addition to such payment of Base Rent or Supplementary Rent, as the case may be, interest on the amount unpaid at the Default Rate, computed from such tenth (10th) day after such Base Rent or Supplementary Rent is due to and including the date of payment. If Tenant shall fail to pay any installment of Base Rent or Supplementary Rent on or before the fifteenth (15th) day after such payment is due, Tenant shall pay to Landlord, in addition to such payment of Base Rent or Supplementary Rent, as the case may be, interest on the amount unpaid at the greater of the Default Rate or ten percent (10%), computed from such fifteenth (15th) day after such Base Rent or Supplementary Rent is due to and including the date of payment. If Tenant shall fail to pay any installment of Base Rent or Supplementary Rent on or before the thirtieth (30th) day after such payment is due, Tenant shall pay to Landlord, in addition to such payment of Base Rent or Supplementary Rent, as the case may be, interest on the amount unpaid at the greater of the

Default Rate or fifteen percent (15%), computed from such thirtieth (30th) day after such payment was due to and including the date of payment continues.
Section 12.14    To the extent that any provision of this Lease entitles Landlord to recover its fees, costs, expenses or attorneys’ fees from Tenant, such fees, costs, expenses or attorneys’ fees shall include Landlord’s reasonable allocable costs of in‑house counsel, only to the extent that Landlord’s right to recover such fees, costs, expenses or attorneys’ fees arises out of an Event of Default by Tenant.
Section 12.15
(a)    Subject to Section 12.15(b), Section 12.15(c), and the terms of any applicable Mortgage Loan Documents, as security for the payment and performance of all of Tenant’s obligations and Landlord’s rights under this Lease, Tenant hereby assigns, grants, delivers, sets over and transfers to Landlord and grants to Landlord, its successors and assigns, a continuing first priority security interest in all of its right, title and interest, whether now owned or hereafter acquired, now existing or hereafter arising, wherever located, in and to (i) Tenant’s Personal Property (together with any insurance proceeds and/or other proceeds arising therefrom), (ii) the Health Care Licenses, and (iii) the Provider Agreements (collectively, the “Working Capital Loan Collateral”), in each case subject to the terms and conditions of an Inter‑Creditor Agreement (defined below), to have and to hold the same, unto Landlord, such transfer and assignment of the Health Care Licenses and Provider Agreements to automatically become, subject to the terms and conditions set forth in Article 16 of this Lease a present, unconditional assignment upon the expiration or earlier termination of this Lease to the extent permitted by Applicable Law. Tenant shall sign and deliver to Landlord, or if Tenant’s signature is not required, Tenant hereby authorizes Landlord to file in all necessary governmental offices, one or more financing statements to perfect the security interest granted by Tenant to Landlord hereunder. Landlord shall have all rights and remedies available to a secured party under the Uniform Commercial Code, as amended from time to time. Tenant acknowledges that Landlord may assign its security interest in the Working Capital Loan Collateral to Mortgagee and/or to a Superior Landlord and upon Landlord’s request, or at the request of Mortgagee, Tenant shall confirm in writing the grant of such security interests to Mortgagee and/or Superior Landlord; provided, however, that Tenant shall have the right to review and negotiate the terms and conditions of any such assignment to the extent it would increase or expand the security interest granted to Landlord under this Section 12.15. These provisions of this Lease shall be deemed to be a Security Agreement. In connection with the expiration or earlier termination of this Lease, Tenant shall use commercially reasonable efforts (at no cost to Tenant, provided no Default or Event of Default exists and is continuing) to cause the Health Care Licenses and the Provider Agreements to be reissued in the name of Landlord or its designee as of such date or as soon thereafter as is practicable. Without limiting the foregoing, Tenant shall reasonably cooperate with Landlord in obtaining the transfer or re‑issuance, and Landlord shall be entitled to apply in its own name, its designee’s name or Tenant’s name for the transfer of the Health Care Licenses and the Provider Agreements to Landlord or its designee, and Tenant’s obligation to reasonably cooperate shall survive the expiration or earlier termination of this Lease. Any grant of security interest in, or pledge or collateral assignment of, the Working Capital Loan Collateral to any financial institution making a loan to Tenant or any Operating Subtenant shall be expressly subject to this Lease, including, without limitation, Section 12.15(b) and Section 12.15(c) below, and the foregoing rights of Landlord and Landlord’s first priority security interest in Tenant’s Personal Property and rights as a collateral assignee of the Health Care Licenses, Provider Agreements and Tenant’s Personal Property under and as defined in the Operating Subleases. Any foreclosure of or exercise of any other remedies by Tenant’s lender, if any, shall be subject to the foregoing provisions and the other terms and conditions of this Lease, including, without limitation, the terms and conditions of Section 9.1 regarding Transfers requiring the consent of Landlord and Mortgagee.

(b)    Notwithstanding any provision in this Lease to the contrary, Tenant and each Operating Subtenant are expressly permitted, upon Landlord’s written consent in its reasonable discretion, from time to time, directly or indirectly, to (i) enter into any one or more Working Capital Loans, and/or (ii) grant to a Working Capital Lender a security interest or create or otherwise cause to exist a lien, encumbrance or pledge, in to or upon any and all of Tenant’s right, title and interest in, to and under the Working Capital Loan Collateral, subject to the terms of this Section 12.15, and provided that the Working Capital Lender executes an Inter‑Creditor Agreement with Landlord simultaneously with the occurrence of the foregoing and each such Working Capital Loan is in compliance with all applicable HUD requirements and those of Mortgagee and/or otherwise remains HUD eligible for future HUD Financing. Landlord agrees to reasonably cooperate with Tenant and each Operating Subtenant in their respective efforts to obtain any such Working Capital Loan and, upon the request of Tenant or any Operating Subtenant, to provide Landlord’s written consent, as may be necessary, to any such Working Capital Loan. Nothing contained in this Section 12.15(b) shall be deemed to permit Tenant to grant a security interest or create or otherwise cause to exist a lien, encumbrance or pledge in any of Tenant’s right, title and interest in, to or under any Rents paid or payable to Tenant under any Operating Sublease of all or any portion of the Premises, it being understood and agreed that in no event shall Tenant be permitted to so encumber such Rents. Tenant shall provide, and shall cause the Operating Subtenant to provide, to Landlord, copies of the documents evidencing the Working Capital Loan within five (5) Business Days following receipt of Landlord’s written request.
(c)    Landlord and Tenant acknowledge and agree that (i) Landlord will maintain a perfected security interest in the Working Capital Loan Collateral and a current or future Working Capital Lender may have a perfected security interest in some or all of the Working Capital Loan Collateral, which shall include at the request of Tenant a first priority (or second or subsequent priority to the extent any Mortgagees have greater priority) security interest in favor of such Working Capital Lender in items of Working Capital Loan Collateral consisting of accounts receivable and associated proceeds and records, in which event Landlord shall be behind such Working Capital Lender and have a second priority (or third or subsequent priority to the extent any Mortgagees have greater priority) security interest in such items of Working Capital Loan Collateral; (ii) with respect to a Working Capital Loan in effect as of the Effective Date, simultaneously with the execution of this Lease, Landlord, Tenant, any Superior Landlord, any Mortgagee and the Working Capital Lender shall execute a mutually acceptable inter‑creditor agreement containing commercially reasonable terms (an “Inter‑Creditor Agreement”) with respect to any security interest granted in the Working Capital Loan Collateral; (iii) with respect to a future Working Capital Loan, Landlord and Tenant shall execute a mutually acceptable Inter‑Creditor Agreement by and among Landlord, Tenant, each Superior Landlord, any Mortgagee and the Working Capital Lender containing commercially reasonable terms; and (iv) with respect to any future acquired Working Capital Loan Collateral not otherwise addressed in any existing Inter‑Creditor Agreement, Landlord and Tenant shall execute a mutually acceptable Inter‑Creditor Agreement by and among Landlord, Tenant, each Superior Landlord, any Mortgagee and the Working Capital Lender containing commercially reasonable terms. Any Inter‑Creditor Agreement will include, without limitation, a provision that, following an event of default under such Working Capital Loan (beyond any applicable notice and cure periods), the Working Capital Lender will release its lien (x) in the Health Care Licenses and the Provider Agreements upon receipt of the sum of One and 00/100 Dollar ($1.00) and (y) in Tenant’s Personal Property upon receipt of a sum equal to the fair market value of Tenant’s Personal Property, in each case without the payment of any termination fee or other prepayment charges.
(d)    Notwithstanding anything set forth in this Lease to the contrary, without the consent of Landlord, Tenant and each Operating Subtenant may from time to time, for general working capital purposes, borrow funds on an unsecured basis from any of their direct or indirect Affiliate owners (each, a “Parent”), repay such advances and reborrow from such Parent (any such borrowings shall be referred to herein as “Intercompany Indebtedness”); provided that any and all Intercompany

Indebtedness shall be second in priority and subordinate to all obligations, security interests, restrictions, encumbrances, charges, interests and other arrangements, now or hereafter existing, for the benefit of or in favor of Landlord hereunder or any of its Affiliates or its or their successors or assigns, and any notes, book entries or other documentation evidencing the Intercompany Indebtedness shall contain the following heading:
“This instrument and the rights and obligations evidenced hereby is subject to the terms of that certain Master Lease (the “Master Lease”) dated as of September 28, 2018 by and between RC TIER Properties, L.L.C., as Tenant, and GAHC4 Kansas City MO SNF, LLC, GAHC4 Salisbury MO SNF, LLC, GAHC4 Florissant MO SNF, LLC, GAHC4 Sedalia MO SNF, LLC, GAHC4 Milan MO SNF, LLC, GAHC4 Trenton MO SNF, LLC, GAHC4 Moberly MO SNF, LLC and GAHC4 St. Elizabeth MO SNF, LLC, collectively, as Landlord, and the indebtedness evidenced hereby is subordinated in right and time of payment, to the extent and in the manner set forth in the Master Lease, to the prior payment of any and all obligations described in the Master Lease and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Master Lease with respect to such subordination.”;
and provided further that each such Intercompany Indebtedness is structured to permit the Facilities to be eligible for future HUD Financing, In addition, nothing in this Lease shall be deemed to prohibit any of Tenant’s or any Operating Subtenant’s inter‑company cash management arrangements, provided any such arrangement flows cash to and from such Tenant or Operating Subtenant to its Parent (and not to other Operating Subtenants or Affiliates without Landlord’s consent), or the ability of Tenant and each Operating Subtenant to manage their respective cash flow on a combined basis (with respect to Tenant and each Operating Subtenant only); provided that any and all of the foregoing arrangements in this Section 12.15 shall be subordinated to the obligations owed to Landlord in accordance with this Section 12.15(d), shall remain subject to and bound by the terms of Section 20.17(b) and shall otherwise not result in the violation of Guarantors’ Net Worth covenant in the Guaranty.
(e)    Notwithstanding any language to the contrary herein, Tenant and Operating Subtenants shall be permitted to obtain unsecured Working Capital Loans in an amount equal to or less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per Operating Subtenant or Facility individually and One Million and 00/100 Dollars ($1,000,000.00) in the aggregate without Landlord’s consent; provided Tenant agrees to provide notice of such Working Capital Loans and copies of any loan documents relating thereto to Landlord upon request.
ARTICLE 13
NO WAIVER
Section 13.1    No receipt of moneys by Landlord from Tenant after the termination or cancellation of this Lease or termination of Tenant’s right to possess the Premises (or after the giving of any notice of the termination of this Lease or Tenant’s right to possess the Premises) shall reinstate, continue or extend the Term, or affect any notice theretofore given to Tenant, or affect or otherwise operate as a waiver of the right of Landlord to enforce the payment of Base Rent or Supplementary Rent then due, or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper suit, action, proceeding or remedy; it being agreed that, after the service of notice to terminate or cancel this Lease or Tenant’s right to possess the Premises, or the commencement of suit, action or summary proceedings, or any other remedy, or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any moneys due, or thereafter falling due, without, in any manner whatsoever, affecting such notice, proceeding, suit, action, order or judgment; and any and all such moneys collected shall be deemed to be payments on account of Tenant’s liability hereunder. The acceptance of any check or payment bearing or accompanied by any endorsement, legend or statements shall not, of itself, constitute any change in or termination of this Lease.
Section 13.2    The failure of any party hereunder to enforce any agreement, condition, covenant or term, by reason of its breach by the other party shall not be deemed to void, waive or affect the right of the non‑breaching party to enforce the same agreement, condition, covenant or term on the occasion of a subsequent default or breach. No surrender of the Premises by Tenant (prior to any termination of this Lease) shall be valid unless consented to in writing by Landlord.
ARTICLE 14
ESTOPPEL CERTIFICATE; CONSENT
Section 14.1    Tenant agrees that it shall, at any time and from time to time but, provided no Event of Default exists and is continuing, not more than two (2) times during each Lease Year (except to the extent reasonably necessary in Landlord’s reasonable discretion or as otherwise required under the Mortgage Loan Documents), upon not less than thirty (30) days’ prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the Base Rent and Supplementary Rent payable and the dates to which the Base Rent and Supplementary Rent have been paid, that the address for notices to be sent to Tenant is as set forth in this Lease, stating whether or not, to Tenant’s Knowledge, Landlord is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, the Commencement Date and Expiration Date for the current Term, that Tenant is in possession of the Premises, and any other customary matters reasonably requested by Landlord, any Mortgagee, or any Superior Landlord; it being intended that any such statement delivered pursuant to this Article 14 may be relied upon by Landlord or any Superior Landlord or any prospective purchaser of the Premises or any Mortgagee thereof or any assignee of any Mortgage upon the Premises. Tenant shall also cause any Operating Subtenant to deliver a statement as to the foregoing matters with respect to the applicable Operating Sublease, and the same parties shall be entitled to rely on such estoppel certificate.
Section 14.2    Landlord may secure financing of its interest in the Premises by, among other things, assigning Landlord’s interest in this Lease and the sums payable hereunder to Mortgagee. Tenant agrees, upon not less than thirty (30) days’ prior notice by Landlord, to execute, acknowledge and deliver to Landlord such commercially reasonable certificates and other documents as may be reasonably requested by Landlord.
Section 14.3    Landlord agrees that it shall, at any time and from time to time upon not less than ten (10) days’ prior notice by Tenant, execute, acknowledge and deliver to Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the Base Rent and Supplementary Rent payable and the dates to which the Base Rent and Supplementary Rent have been paid, that the address for notices to be sent to Landlord is as set forth in this Lease, stating whether or not to the knowledge of Landlord that Tenant is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, the Commencement Date and Expiration Date for the current Term, that Tenant is in possession of the Premises, and any other matters requested by Tenant; it being intended that any such statement delivered pursuant to this Article 14 may be relied upon by Tenant or any prospective purchaser of the Premises.

ARTICLE 15
QUIET ENJOYMENT
Section 15.1    Tenant, upon payment of the Rents herein reserved and upon the due performance and observance of all the covenants, conditions and agreements herein contained on Tenant’s part to be performed and observed in all material respects, shall and may at all times during the Term peaceably and quietly have, hold and enjoy the Premises without any manner of suit, trouble or hindrance of and from Landlord or any Person claiming by, through or under Landlord.
ARTICLE 16
SURRENDER
Section 16.1    Tenant shall, on the last day of the Term, or upon the sooner termination of the Term, quit and surrender to Landlord the Premises vacant (Tenant may leave in the Premises the Tenant’s Personal Property only in the event Landlord exercises its right to purchase the owned Tenant’s Personal Property or take an assignment of Tenant’s Personal Property which is leased pursuant to Section 16.5 hereof), and in good condition and repair, reasonable wear and tear, and damage from condemnation and from Tenant’s election not to restore after casualty. Upon the expiration or earlier termination of this Lease, Landlord may, to the extent permitted by Applicable Law, cause the transfer of Health Care Licenses relating to the Facilities and the operation and management of the Facilities and leasing of the Premises to any replacement operator, manager or tenant of the Facilities designated by Landlord and seek the approval of Health Care Regulatory Agencies in connection therewith. In connection with such transfer, Tenant shall, to the extent permitted by Applicable Law, use its best efforts to cooperate (and to cause Operating Subtenants to cooperate) with Landlord (including, if required by Landlord, the execution and delivery of an operations transfer agreement and bill of sale reasonably acceptable to the parties) and provide for (at no cost to Tenant provided no Default or Event of Default exists and is continuing) (i) the transfer to the successor tenant of: (A) all federal, state or municipal licenses, certifications, certificates, approvals, permits, variances, waivers, Provider Agreements and other authorizations certificates that are related to the operation of the Facilities to the extent same are transferable; and (B) all names associated with the Facilities as then known to the general public (but excluding any names or other registered intellectual property that are Tenant’s Personal Property), (ii) the preparation and filing of all notices reasonably required by Applicable Law in connection with such termination and transfer of operations, (iii) the delivery to the successor tenant of all patient and resident charts and records along with appropriate patient and resident consents, if necessary, subject to Applicable Law, (iv) upon Tenant’s receipt of payment therefor as otherwise provided in this Lease, the delivery to the successor tenant of such inventories and supplies at commercially reasonable operating levels, and (v) subject (provided no Event of Default exists) to the successor tenant’s execution of a commercially reasonable non‑disclosure agreement related thereto, the delivery of copies of all of Tenant’s books and records relating to the Facilities and their operations that are necessary to transition the Facilities to the successor tenant, to Landlord or the successor tenant, within a reasonable time so as to provide continuation of patient or resident care and minimize disruption. Tenant’s obligation to observe and perform this covenant shall survive the expiration or earlier termination of this Lease for six (6) months. In the event that Tenant fails to surrender the Premises as aforesaid, in addition to the rights of Landlord under Section 16.3, Landlord shall have the right to exercise the applicable remedies upon the occurrence of an Event of Default. Tenant shall have the right, as long as no Event of Default has occurred and is continuing under this Lease, upon the expiration of the Term (but subject to Landlord’s right to purchase Tenant’s Personal Property) to remove from the Premises all of Tenant’s Personal Property not to be purchased by Landlord, if any, whether or not the same be attached to the real estate, provided that Tenant shall at its own cost and expense reasonably restore and repair any damage to the Premises caused by the removal of Tenant’s Personal Property. Such removal shall be done upon reasonable advance notice, at a mutually convenient time approved by Landlord and without disruption of the successor tenant’s business operations.

Section 16.2    Upon the expiration of the Term, all Base Rent and Supplementary Rent and other items payable by Tenant under this Lease shall be apportioned to the date of termination.
Section 16.3    Tenant acknowledges that possession of the Premises must be surrendered to Landlord at the expiration or sooner termination of the Term. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid may be substantial. Tenant therefore agrees that, subject to Section 16.4, if possession of the Premises is not surrendered to Landlord upon the expiration or sooner termination of the Term, then, in addition to any other rights or remedies available to Landlord at law or in equity under this Lease, Tenant shall pay to Landlord, as liquidated damages for each month and for each portion of any month during which Tenant holds over in the Premises after the expiration or sooner termination of the Term, a sum equal to one hundred fifty percent (150%) of the aggregate of the Base Rent and Supplementary Rent which was payable under this Lease with respect to the last month of the Term hereof. Subject to Section 16.4, nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the expiration or sooner termination of the Term; and in the event of any unauthorized holding over, Tenant shall indemnify each of the Indemnified Landlord Parties against all Losses resulting from claims by any other lessee or prospective lessee to whom Landlord may have leased all or any part of the Premises effective before or after the expiration or termination of the Term of this Lease. If Tenant holds over in possession after the expiration or termination of the Term, such holding over shall not be deemed to extend the Term or renew this Lease, but the tenancy thereafter shall continue as a tenancy from month to month upon the terms and conditions of this Lease at the Base Rent and Supplementary Rent as herein increased. Tenant hereby waives the benefit of any Applicable Law which would contravene or limit the provisions set forth in this Section 16.3. This provision shall survive the expiration or earlier termination of this Lease.
Section 16.4    Notwithstanding anything to the contrary contained in this Lease, but subject to all Landlord’s rights and remedies under this Lease upon an Event of Default, if pursuant to Applicable Law, the parties are unable to effectuate the transfer of the Health Care Licenses to the successor operator, manager, tenant and/or other designee of Landlord, or Tenant is required to continue to operate the Facilities after the Expiration Date, in order to avoid the loss or suspension of any Health Care Licenses or Provider Agreements and Landlord notifies Tenant in a reasonable amount of time (in any event, no less than forty‑five (45) Business Days) in advance of the termination or expiration of the Term that Landlord requests Tenant to extend the current Term for a stated period of time (which shall not exceed six (6) months, without the written consent of Tenant), the parties shall extend the current Term for such period of time and Tenant shall do so pursuant to Applicable Law, and Tenant shall continue to pay Landlord Base Rent and Supplementary Rent at the rates in effect under this Lease at the time of such extension. Landlord further agrees that if Tenant is required to continue the operation of any Facility pursuant to this Section 16.4, then at Tenant’s option provided no Event of Default exists and is continuing, Tenant may continue to operate the balance of the Facilities until such time as Tenant is permitted to cease operations of all of the Facilities. The period of time pursuant to which the current Term is extended and Tenant continues to operate any Facility or Facilities pursuant to this Section 16.4 shall be referred to as the “Extended Operation Period”.
Section 16.5    At the expiration or earlier termination of the Lease, Landlord shall have the right to (i) for no consideration, take an assignment of the Tenant’s interest in all of the leased Tenant’s Personal Property free and clear of all liens and encumbrances (other than said lease) and (ii) purchase all of the owned Tenant’s Personal Property free and clear of all liens and encumbrances for the fair market value thereof, which right must be exercised by Landlord upon irrevocable written notice to Tenant at least six (6) months prior to the expiration of the Term, or the Extended Operation Period, or concurrently with the earlier termination of this Lease, as applicable. The parties shall use commercially reasonable efforts to close on the sale of the Tenant’s Personal Property upon the expiration or sooner termination of the Term.

For purposes of determining the fair market value of the owned Tenant’s Personal Property (“Personal Property Fair Market Value”), the following procedure shall apply:
(a)    If Landlord has timely delivered the aforementioned notice, Tenant shall within thirty (30) days after receipt of Landlord’s notice, deliver to Landlord a written notice of Tenant’s determination of the Personal Property Fair Market Value (the “Value Notice”).
(b)    Within thirty (30) days after Landlord’s receipt of the Value Notice, Landlord shall give Tenant a notice (“Landlord’s Value Response Notice”) electing either (i) to accept the Personal Property Fair Market Value set forth in the Value Notice, in which case the Personal Property Fair Market Value shall be as set forth in the Value Notice, or (ii) not to accept Tenant’s determination of the Personal Property Fair Market Value set forth in the Value Notice in which case Landlord’s Value Response Notice shall include Landlord’s determination of the Personal Property Fair Market Value, whereupon Landlord and Tenant shall endeavor to agree upon the Personal Property Fair Market Value on or before the date that is thirty (30) days after Tenant’s receipt of Landlord’s Value Response Notice. If Landlord and Tenant are unable to agree upon the Personal Property Fair Market Value within such thirty (30)‑day period, then the Personal Property Fair Market Value shall be determined in accordance with Section 16.5(c) below. If Landlord fails to deliver Landlord’s Value Response Notice within the thirty (30)‑day period following its receipt of Tenant’s Value Notice, Landlord shall be conclusively deemed to have rejected Tenant’s determination of the Personal Property Fair Market Value.
(c)    If Landlord and Tenant shall fail to agree upon the Personal Property Fair Market Value within thirty (30) days of the date of Tenant’s receipt of Landlord’s Value Response Notice, then, within ten (10) Business Days thereafter, Landlord and Tenant each shall give notice to the other setting forth the name and address of an independent appraiser or consultant having at least ten (10) years’ experience in the business of appraising or determining the value of personal property comparable to Tenant’s Personal Property. If either party shall fail to give notice of such designation within such ten (10) Business Day period, then the single appraiser chosen shall make the determination alone. If two (2) appraisers have been designated, such two (2) appraisers may consult with each other and shall, not later than the thirty (30) days thereafter choose either Landlord’s or Tenant’s determination of the Personal Property Fair Market Value by simultaneously giving written notice thereof to each of Landlord and Tenant, in which case the determination so chosen shall be final and binding upon Landlord and Tenant and their respective Affiliates. If such two (2) appraisers shall fail to concur within such thirty (30)‑day period, then such two (2) appraisers shall, within the next ten (10) days, designate a third appraiser meeting the above requirements. The third appraiser shall, within thirty (30) days after its designation, choose either Landlord’s or Tenant’s determination (and no other) by simultaneously delivering to Landlord and Tenant signed and acknowledged original counterparts of his or her determination within seven (7) days thereof, which determination shall be final and binding upon Landlord and Tenant and their respective Affiliates. The determination of the appraisers pursuant to this Section 16.5(c) shall be deemed to be binding arbitration which may be confirmed by court order at the request of either Landlord or Tenant. The parties shall thereafter execute and deliver any instruments of conveyance required to transfer Tenant’s Personal Property pursuant to such appraisers’ determination.
(d)    The fees, costs and expenses of each party’s appraiser shall be paid by such party. The fees, costs and expenses of the third appraiser shall be shared equally by Landlord and Tenant. If a decision is rendered by a single appraiser due to the other party’s failure to designate an appraiser, then the fees, costs and expenses of the appraiser so rendering the decision shall be shared equally by Landlord and Tenant.
(e)    The Personal Property Fair Market Value shall be paid by Landlord to Tenant at closing of the sale of Tenant’s Personal Property by wire transfer of immediately available funds.

ARTICLE 17
ACCESS
Section 17.1    Landlord shall at all times during the Term, upon giving Tenant at least two (2) Business Days’ prior written notice, have the right and privilege to enter the Premises for the purpose of inspecting the same, to ensure compliance by Tenant with all of the provisions set forth in this Lease, or for the purpose of showing the same to prospective purchasers or Mortgagees thereof. Landlord shall also have the right and privilege at all times during the Term to post notices of non‑responsibility for work performed by or on behalf of Tenant and, during the last one (1) year of the Term, Landlord shall have the right and privilege to enter the Premises at reasonable times upon reasonable notice during business hours for the purpose of exhibiting the same to prospective new tenants. Notwithstanding the foregoing, Landlord will not access patient or medical information which is protected from such access by Federal or State privacy laws, including the Health Insurance Portability and Accountability Act (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act and the regulations promulgated thereunder, as amended, and Landlord will respect patient’s rights to privacy of their own rooms and possessions.
Section 17.2    Landlord shall at all times during the Term, upon giving Tenant reasonable prior written notice, have the right to enter the Premises or any part thereof for the purpose of performing such Work thereon as Landlord deems reasonably necessary or advisable following the failure of Tenant to perform such Work required to be performed by Tenant under this Lease after notice of an Event of Default and passage of any applicable cure periods, which Work must be supported by an engineering report from an engineer reasonably agreed to by both Landlord and Tenant, but such right of access shall not be construed as obligating Landlord to perform any Work on the Premises or as obligating Landlord to make any inspection or examination of the Buildings. Tenant shall pay to Landlord, on demand, as Supplementary Rent hereunder, all amounts reasonably expended by Landlord pursuant to this Section 17.2, which amounts shall bear interest at the Default Rate until paid. In the event of an emergency, Landlord shall have the right to enter the Premises or any part thereof.
ARTICLE 18
ENVIRONMENTAL MATTERS

Section 18.1    Tenant will not use, generate, manufacture, produce, store, release, discharge or dispose of in, on, under, from or about the Premises or transport to or from the Premises any Hazardous Substance and will not allow or suffer any other Person to do so (except for amounts or concentrations of Hazardous Substances (a) that do not constitute a violation of or require remedial action under Environmental Laws, or (b) that may otherwise be customarily used in the ordinary operation of Tenant’s business and which are handled in accordance with all Applicable Laws (collectively, an “Immaterial Use”)).
Section 18.2    Tenant shall keep and maintain the Premises in material compliance with, and shall not cause, permit or suffer the Premises to be in material violation of, any Environmental Law. Tenant shall, at its sole cost and expense, cause any Work to be conducted and performed by qualified contractors and in compliance with all Environmental Laws.
Section 18.3    Tenant shall give prompt written notice to Landlord of:
(a)    any use, generation, manufacture, production, storage, release, discharge or disposal of any Hazardous Substance in, on, under, from or about the Premises or the migration thereof to or from other property, in each case, during the Term (other than Immaterial Use);

(b)    Tenant’s Knowledge of the commencement, institution or threat of any proceeding, inquiry or action by or written notice from any Governmental Authority with respect to the use or presence of any Hazardous Substance in, on, under, from or about the Premises or the migration thereof from or to other property, in each case, during the Term;
(c)    Tenant’s Knowledge of all claims or demands made or threatened by any third‑party against Landlord, Tenant or the Premises relating to any damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance (an “Environmental Claim”), in each case, during the Term;
(d)    Tenant’s Knowledge, during the Term, of any circumstances, occurrence or condition on, in, under, to or from the Premises, that reasonably could (i) cause the Premises or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use under any Environmental Law, (ii) give rise to a proceeding, inquiry, notice of violation, penalty or fine by any Governmental Authority under Environmental Law against Landlord or Tenant, or (iii) give rise to an Environmental Claim; and
(e)    Tenant’s Knowledge of any claims for the incurrence of expense by any Governmental Authority or others in connection with the assessment, containment, remediation or removal of any Hazardous Substance located on, under, from or about the Premises, in each case, during the Term.
Section 18.4    Landlord shall have the right, but not the obligation, to join and participate in, as a party if it so elects, any administrative or legal proceedings or actions initiated with respect to the Premises in connection with any Environmental Law, with each party bearing its own costs of such legal proceedings except as provided in Section 18.6.
Section 18.5    Without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall not take any remedial action in response to the presence of any Hazardous Substance in, on, under, from or about the Premises, nor enter into any settlement, consent or compromise which might reasonably impair the value of Landlord’s interest in the Premises under this Lease; provided, however, that Landlord’s prior consent shall not be necessary if such action is required by Applicable Law or if the presence of any Hazardous Substance in, on, under, from or about the Premises either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate remedial response is necessary and it is not reasonably practical or possible to obtain Landlord’s consent before taking such action. In such event Tenant shall notify Landlord as soon as practicable of any action so taken. Landlord agrees not to withhold its consent, where such consent is required hereunder, if a particular remedial action is ordered by a court or any agency of competent jurisdiction.
Section 18.6
(a)    Tenant shall protect, indemnify and hold harmless each of the Indemnified Landlord Parties from and against any and all Losses arising out of and to the extent attributable to (i) a breach of any of the covenants, representations and warranties of this Article 18 by Tenant, (ii) the use, generation, manufacture, production, storage, release, threatened release, discharge or disposal of a Hazardous Substance in, on, under, from or about the Premises prior to or during the Term, (iii) [reserved], or (iv) the violation or liability under any Environmental Law arising from any activity carried on or undertaken on the Premises prior to or during the Term by Tenant or any employees, agents, contractors or subcontractors of Tenant or any third‑persons occupying or present on the Premises prior to or during the Term (but excluding any such third‑person occupying or present on the Premises under the control of Landlord or any of its Affiliates), including, without limitation: (A) the reasonable costs of any required or necessary response, repair, cleanup or detoxification of the Premises and the preparation and implementation of any closure, remedial or other required plans including, without limitation: (1) the costs of response, removal or remedial action incurred by any Governmental Authority or reasonably by any other Person, or damages from injury to, destruction of, or loss of natural resources, including the costs of assessing such injury, destruction or loss, incurred pursuant to any Environmental Law; (2) the clean‑up costs, fines, damages or penalties incurred pursuant to the provisions of Applicable Law; and (3) the cost and expenses of abatement, correction or clean‑up, fines, damages, response costs or penalties which arise from the provisions of any other Applicable Law; and (B) liability for damages, including damages assessed for the maintenance of the public or private nuisance, response costs or for the carrying on of an abnormally dangerous activity. Subject to Subsection 18.6(b) below, the obligations under this Section 18.6 shall apply regardless of when the violation, liability, loss, harm, damage or injury is discovered; provided, however, that Tenant shall have no liability under this Section 18.6 to the extent any such violation, liability, Loss, harm, damage or injury results from the negligence, illegal acts, fraud or willful misconduct of Landlord.
(b)    The foregoing indemnity (“Environmental Indemnities”), (i) is intended to be operable under 42 U.S.C. Section 9607(e)(1) and any successor section thereof and shall survive expiration or earlier termination of this Lease and any transfer of all or a portion of the Premises by Tenant; provided, however, that, if Tenant delivers to Landlord, at Tenant’s expense, updated Environmental Reports (“Updated Environmental Reports”) confirming there are no Recognized Environmental Conditions existing at the Facilities in violation of this Lease (the “Updated Clean Environmental Reports”), the Environmental Indemnities with respect to each Facility for which Tenant delivers an Updated Clean Environmental Report shall only survive the expiration or earlier termination of this Lease for two (2) years thereafter; and (ii) shall in no manner be construed to limit or adversely affect Landlord’s rights under this Article 18, including, without limitation, Landlord’s rights to approve any Remedial Work or the contractors and consulting engineers retained in connection therewith. In the event that the Updated Environmental Reports reveal the existence of any Recognized Environmental Conditions existing at the Facilities or any other Environmental Event in violation of this Lease, and Tenant thereafter completes such Remedial Work that is, as determined by any Governmental Authority, required to be completed to remedy the applicable Recognized Environmental Condition or Environmental Event, then, notwithstanding anything contained herein to the contrary, the indemnity under Section 18.6(a) with respect to the Facility to which such Recognized Environmental Condition or Environmental Event related, shall only survive for two (2) years thereafter.
Section 18.7
(a)    In the event that any reporting, assessment, investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the “Remedial Work”) is, as determined by any Governmental Authority or reasonably by any Environmental Engineer, required to be completed at any of the Facilities as a result of any release, discharge or disposal of Hazardous Substances in violation of, or so as to require remedial action under, Environmental Laws prior to or during the Term (an “Environmental Event”), then, except to the extent any such Environmental Event was the result of the illegal acts, fraud or willful misconduct of Landlord, Tenant shall within thirty (30) days after written demand for performance thereof by Landlord (or such shorter period of time as may be required under any Applicable Law or agreement), commence to perform, or cause to be commenced, and thereafter diligently prosecute to completion within such period of time as may be required under any Applicable Law or agreement (or as otherwise reasonably determined by an Environmental Engineer), all such Remedial Work at Tenant’s sole expense in accordance with the requirements of any applicable Governmental Authority or Environmental Law. All such Remedial Work shall be completed in accordance with Applicable Law and performed by qualified contractors, and for an amount in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) shall be performed by one or more qualified contractors approved in advance in writing by Landlord, which approval may be withheld by Landlord’s reasonable discretion, and under the supervision of a consulting engineer approved in advance in writing by Landlord. The scope of work and schedule for any such Remedial Work shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall only be obligated to perform such Remedial Work as is necessary to cure the Environmental Event and shall not be required to attain remediation standards in excess of the requirements of any applicable Environmental Laws. All reports, data, correspondence or any other submittals to a Governmental Authority in connection with any Remedial Work shall be provided in draft form to Landlord prior to submittal to the Governmental Authority, and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and Landlord’s actual and reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work. In the event Tenant shall fail to timely commence, or cause to be commenced, or fail to complete such Remedial Work within the time required above, Landlord may, but shall not be required to, cause such Remedial Work to be performed, and all reasonable costs and expenses thereof, or incurred in connection therewith, shall become part of the Indebtedness secured hereby. The obligations under this Section 18.7 shall survive expiration or earlier termination of this Lease and any transfer of all or any portion of the Premises by Tenant or Landlord for one year.
(b)    Tenant shall maintain and comply with an Operation and Maintenance Plan reasonably satisfactory to Landlord for any Facility containing asbestos‑containing materials.
Section 18.8    In the event that Landlord reasonably believes or any Mortgagee believes that there may be a violation of any covenant under this Article 18, Landlord is authorized, but not obligated, by itself, its agents, employees or workmen to enter at any reasonable time following notice, so long as such entry does not unduly interfere with Tenant’s normal conduct of business, upon any part of the Premises for the purposes of inspecting the same for Hazardous Substances and Tenant’s compliance with this Article 18, and such inspections may include, without limitation, soil borings; provided, however, if Landlord reasonably believes that the violation or threatened violation either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate response may be necessary, Landlord may enter the Premises at any time and Tenant’s prior consent shall not be necessary. In such event, Landlord shall notify Tenant as soon as practicable of any action so taken. If such inspection reveals any violation of Environmental Law or violation of any covenant under this Article 18 or the existence of any Environmental Event, Tenant agrees to pay to Landlord, within ten (10) Business Days after Landlord’s written demand, all reasonable expenses, costs or other amounts incurred by Landlord in performing any inspection for the purposes set forth in this Section 18.8.
Section 18.9    “Environmental Law” and “Environmental Laws” shall mean, respectively, any one or more Applicable Laws pertaining to health, industrial hygiene, hazardous waste or the environmental conditions in, on, under, from or about the Premises or any part thereof, including, without limitation, the laws listed in the definition of Hazardous Substances below, and the rules and regulations promulgated thereunder; in each case as the same may have been and hereafter may be supplemented, modified, amended, restated or replaced from time to time.
Section 18.10     “Hazardous Substance” and “Hazardous Substances” shall mean, respectively, any waste or any one or more elements, compounds, chemical mixtures, contaminants, pollutants, materials or other substances (a) which poses a threat to the public health, safety or welfare or to the environment if released, or (b) which is defined, determined or identified as a “hazardous substance”, “hazardous waste” or “hazardous material”, or is otherwise regulated under any Applicable Law, including, without limitation, the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980

(codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); (v) the Clean Water Act (33 U.S.C. § 1251 et seq.); (vi) the Clean Air Act (42 U.S.C. § 7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. § 349; 42 U.S.C. § 201 and § 300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. § 3421); (ix) the Superfund Amendments and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendments and Reauthorization Act (40 U.S.C. § 1101 et seq.).
Section 18.11    [Intentionally Omitted.]
Section 18.12    Landlord and Tenant shall cooperate (at Tenant’s sole cost) in the initiation of claims and the enforcement of remedies against third‑parties which may be responsible for environmental conditions at the Premises.
Section 18.13    Tenant shall be responsible for, or in the alternative shall hire qualified contractors to manage, the safe and secure storage, transport and off‑site disposal of medical waste materials, including, without limitation, biological or infectious waste and radioactive materials as well as pharmaceuticals, drugs and controlled substances at the Facilities and compliance with all Applicable Laws pertaining to such storage, transport and disposal.
Section 18.14
(a)    Tenant acknowledges and agrees that (i) it has reviewed and is aware of all environmental conditions at, in, on, under, from or potentially affecting the Premises (the “Environmental Conditions”), referenced in the documents and reports listed on Schedule “G” attached hereto (the “Environmental Reports”), (ii) it takes possession of the Premises with full knowledge of the Environmental Conditions, and (iii) the “As Is” condition referenced in Section 20.16 shall include the Environmental Conditions. Tenant acknowledges and agrees that it hereby waives any claim or remedies against Landlord arising out of or in connection with any of the Environmental Conditions, arising in law or equity, whether by statute, regulation, common law or by agreement other than as specifically provided by this Lease, including, but without limitation, for contribution, cost recovery, interference with quiet enjoyment of the Premises, reduction or abatement of Rent, or other damages. The provisions contained in this Section 18.14 shall survive the expiration or earlier termination of this Lease. Notwithstanding anything contained herein to the contrary, Landlord acknowledges that it has reviewed and is aware of all of the Environmental Conditions referenced in the Environmental Reports.
(b)    Notwithstanding any of the information, conclusions or determinations contained in the Environmental Reports, Tenant hereby acknowledges that in the event Landlord, in its reasonable discretion, or any Mortgagee determines that additional assessment, investigation, sampling, monitoring, remedial or other response actions may be necessary to address Environmental Conditions at the Premises or any portion thereof, Landlord shall have the right to conduct such actions following prior notice to Tenant, and Tenant shall provide access to the Premises as needed to conduct and complete such work.
Section 18.15    All costs and expenses incurred by Landlord under this Article 18 shall be immediately due and payable as Supplementary Rent no later than ten (10) days after written demand and shall bear interest at the Default Rate from the date of notice of such payment by Landlord and the expiration of any grace period provided herein until repaid.

ARTICLE 19
FINANCIAL AND REGULATORY REPORTING COVENANTS
Section 19.1    Tenant will furnish to Landlord:
(a)    As soon as available, and in any event within ninety (90) days after the end of each applicable fiscal year, beginning with the fiscal year ending December 31 of the calendar year in which this Lease is executed, (i) copies of the annual audit reports for Tenant, each Operating Subtenant and each Guarantor containing balance sheets and statements of income, retained earnings and cash flow as at the end of such fiscal year and for the fiscal year then ended, setting forth in comparative form the figures for the immediately preceding fiscal year, all in reasonable detail and audited and certified on an unqualified basis by any independent accounting firm which is reasonably acceptable to Landlord (provided that Landlord hereby acknowledges that if retained by Tenant, Landlord hereby accepts RubinBrown as its auditor), to the effect that such report has been prepared in accordance with GAAP, and (ii) individual operating statements and detailed trial balance in Excel for each Facility; provided, however, and notwithstanding the foregoing, in lieu of the foregoing deliveries, for the first partial calendar year of this Lease (2018), Tenant shall deliver an audit report for the Tenant and each Operating Subtenant of its year‑end balance sheet only, in reasonable detail and audited and certified on an unqualified basis by any independent accounting firm which is reasonably acceptable to Landlord (provided that Landlord hereby acknowledges that if retained by Tenant, Landlord hereby accepts RubinBrown as its auditor) to the effect that such report has been prepared in accordance with GAAP. As soon as available, and in any event within thirty (30) days after the end of each applicable fiscal year, beginning with the fiscal year ending December 31 of the calendar year in which this Lease is executed, Tenant will furnish to Landlord a copy of Projections for Tenant’s, each Operating Subtenant’s and each Guarantor’s fiscal year immediately following the fiscal year which is the subject of the financial statements delivered pursuant to the immediately preceding clause (i). The foregoing shall be complete in all material respects. Tenant represents and warrants to Landlord that no Tenant or Affiliate has a direct or indirect ownership interest in RubinBrown.
(b)    As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter beginning with the fiscal quarter ending September 30, 2018, (i) copies of unaudited financial reports for Tenant, each Operating Subtenant and each Guarantor as of the end of such period and for the portion of the fiscal year then ended containing balance sheets and statements of income, retained earnings, and cash flow, setting forth in comparative form the figures for the corresponding period of the immediately preceding fiscal year, in reasonable detail certified by the chief executive officer, chief financial officer or chief accounting officer of RCMC to have been prepared in accordance with GAAP and to fairly present the financial condition and results of operations of Tenant, Operating Subtenants and Guarantors at the date and for the periods indicated therein, subject to year‑end audit adjustments, and (ii) individual operating statements and detailed trial balance in Excel for each Facility, also subject to year‑end adjustments. The foregoing shall be true and complete in all respects.
(c)    As soon as available, and in any event within thirty (30) days after the end of each month beginning with the month ending September 30, 2018, (i) copies of unaudited financial reports (and each Operating Subtenant to the extent separate from Tenant’s) for Tenant as of the end of such period and for the portion of the fiscal year then ended containing balance sheets and statements of income, retained earnings and cash flow, setting forth in comparative form the figures for the corresponding period of the immediately preceding fiscal year, in reasonable detail certified by the chief executive officer, chief financial officer or chief accounting officer of RCMC to have been prepared in accordance with GAAP and to fairly present the financial condition and results of operations of Tenant and each Operating Subtenant at the date and for the periods indicated therein, subject to year‑end audit adjustments, and (ii) individual operating statements and detailed trial balance in Excel for each Facility, also subject to year‑end adjustments. The foregoing shall be complete in all respects.
(d)    Copies of the annual capital and operating budgets of each Facility, to be delivered as soon as available, and in any event on or before October 31 of the year preceding the budgeted year.
(e)    Within fifteen (15) Business Days after receipt by Tenant of notice of the commencement thereof, notice of all actions, suits and proceedings before any Governmental Authority or arbitrator materially adversely affecting Tenant’s ability to perform its obligations under this Lease and of any Operating Subtenant’s ability to perform its obligations under an Operating Sublease.
(f)    Within fifteen (15) Business Days after receipt by Tenant, any Operating Subtenant or Manager or their Affiliates (each, a “Recipient Party”) of the notice of commencement thereof, notice of (and copies of all responses and correspondence relating thereto) (i) any investigation, legal proceeding, settlement, judgment, consent order or agreement, certificate of compliance agreement or corporate integrity agreement (but excluding, any immaterial adjustments, complaints and corrective activity in the ordinary course of business; provided, however, that the foregoing parties shall use commercially reasonable efforts to deliver copies of any such immaterial documents to Landlord upon request) imposed by any Health Care Regulatory Agency with respect to the operations at any Facility; (ii) any actual or threatened in writing termination, revocation, suspension, debarment or disqualification of Tenant, any Operating Subtenant or any of their respective Affiliates providing services at any Facility (each, a “Service Affiliate”) from being a holder of any material Health Care License or recipient of payment or reimbursement from Medicare, Medicaid or any other Third‑Party Payor (that, in the case of any other Third‑Party Payor, constitutes a material portion of the business of such part, and has or would reasonably be expected to have a material adverse effect on the financial condition of a particular Facility and Tenant’s and the applicable Operating Subtenant’s ability to perform its obligations under this Lease and the applicable Operating Sublease); (iii) the imposition of any monetary penalty or fine by any Third‑Party Payor, Healthcare Regulatory Agency or any other Governmental Authority against Tenant, Operating Subtenant or any Service Affiliate in connection with services rendered at any of the Facilities; (iv) any violation by Tenant, Operating Subtenant or any Service Affiliate of Stark Law, the Anti‑Kickback Statute, False Claims Act or any other Health Care Laws in connection with the operation of the Facilities; and (v) any breach of any corporate integrity agreement or related settlement agreement. Notwithstanding anything to the contrary in this Lease, in the event that Tenant has failed to deliver any notice required by this Section 19.1(f) within the prescribed time period, such failure shall, upon notice by Landlord to Tenant, be deemed to constitute an Event of Default hereunder, provided that prior to exercising any of its rights under this Lease in respect of such Event of Default, Landlord shall first provide Tenant with an opportunity to cure such Event of Default by payment to Landlord of the amounts set forth below and delivery to Landlord of the required notice and documentation:
(i)    if Tenant fails to deliver the notice and documentation required by Section 19.1(f) (with respect to any item, event or occurrence, the existence of which would be reasonably likely to result in an Adverse Facility Impact and/or is reasonably analogous to the type of notice for which Landlord has previously given Tenant or an Operating Subtenant notice of its expectation that such notices and documentation are required to be delivered pursuant to Section 19.1(f) (collectively, “Material Adverse Notices”)) within fifteen (15) Business Days after receipt by any Recipient Party of same, Base Rent with respect to the Facility or Facilities to which such notice relates shall, for the month following such failure, be temporarily increased by one and one‑half percent (1.5%);

(ii)    if Tenant fails to deliver the notice and documentation required by Section 19.1(f) with respect to Material Adverse Notices within thirty (30) calendar days after receipt by any Recipient Party of same, Base Rent with respect to the Facility or Facilities to which such notice relates shall, for the month following such failure, be temporarily increased by two and one‑half percent (2.5%); and
(iii)    if Tenant fails to deliver the notice and documentation required by Section 19.1(f) with respect to Material Adverse Notices within forty‑five (45) calendar days after receipt by any Recipient Party of same, Base Rent with respect to the Facility or Facilities to which such notice relates shall, for the month following such failure, be temporarily increased by five percent (5%).
(g)    Tenant shall provide Landlord with reasonable notice of any and all settlement discussions and/or negotiations materially adversely affecting Tenant or any Operating Subtenant (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business) between representatives of Tenant, any Operating Subtenant and any Governmental Authority, provided that the Governmental Authority does not require that such discussions and/or negotiations be kept confidential, including, without limitation negotiations with respect to any legal proceedings, claims (including without limitation, Recoupment Claims), settlement agreement, consent order or agreement, certificate of compliance agreement or corporate integrity agreement between Tenant and its Affiliates and any Governmental Authority (“Settlement Discussions”). In connection with Settlement Discussions, (i) Tenant shall timely provide Landlord with copies of any and all documents that Tenant or any Operating Subtenant intends to submit, or that Tenant or any Operating Subtenant receives, in connection with any Settlement Discussions, and (ii) Tenant shall advise Landlord as to the status of the Settlement Discussions.
(h)    Tenant shall provide Landlord and the Mortgagee with copies of all documents, instruments, permits, notices, statements and information reasonably required under the Mortgage and the other loan documents in connection therewith (to the extent Tenant has received copies thereof) to be provided with respect to the Premises and the operation of the Facilities.
(i)    No receipts of any such notice under subsections (d), (e) and (f) above shall impose any obligation on Landlord to take any action or to enforce its rights hereunder or otherwise remedy the circumstances leading to such notice.
(j)    Tenant will keep and maintain or will cause to be kept and maintained on a fiscal year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Tenant and each Operating Subtenant and all items of income and expense in connection with the operation on an individual basis of the Premises. Landlord or Landlord’s designee shall have the right from time to time (but not more than once in any calendar quarter unless Tenant shall be in Default under this Lease), at all times during normal business hours upon reasonable advance notice, to examine such books, records and accounts at the office of Tenant or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Landlord shall desire at Landlord’s expense (except in the case of an Event of Default in which case the same shall be at Tenant’s expense).
(k)    Tenant will furnish Landlord, (i) within thirty (30) Business Days after the end of each calendar month, and (ii) upon Landlord’s request, within twenty (20) Business Days following receipt of such request, with a true, complete and correct Occupancy Report for the Facilities.
(l)    [Intentionally Omitted].

(m)    Tenant shall completely and accurately file (or cause to be filed) all required Third‑Party Payor cost reports on or prior to the date such reports are due (as such due date may have been extended by the Third‑Party Payor without the imposition of any penalty, interest or violation or any revocation, termination, or suspension of a Health Care License or disbarment or disqualification from the Third‑Party Payor program) and shall furnish Landlord, within fifteen (15) Business Days of the date of filing, a complete and accurate copy of the annual Medicare or Medicaid cost report and other annual Third‑Party Payor cost reports for Tenant or any Operating Subtenant, and promptly furnish Landlord any amendments filed with respect to such reports and all notices, responses, audit reports or inquiries with respect to such reports.
(n)    Tenant shall furnish Landlord, within thirty (30) days of the receipt by Tenant or any Operating Subtenant, all annual payment/reimbursement rate sheets from all Third-Party Payors, and promptly after receipt thereof by Tenant or any Operating Subtenant, any new, revised or amended payment/reimbursement rate sheets and other annual payment/reimbursement rate sheets from all Third-Party Payors for Tenant which may be issued subsequent to the annual payment/reimbursement rate sheets.
(o)    With respect to any deficiency cited, Tenant shall furnish Landlord, within thirty (30) days of receipt but at least five (5) days prior to the earliest date on which Tenant or any Operating Subtenant is required to take any action with respect thereto or would suffer any adverse consequence, a copy of any Third‑Party Payor or other licensing or accreditation or ranking agency or entity survey, report, warning letter, or notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Landlord a copy of the plan of correction generated from such survey, report, warning letter, or notice for Tenant or any Operating Subtenant and by subsequent correspondence related thereto, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in any Third‑Party Payor program by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).
(p)    Any reports, statements or other information required to be delivered under this Lease shall be delivered (i) in paper form, or (ii) if requested by Landlord, in electronic form. Tenant agrees that Mortgagee may disclose information regarding the Facilities as provided to Mortgagee pursuant to this Section in connection with the securitization of the Mortgage Loan to such parties requesting such information in connection with such securitization.
(q)    Tenant shall cause all residency agreements of the Facilities to comply in all material respects with any applicable Health Care Requirements.
Section 19.2    Tenant acknowledges that Landlord may be, or may be affiliated with, a publicly registered company (“Registered Company”). Tenant acknowledges that it has been advised that if the Landlord is or becomes a Registered Company, or is or becomes affiliated with a Registered Company, that the Landlord or said Affiliate may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three (3) fiscal years immediately prior to the fiscal year in which this Lease is dated and to the fiscal year in which this Lease is dated (the “Audited Years”) through the first anniversary of the date of this Lease (the “Stub Period”) for the Premises (calculated on a per Facility basis). To assist Landlord and its Affiliate in preparing the SEC Filings, Tenant covenants and agrees that, upon not less than two (2) weeks prior written notice and during normal business hours, it shall cause each Guarantor and each Operating Subtenant to provide Landlord, as necessary for purposes of the SEC filings, with the following: (a) access to bank statements for the Audited Years and Stub Period; (b) rent roll as of the end of the Audited Years and Stub Period; (c) operating statements for the Audited Years and Stub Period; (d) access to the general ledger for the Audited Years and Stub Period; (e) cash receipts schedule for each month in the Audited Years and Stub Period; (f) access to invoices for expenses and capital improvements in the Audited Years and Stub Period; (g) accounts payable ledger and accrued expense reconciliations; (h) check register for the Audited Years and Stub Period and the three months thereafter; (i) all leases and 5‑year lease schedules; (j) copies of all insurance documentation for the Audited Years and Stub Period; (k) copies of accounts receivable aging as of the end of the Audited Years and Stub Period along with an explanation for all accounts over thirty (30) past due as of the end of the Audited Years and Stub Period; (l) a signed representation letter in the form attached hereto as Schedule “H”; (m) all organizational documents of Tenant, each Operating Subtenant and each Guarantor; (n) confirmation of all cash receivables and payables for the Audit Years and the Stub Period; (o) all information related to financial statement footnotes; and (p) to the extent necessary, the information set forth in the letter set forth in the form attached hereto as Schedule “I”. Tenant also agrees to deliver to Landlord a signed representation letter in the form provided in the foregoing clause (l) as of the Effective Date. The foregoing shall be subject to compliance with all Applicable Laws. Notwithstanding any language to the contrary set forth herein, Landlord agrees to engage Landlord’s auditor at its sole cost and expense and to reimburse Tenant, each Guarantor and each Operating Subtenant for (x) the fees and expenses actually charged by their independent accountants in assisting Landlord’s auditor with the foregoing audit and SEC Filings pursuant to this Section 19.2 (not to include the cost of Tenant’s, Guarantors’ or the Operating Subtenants’ audited financial statements or other fees or expenses which any of them would have incurred regardless of the foregoing audit and SEC filing requirements), and (y) any other reasonable out‑of‑pocket expenses actually incurred pursuant to meeting their respective obligations under this Section 19.2, including, without limitation, legal fees. In the event that the obligations of Tenant, each Guarantor and each Operating Subtenant under this Section 19.2 unreasonably interferes with their ability to manage and operate the Facilities in the ordinary course of business, Landlord shall, at its sole cost and expense (unless an Event of Default exists and is continuing, in which event the following shall be at Tenant’s cost), provide Tenant, each Guarantor and each Operating Subtenant with all reasonable and necessary additional resources in order to assist them with the fulfillment of such obligations.
Section 19.3
(a)    Landlord shall be permitted to rely upon the accuracy and completeness of the items furnished pursuant to this Article 19 and to disclose and publish the same as required by Applicable Laws. Without limiting the generality of the foregoing, Tenant acknowledges that Landlord is a Subsidiary of a Real Estate Investment Trust and that, as such, it is subject to certain filing and reporting requirements in accordance with Applicable Laws, including, but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Lease or the provisions of any other existing agreement between the parties hereto to the contrary, Landlord may publicly file, disclose, report or publish any and all information related to this Lease (including the information provided to Landlord pursuant to this Article 19) that may be reasonably interpreted as being required by Applicable Law or regulation.
(b)    Except as provided below, and except for disclosures of information permitted by Section 19.3(a), Landlord shall use commercially reasonable efforts to keep confidential the information provided to Landlord pursuant to this Article 19. Notwithstanding the foregoing, Landlord may disclose such information (i) to its existing or potential lenders or purchasers of the Premises, (ii) to Landlord’s and to said lenders’ and purchasers’ Affiliates, directors, officers, employees, and third‑party advisors (including, without limitation, financial advisors, legal counsel and accountants), and (iii) as may be required by court order.

ARTICLE 20
LICENSED FACILITY OPERATION; ACCESS TO BOOKS AND RECORDS; MANAGEMENT

Section 20.1    The parties agree that if this Lease is determined to be governed by § 1861(v)(1) of the Social Security Act (§ 952 of the Omnibus Reconciliation Act of 1980) and the regulations promulgated in implementation thereof at 42 C.F.R. Part 420, the parties each agree to make available to the Comptroller General of the United States, the Department of Health and Human Services (“HHS”) and their duly authorized representatives, the books, documents and records of either of the parties and such other information as may be required by the Comptroller General or Secretary of HHS to verify the nature and extent of the costs of services provided by either of the parties. If either of the parties carry out the duties of this Lease through a subcontract worth Ten Thousand and 00/100 Dollars ($10,000.00) or more over a twelve (12)‑month period with an Affiliate, the subcontract will also contain an access clause to permit access by the Secretary, Comptroller General and their representatives to the related organization’s books and records.
Section 20.2    During the Term of this Lease, Tenant shall (a) no less often than quarterly, provide Landlord with a copy of Tenant’s (and or each Operating Subtenant’s, to the extent separate from Tenant’s) most recent profit and loss statement and balance sheet, (b) provide Landlord with a copy of each cost report Tenant may submit to the State or any other governmental agency or administrator of a public program, (c) provide Landlord with a true, correct and complete copy of each written survey (annual and complaints), study, investigatory report, etc. performed by or on behalf of any Governmental Authority, including, any annual report or interim self‑report to the OIG pertaining to compliance with any corporate integrity agreement or any allegation of non‑compliance with any corporate integrity agreement, (d) provide Landlord with true, correct and complete copies of all monthly census information and/or data, and (e) produce any other financial information as may be reasonably requested by Landlord from time to time, including, without limitation, census information and data. In addition to the foregoing, in the event any survey or other Third‑Party Payor report, warning letter or notice for Tenant or Operating Subtenant imposes or threatens to impose a Civil Monetary Penalty or other monetary fee, penalty or expense (“CMP”) on Tenant, Operating Subtenant and/or any of the Facilities (whether final or appealable), and/or imposes or threatens to impose a denial of payment for new admissions or otherwise, Tenant shall notify Landlord within fifteen (15) Business Days thereafter, including, without limitation, by notifying and sending copies of all correspondence to Rebecca Bedford at rbedford@ahinvestors.com, or such other Persons as Landlord may designate in writing. Tenant shall pay (or cause Operating Subtenant) to pay on or before the first date suggested, recommended and/or required by the applicable Governmental Authority (the “Initial Due Date”) the amount of any Recoupment Claim, CMP or any other civil or criminal monetary penalty arising under the Health Care Laws (individually and collectively, “Health Care Penalty”) imposed against Tenant, any Operating Subtenant or a Facility and shall produce satisfactory evidence of such payment to Landlord within five (5) Business Days after the Initial Due Date. To the extent any Governmental Authority permits Tenant (or any Operating Subtenant) to delay payment of a Health Care Penalty pending an appeal or otherwise and Tenant (or any Operating Subtenant) elects not to pay the Health Care Penalty prior to the Initial Due Date, Tenant shall (or shall cause Operating Subtenant to) deposit with Landlord an amount equal to the amount of the Health Care Penalty (“Regulatory Reserve Fund”) within (i) sixty (60) days after Tenant’s election provided Tenant has not been delinquent in the payment of any Rent more than twice in any six (6)‑month period, or (ii) thirty (30) days after Tenant’s election to the extent Tenant has been delinquent in the payment of any Rent more than twice in any six (6)‑month period of the Term. To the extent permitted by Applicable Law, Landlord shall not be required to deposit any such amounts in an interest‑bearing account. Notwithstanding the foregoing, it is understood and agreed that (A) to the extent permitted by Applicable Law, deposits provided for hereunder may be held by Landlord in a single bank account and commingled with other funds of Landlord, and (B) Landlord may, if Tenant fails to make any deposit required hereunder, use deposits made for any one Health Care Penalty for the payment of another. If this Lease shall be terminated by reason of any Event of Default, all deposits then held by Landlord shall be applied by Landlord on account of any and all sums due under this Lease; if there is a resulting deficiency, Tenant shall pay the same, and if there is a surplus, or if this Lease expires on the Expiration Date and no Event of Default exists and is occurring, Tenant shall be entitled to a refund of the surplus or remaining balance of the fund to the extent the same was actually paid by Tenant. Tenant acknowledges and agrees that no deficiency or lack of funds in the Regulatory Reserve Fund shall relieve Tenant of its obligation to pay all Health Care Penalties relating to the Facilities; provided, however, that Tenant’s obligations with respect to the Regulatory Reserve Fund shall not prohibit Tenant from contesting or appealing any such Health Care Penalty in accordance with Applicable Law and provided such contest or appeal does not trigger an Adverse Facility Impact. Notwithstanding the foregoing, provided no Event of Default exists and is continuing, Tenant shall not be obligated to fund any amounts into the Regulatory Reserve Fund with respect to a particular Facility if the aggregate total Health Care Penalties is less than Fifteen Thousand and 00/100 Dollars ($15,000.00) for such Facility.
Section 20.3    Landlord is merely the lessor of the real property which is the subject of this Lease and, except as otherwise specifically provided for herein, shall have no liability in connection with the operation of the Facilities or the provision of health care services from or at the Facilities. Tenant shall cause the Operating Subtenants, as the operator, licensee and provider of the Facilities and all health care services provided from or at the Facilities, independent and separate from Landlord, to (a) secure and maintain in full force and effect all Health Care Licenses relating to such Facilities and services; (b) comply in all material respects with all Requirements including, without limitation, all Requirements of Governmental Authorities and under Health Care Licenses; (c) maintain quality control of such Facilities and services; (d) maintain all computer systems, software, record keeping, data bases and privacy requirements relating to the Facilities, all of which shall be provided at Tenant’s own expense; (e) operate the Facilities and the services provided thereon in material compliance with all Applicable Laws, including all Health Care Laws; and (f) operate each Facility in strict compliance, and otherwise strictly comply with: (i) the Corporate Integrity Agreement executed on July 5, 2017; (ii) the Settlement Agreement executed on July 5, 2017; and (iii) all requirements of any federal monitors, independent review organizations or consultants required to be engaged in connection therewith ((i), (ii) and (iii) collectively, the “Corporate Integrity Agreement and Related Documents”).
Section 20.4    For purposes of satisfying the requirements of any Mortgage, or any refinancing, sale or appraisal process, Landlord shall have the right (but not the obligation), with at least three (3) Business Days’ prior written notice to Tenant, to conduct such inspections, audits, visitations and quality control reviews, of the Facilities and services provided by Tenant or the Operating Subtenants from or at the Facilities as Landlord may desire, and for such purposes Tenant shall provide to Landlord and its representatives access to Tenant’s and any Operating Subtenant’s books and records relating to such Facilities and services during normal business hours upon reasonable notice. No such inspection, audit, visitation or quality control review conducted by Landlord or its representatives or any report resulting therefrom shall modify or reduce in any way Tenant’s obligations under this Lease or as the parent of the exclusive operator, licensee and provider of the Facilities and health care services from or at the Facilities.
Section 20.5    Landlord and Tenant shall be independent contractors, and nothing in this Lease shall be construed as creating a partnership, joint venture, employment, agency, license or franchise relationship. Tenant shall not have any authority to create any obligation binding upon Landlord.
Section 20.6    All employees, contractors, consultants, professionals and providers relating to the Facilities and health care services provided from or at the Facilities shall be deemed to be employees or contractors of Tenant or the Operating Subtenants and not of Landlord.

Section 20.7    Tenant shall cause the Operating Subtenants to provide, at its own expense, all deposits, bonds, insurance, letters of credit, working capital, cash collateral, reserves, patient trust fund accounts and other financial requirements of Health Care Licenses required for such Operating Subtenant’s operations at the Facilities.
Section 20.8    Tenant shall assume, or shall cause the Operating Subtenants to assume, and shall have the exclusive responsibility for all claims and/or allegations of overpayment or recoupment made by Third‑Party Payors, including, without limitation, Medicaid and Medicare, relating to the provision of health care services from or at the Facilities attributable to periods prior to, from and after the date of this Lease (collectively, “Recoupment Claims”). Tenant or the Operating Subtenants shall continue to have such exclusive responsibility for Recoupment Claims regardless of whether Tenant or the Operating Subtenants utilize the Medicare/Medicaid provider numbers of the Facilities in existence prior to the date of this Lease or obtain new Medicare/Medicaid provider numbers for the Facilities.
Section 20.9    Tenant shall cause operations at the Facilities to be conducted at all times, at a minimum, in a manner that is in compliance with Applicable Laws, and, in connection therewith, Tenant shall or shall cause the Operating Subtenants to:
(a)    maintain the standard of care for the patients and residents of the Facilities at all times at a level necessary to provide a level of quality of care for the patients and residents of the Facility that is in material compliance with all applicable Health Care Laws;
(b)    maintain a standard of care in the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products or gases, and medical waste, of any kind and in any form, that is in material compliance with all Applicable Laws;
(c)    operate the Facilities in a prudent manner in material compliance with Applicable Laws and cause all Health Care Licenses, reimbursement or care contracts, and any other agreements necessary for the certification, licensure, accreditation or operation of the Facilities as may be necessary for participation in each of the Third‑Party Payor payment/reimbursement programs to remain in effect without reduction in the number of licensed beds or beds, including the number of any higher‑acuity beds, authorized for use in each of the Third‑Party Payor payment/reimbursement programs, except as otherwise provided in this Lease;
(d)    not knowingly or willingly take or permit any action which will result in a reduction, suspension, denial or elimination of payment or reimbursement for services from, or material recoupment by, any Third‑Party Payor that would materially adversely affect Tenant or any Operating Subtenant;
(e)    not take any action to rescind, withdraw, revoke or otherwise amend, modify, supplement or alter the nature, tenor, or scope of the Health Care Licenses or applicable Third‑Party Payor payment / reimbursement program participation;
(f)    not knowingly or willingly take any action that will (i) adversely affect Tenant’s or any Operating Subtenant’s right to receive any Third‑Party Payor payments or reimbursements, (ii) materially reduce the Third‑Party Payor payments or reimbursements, or (iii) adversely affect the Health Care Licenses;
(g)    not knowingly or willingly take or permit any action in violation of the Corporate Integrity Agreement and Related Documents; and

(h)    maintain all deposits, including deposits relating to patients, residents or patient or residency agreements. If such deposits are in cash, Tenant shall deposit and hold such deposits in accordance with Applicable Law. Tenant shall require any bond or other instrument which Tenant or any Operating Subtenant is permitted to hold in lieu of cash deposits under any Applicable Law or Governmental Authority requirements, to be maintained in full force and effect and to comply, in all material respects, with any Applicable Law or Governmental Authority requirements. Tenant shall, upon request, provide Landlord with evidence reasonably satisfactory to Landlord of Tenant’s material compliance with the forgoing.
Section 20.10    Subject to Section 12.15(c), Tenant shall not assign, transfer, or pledge as collateral security any of its interest in any Health Care Licenses or Third‑Party Payor payment or reimbursement contracts (including rights to payment thereunder) pertaining to Tenant or the Facilities (or permit any Operating Subtenant to do any of the foregoing), or assign, transfer, or remove or permit any other Person to assign, transfer, or remove any records pertaining to the Facilities, including, without limitation, the charts and medical and clinical records of patients and residents (except for removal of such records as directed by the patients or residents owning such records), without Landlord’s prior written consent, which consent may be granted or refused in Landlord’s sole discretion; provided that Tenant may, to the extent permitted by Applicable Law, store such records in a manner consistent with Tenant’s standard policies and procedures. Tenant shall hold or cause the Operating Subtenants to hold such Health Care Licenses free from restrictions or known conflicts that would materially impair the use or operation of the Facilities as intended, and are not provisional, probationary or restrictive in any way.
Section 20.11    Tenant shall not enter into any transaction with any Affiliate other than in the ordinary course of its business and on fair and commercially reasonable terms in material compliance with Applicable Laws and Governmental Authority requirements. Such transactions may include inter‑company cash management arrangements and any Intercompany Indebtedness entered into in compliance with this Section 20.11 and all other terms and conditions of this Lease.
Section 20.12    Tenant shall not participate in any federal, state or local program whereby any Governmental Authority or other Person may have the right to recover funds with respect to the Facilities by reason of the advance of federal, state or local funds, including, without limitation, those authorized under the Hill‑Burton Act (42 U.S.C. 291, et seq.).
Section 20.13    Tenant shall, upon request, deliver to Landlord evidence of material compliance with any applicable post‑transfer license requirements of Governmental Authorities.
Section 20.14    [Intentionally Omitted].

Section 20.15    Tenant hereby represents, warrants and certifies to Landlord and Landlord’s designee, as of the Effective Date of this Lease, as follows:
(a)    Tenant is the tenant under this Lease. This Lease and all other documents executed or to be executed by Tenant in connection herewith have been duly authorized and are binding upon it. Tenant is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the state. Neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.
(b)    Tenant has accepted and is occupying or causing the occupancy of the entire Premises by the Operating Subtenants. All improvements to the Premises required by this Lease to be made by Landlord have been completed by Landlord in accordance with this Lease in all material respects.

(c)    To Tenant’s Knowledge, there are no defenses to or offsets against the enforcement of this Lease or any provision thereof against Tenant.
(d)    This Lease is in full force and effect without default thereunder by Tenant.
(e)    As of the Effective Date, all Health Care Licenses required, necessary or advisable for the legal use, occupancy and operation of the Facility as a licensed skilled nursing facility, with any other healthcare services, as more particularly described on Schedule “A” attached hereto, have been obtained and are in full force and effect, including, without limitation, approved provider status in all Third‑Party Payor payment or reimbursement programs (other than any such programs with Third‑Party Payors (other than Medicaid or Medicare), the failure of which to maintain will not have an Adverse Facility Impact).
(f)    The Health Care Licenses have not been transferred to any location other than the respective Facility, have not been pledged as collateral security (except in connection with HUD Financing) and are held free from restrictions or known conflicts that would materially impair the use or operation of any Facility as intended, and are not provisional, probationary or restricted in any way.
(g)    None of Tenant or any Operating Subtenant or their Affiliates has taken any action to rescind, withdraw, revoke or otherwise amend, modify, supplement or alter the nature, tenor, or scope of the Health Care License or applicable Third‑Party Payor payment or reimbursement program participation relating to the Facilities (other than any such programs with Third‑Party Payors (other than Medicaid or Medicare), the failure of which to maintain will not have an Adverse Facility Impact).
(h)    Each Facility is duly licensed as required under Applicable Laws of the state in which the Facility is located. Except as otherwise disclosed to Landlord, the licensed bed capacity of each Facility is as set forth on Schedule “E” (the “Licensed Bed Capacity”). None of Tenant, any Operating Subtenant, their Affiliates or any Facility has applied to reduce the number of licensed or certified beds, or other licensed healthcare services, as more particularly described on Schedule “A” attached hereto, of such Facility, to move or transfer the right to any and all of the licensed or certified beds, or other licensed healthcare services, of such Facility to any other location, or to amend or otherwise change such Facility’s authorized bed capacity and/or the number of beds, or other licensed healthcare services, approved by the applicable Governmental Authority in the state where such Facility is located, and there are no proceedings or actions pending or, to Tenant’s Knowledge, contemplated to reduce the number of licensed or certified beds, or other licensed healthcare services, of such Facility. Neither this Lease nor Tenant’s performance hereunder will (i) adversely affect Tenant’s or any Operating Subtenant’s right to receive Third‑Party Payor payments or reimbursements, (ii) materially reduce Third‑Party Payor payments or reimbursements, or (iii) adversely affect the Health Care Licenses.
(i)    Except as otherwise permitted in the Mortgage or any other Mortgage Loan Document or any Working Capital Loan, (x) Tenant’s and any Operating Subtenant’s Third‑Party Payor accounts receivable are free and clear of Liens, and (y) none of the foregoing parties has any material indebtedness other than the obligation to guaranty the repayment of any Working Capital Loan, Intercompany Indebtedness and unsecured amounts owed to trade vendors of any Facility in the normal course of business which are no more than thirty (30) days past due.
(j)    Neither Tenant, any Operating Subtenant, nor any Person holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701‑06, the

Patriot Act, Public Law 107‑56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant will not during the Term engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises. A breach of the representations contained in this Section 20.15 by Tenant shall constitute a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

Section 20.16    The parties acknowledge that Tenant has conducted all of its own due diligence, examination and inspection regarding the Facilities and the business of providing health care services from and at the Facilities and is entirely familiar with all business, financial, liability, physical premises, operational and regulatory aspects, and every other matter or thing affecting or related to the health care business operated at the Facilities, and that Tenant is leasing the same in its “As Is” condition. Landlord has not made and does not make any representations or warranties whatsoever with respect to the health care business conducted at and from the Facilities or otherwise with respect to this Lease, express or implied, and Tenant is not relying on Landlord or its Affiliates in connection with any decision to enter into this Lease. Tenant assumes all risks resulting from any defects (patent or latent) in the Premises or from any failure of the same to comply with any Requirement or Applicable Law with respect to the Premises or the uses or purposes for which the same may be occupied.
Section 20.17
(a)    Throughout the Term, Tenant shall not enter into any (or permit any Operating Subtenant to enter into any) Management Agreement without the prior written approval of Landlord, in each instance, which approval may not be unreasonably withheld, conditioned or delayed, it being acknowledged and agreed by Landlord that the form of Management Agreement attached hereto as Schedule “N” shall be deemed approved and consented to by Landlord for each Facility, as of the Effective Date. Tenant shall not (and shall not permit any Operating Subtenant to), without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed, agree to: (i) any change in the Manager under any Management Agreement; (ii) any material change in any Management Agreement; (iii) the termination of any Management Agreement; or (iv) the assignment of any Management Agreement by any Manager. Notwithstanding the foregoing, Landlord acknowledges and agrees that Manager may take those actions more particularly set forth in Section 2(h) and Section 2(i) of the Limited Guaranty attached hereto as Schedule J, without notice to, consent of or approval by Landlord. Each Management Agreement shall provide that Landlord shall receive notice of any defaults thereunder and, at Landlord’s option, an opportunity to cure any such defaults. If Landlord shall cure any of Tenant’s or any Operating Subtenant’s defaults under any Management Agreement, the cost of any such cure shall be payable upon demand to Landlord by Tenant as Supplementary Rent. Any Manager shall be reputable and have experience in managing facilities similar in size, scope, use and value as the Facilities or any one of them for which they are assigned management responsibilities. As of the Effective Date, RCMC is approved as the Manager of each Facility.
(b)    All management fees payable under a Management Agreement (“Management Fees”), payments in connection with any extension of credit, fees for services provided in connection with the operation of a Facility (“Service Fees”), and any other payments and fees, in each case, payable by Tenant to any Affiliate, including, without limitation, any Intercompany Indebtedness or inter‑company cash management fees or expenses (collectively, “Tenant Fees”) shall be subordinated to the monetary obligations of Tenant under this Lease such that for so long as an Event of Default exists and is continuing, Tenant shall not be permitted to make the payment of any such Tenant Fees, other than and excluding (i) the payment of Management Fees by Tenant, provided that the monthly amount of such Management Fees with respect to any Facility shall not exceed five percent (5%) of the monthly gross revenue of such Facility; and

(ii) any Service Fees for medically necessary services payable by Tenant in the ordinary course of its business and on fair and commercially reasonable terms in material compliance with Applicable Laws and Governmental Authority requirements pursuant to written service agreements for which Landlord has received a copy of such agreement, together with any and all amendments, modifications and replacements thereof.
ARTICLE 21
MISCELLANEOUS PROVISIONS
Section 21.1    IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE EXCLUDING ANY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE.
Section 21.2    With the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed, Tenant may place one or more signs on the Premises to indicate the nature of the business of Tenant and such parties. Any sign shall be lawful under applicable sign codes and subdivision covenants. Landlord hereby approves the signage currently placed on the Premises.
Section 21.3
(a)    The term “Landlord” as used herein shall mean only the owner or the Mortgagee in possession for the time being of the Premises, so that in the event of any sale, transfer or conveyance of the Premises and the assumption of this Lease by the buyer or transferee or grantee, Landlord shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord thereafter accruing hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser, transferee or grantee at any such sale, transfer conveyance that such purchaser, transferee or grantee has assumed and agreed to carry out any and all agreements, covenants and obligations of Landlord hereunder.
(b)    The term “Tenant” as used herein shall mean the tenant named herein, and from and after any valid and approved Transfer in whole of said Tenant’s interest under this Lease pursuant to the provisions of Article 9, shall mean only the assignee or transferee thereof; but the foregoing shall not release the assignor or transferor from liability under this Lease.
(c)    The words “enter”, “re‑enter”, “entry” and “re‑entry” as used in this Lease shall not be restricted to their technical legal meaning.
(d)    The use herein of the neuter pronoun in any reference to Landlord or Tenant shall be deemed to include any individual Landlord or Tenant, and the use herein of the words “successor and assign” or “successors or assigns” of Landlord or Tenant shall be deemed to include the heirs, executors, administrators, representatives and assigns of any individual Landlord or Tenant.
Section 21.4    The headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope or intent of this Lease, or in any way affect this Lease.

Section 21.5    For purposes of this Lease, (a) any reference herein to the “negligence, illegal acts, fraud or willful misconduct of Landlord” or any combination thereof, shall be deemed to include the negligence, illegal acts, fraud or willful misconduct of Landlord, its Affiliates and any of their respective contractors, subcontractors, vendors, materialmen, employees, consultants, agents and other representatives; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Lease as a whole. Unless the context otherwise requires, references herein: (i) to sections, schedules and exhibits mean the sections of, and schedules and exhibits attached to, this Lease; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.
Section 21.6
(a)    This Lease contains the entire agreement between the parties regarding the subject matter set forth herein and may not be extended, renewed, restated, terminated or otherwise modified in any manner except by an instrument in writing executed by the party against whom enforcement of any such modification is sought and with the consent of any Mortgagee. All prior understandings and agreements between the parties and all prior working drafts of this Lease are merged in this Lease, which alone expresses the agreement of the parties. The parties agree that no inferences shall be drawn from matters deleted from any working drafts of this Lease.
(b)    This Lease may be modified, amended, or cancelled only by a written instrument signed by Landlord and Tenant. No waiver of any of the provisions of this Lease will be deemed to waive, or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. Any waiver must be in writing and signed by the party entitled to performance. No waiver by a party of any breach or default on the part of another party will be effective unless set forth in writing and executed by the party against which enforcement of the waiver is sought, and any such waiver will operate only as a waiver of the particular breach or default specified in such written waiver and will not be effective as a waiver of any other subsequent breach or default.
(c)    Tenant agrees that Tenant will not, without the prior written consent of Landlord, (i) terminate, cancel or surrender the term of this Lease except as expressly permitted by the provisions of this Lease, or enter into any agreement with Landlord to do so, or (ii) pay any installment of Base Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.
Section 21.7    The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and, except as is otherwise provided herein, their permitted successors and permitted assigns.
Section 21.8
(a)    Notice whenever provided for herein shall be in writing and shall be given either by personal delivery, overnight express mail or by certified or registered mail, return receipt requested, to Landlord at the address hereinabove set forth, and to Tenant at the address hereinabove set forth, or to such other Persons or at such other addresses as may be designated from time to time by written notice from either party to the other. Notices shall be deemed given (i) when delivered personally if delivered on a Business Day (or if the same is not a Business Day, then the next Business Day after delivery), (ii) three (3) Business Days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested or (iii) if delivery is made by Federal Express or a similar, nationally recognized overnight courier service for 9:00 am. delivery, then on the date of delivery (or if the same is not a Business Day, then the next Business Day after delivery), if properly sent and addressed in accordance with the terms of this Section 21.8. In addition to the foregoing, notice for purposes of satisfying the notice and delivery requirements set forth in Section 11.2 and Section 19.1 may also be provided by electronic transmission to the address for Tenant hereinabove set forth and for Landlord to Rebecca Bedford at rbedford@ahinvestors.com, or such other Persons as Landlord may designate in writing, and notice provided by electronic transmission shall be deemed to have been given on the date sent, if sent on or before 5:00 p.m. in St. Louis, Missouri, and on the next Business Day, if sent after 5:00 p.m. in St. Louis, Missouri.
(b)    The parties hereto intend that this Lease shall constitute a single, integrated and indivisible contract under Applicable Law, and therefore, that in any bankruptcy or insolvency proceeding commenced by or against Tenant, this Lease shall not be subject to assumption, assignment or rejection in parts, or with respect to the Facility, Buildings or parcels of land, but rather shall be subject to assumption, assignment or rejection, if at all, only in its entirety as a single contract.
Section 21.9    If any provision of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be affected thereby, and each and every provision of this Lease shall be enforceable to the fullest extent permitted by Applicable Law.
Section 21.10
(a)    Tenant represents and warrants to Landlord that Tenant has not (i) contacted or entered into any agreement with any investment banker, real estate broker, agent, finder or any party in connection with the transactions contemplated hereby other than Dresner Partners ‑ Investment Banking (“Dresner”), or (ii) taken any action that would result in any fees or commissions being due and payable to any party other than Dresner with respect to the transactions contemplated hereby. Tenant will be solely responsible for the payment of Dresner’s fees in accordance with the provisions of separate agreements, and Landlord shall have no obligation or liability relative thereto. Landlord hereby represents and warrants to Tenant that Landlord has not contracted or entered into any agreement with any investment banker, real estate broker, agent or finder in connection with the transactions contemplated hereby and that Landlord has not taken any action that would result in any fees or commissions being due or payable to any such party with respect to the transactions contemplated hereby other than Dresner.
(b)    Tenant, on the one hand, and Landlord, on the other, hereby indemnifies and agrees to hold the other party harmless from any Losses (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party in Section 21.10(a). Notwithstanding anything to the contrary contained in this Lease, the indemnities set forth in this Section 21.10(b) shall survive Closing for a period of eighteen (18) months.
Section 21.11    Tenant (or the applicable Operating Subtenant) is and shall be in exclusive control and possession of the Premises, and Tenant shall (or shall cause the Operating Subtenants to) operate the Facilities on the Premises at Tenant’s sole and absolute discretion without control, interference or direction from Landlord or agents of Landlord (except as expressly set forth to the contrary in this Lease), and Landlord shall not in any event whatsoever, be liable for any injury or damage to any property or to any Person happening in, on or about the Premises, nor for any injury or damage to any property of Tenant, or of any other Person or Persons contained therein except as otherwise expressly provided under this Lease or unless the same is caused by the illegal acts, fraud or willful misconduct of Landlord. Tenant agrees to look solely to each Landlord’s interest in its respective Premises (including income therefrom and insurance proceeds and condemnation awards) for recovery of any judgment from Landlord and in no event shall Tenant look to any other Landlord, nor shall any Landlord (or its partners, shareholders, members, managers, officers, directors or Affiliates) ever be personally liable for any such judgment. Tenant acknowledges and agrees that (a) the obligations of each Landlord under this Lease shall not be joint and several, (b) the obligations of each Landlord shall be limited to obligations pertaining to the Facility located on the Land owned by such Landlord (such Facility being referred to herein as the “Owned Land”), and (c) no Landlord shall have any obligation or liability whatsoever to Tenant with respect to matters relating to Facilities other than its Owned Land.
Section 21.12
(a)    Except to the extent this Lease or any portions hereof are filed with and made to be publicly available by the Securities Exchange Commission by Landlord, Tenant agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provisions of this Lease to any Person (other than to Tenant’s advisors and officers on a need‑to‑know basis or as otherwise may be required by law) without Landlord’s prior written consent, (ii) to inform all Persons to whom provisions of this Lease are disclosed about the confidential nature of the Lease, (iii) to direct them not to disclose the same to any other Person, and (iv) to direct each of them to adhere to the provisions of this Section. Tenant shall not, and shall not permit any of its Affiliates to, use Landlord’s name (or the name of any of Landlord’s Affiliates) in connection with any of its business operations, including, without limitation, advertising, marketing or press releases or such other similar purposes, without Landlord’s prior written consent. Nothing contained in this Lease is intended to permit or authorize Tenant or any of their Affiliates to contract on behalf of Landlord. Tenant hereby agrees that Landlord or any Affiliate of Landlord may (A) disclose a general description of transactions arising under this Lease for advertising, marketing or other similar purposes, (B) use Tenant’s or Guarantor’s names, logos or other indicia germane to such parties in connection with such advertising, marketing or other similar purposes, and (C) disclose any and all information concerning the Lease, as well as any information regarding Tenant, the Guarantors and their respective operations, received by Landlord in connection with the Lease to its lenders or funding or financing sources or otherwise required by law.
(b)    Notwithstanding anything to the contrary contained in Section 21.12(a), Tenant may transmit or disclose this Lease or the provisions of this Lease to: (i) any of its Affiliates or any of its or their officers, employees, directors, shareholders, partners, members, principals, agents, lenders, investment bankers, consultant, attorneys, accountants and other professional advisors that agrees to comply with the provisions of this Section 21.12 or substantially equivalent provisions; (ii) any Governmental Authority having jurisdiction over it upon the request or demand of such Governmental Authority; (iii) any Person in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Applicable Law; (iv) in connection with any litigation or similar proceeding; and (v) any Person if this Lease or the provisions of this Lease has been publicly disclosed other than in breach of this Section 21.12.
Section 21.13    The parties took equal part in drafting this Lease, and no rule of construction that would cause any of the terms hereof to be construed against the drafter shall be applicable to the interpretation of this Lease.
Section 21.14    Time is strictly of the essence with respect to each and every term and provision of this Lease.
Section 21.15    The time within which either party hereto shall be required to perform any act under this Lease, other than the payment of money, shall be extended by a period of time equal to the number of days during which performance of such act is delayed by strikes, lockouts, acts of God, governmental restrictions, failure or inability to secure materials or labor by reason of regulation or order of any governmental or regulatory body, enemy action, civil disturbance or any other cause beyond the reasonable control of either party hereto.
Section 21.16    Tenant hereby waives its statutory lien against rent under Applicable Law.
Section 21.17    Landlord and Tenant each waive any claim or defense based upon the characterization of this Lease as anything other than a true lease and irrevocably waive any claim or defense which asserts that the Lease is anything other than a true lease. Landlord and Tenant covenant and agree that they will not assert that this Lease is anything but a true lease. Landlord and Tenant each stipulate and agree not to challenge the validity, enforceability or characterization of the lease of the Premises as a true lease and further stipulate and agree that nothing contained in this Lease creates or is intended to create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like. Landlord or Tenant each shall support the intent of the parties that the lease of the Premises pursuant to this Lease is a true lease and does not create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.
Section 21.18    Except as otherwise expressly set forth herein, Tenant acknowledges and agrees that Tenant’s obligations to pay Rent hereunder, and the rights of Landlord in and to such Rent, shall be absolute, unconditional and irrevocable. Except as expressly provided for in this Lease, including without limitation, Section 8.2, and subject to the rights of Tenant under Section 15.1, Tenant shall not have any right to terminate this Lease or to be released, relieved, or discharged from any obligations or liabilities hereunder (including, without limitation, the payment of Rent) or entitled to any abatement, suspension, determent, reduction, setoff, counterclaim or defense for any reason whatsoever, including, without limitation, any of the following reasons:
(a)    Any defect in, damage to, or destruction of, the Premises or any portion thereof;
(b)    Any condemnation, confiscation, requisition, or other taking or sale of the possession, use, occupancy, or title to the Premises or any portion thereof;
(c)    Any limitation, restriction, deprivation, or prevention of, or any interference with, the use, occupancy, or possession of the Premises or any portion thereof;
(d)    Any set‑off, abatement, counterclaim, suspension, recoupment, reduction, rescission, defense or other right or claim that Tenant may have against Landlord, any vendor or manufacturer of or contractor or subcontractor for the Premises or any part of any thereof, or any other Person for any reason whatsoever;
(e)    The inadequacy, incorrectness, or failure of the description of the Premises or any portion thereof;
(f)    [Intentionally Omitted.];
(g)    Except as otherwise expressly provided herein, Force Majeure;
(h)    Any title defect, lien or matter affecting title to the Premises or eviction by paramount title or otherwise; or
(i)    Any default by Landlord under this Lease or the impossibility or illegality of performance by Landlord, Tenant or both.

Tenant hereby waives, to the fullest extent permitted by Applicable Law, any and all rights that it may now have, or that at any time hereafter may be conferred upon it, by Applicable Law or otherwise, to modify, terminate, cancel, quit or surrender this Lease or to effect or claim any diminution or reduction of Rent payable by Tenant hereunder, except in accordance with the express terms hereof. Tenant agrees that, if for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise (except as expressly permitted in accordance with the terms of this Lease or as otherwise terminated pursuant to the mutual agreement of Landlord and Tenant in their sole discretion) then Tenant shall pay, to the maximum extent permitted by Applicable Law, to Landlord or any other Person entitled thereto, an amount equal to each installment of Rent at the time such payment would have become due and payable in accordance with the terms hereof had this Lease not been terminated in whole or in part. Each payment of Rent made by Tenant hereunder shall be final, and Tenant shall not seek or have any right to recover all or any part of such payment from Landlord or any Person for any reason whatsoever. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Rent or other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been abated, reduced or terminated in accordance with the terms of this Lease.
Section 21.19    On the execution of this Lease, Tenant has delivered an Officer’s Certificate as to the execution, delivery and authorization of this Lease, good standing of Tenant and incumbency of persons signing the Lease.
Section 21.20    Irrespective of the place of execution and/or delivery of this Lease or the location of the Premises, this Lease shall be governed by, and shall be construed in accordance with, the Applicable Laws of the state or states in which the Premises are located applicable to agreements entered into without regarding to conflicts of law principles. Landlord and Tenant hereby consent and submit to the exclusive jurisdiction of the state and Federal courts located in the state or states in which the Premises are located with respect to any claim or litigation arising hereunder or any alleged breach of the covenants or provisions contained herein, and acknowledge that proper venue in any matter so claimed or litigated shall be in the state and Federal courts located in which the Premises are located. In the event that either Landlord or Tenant institutes any legal suit, action or proceeding, against the other party arising out of or relating to this Lease, the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the actual, out‑of‑pocket costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.
Section 21.21    The parties shall execute and record in the counties in which the Premises are located a memorandum of lease in form reasonably acceptable to Landlord and Tenant, giving notice of certain non‑monetary terms, including, without limitation, the Commencement Date and Expiration Date.
Section 21.22    This Lease may be executed in two or more counterparts (including by means of facsimile or other means of electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one instrument.
Section 21.23
(a)    As consideration, in part, for Landlord’s willingness to execute this Lease, Landlord has required Tenant to cause Guarantors to deliver to Landlord the guaranty of this Lease in the form attached hereto as the Schedule “J”. Tenant hereby represents and warrants to Landlord that the ownership of Guarantors is as set forth on Schedule “M” to this Lease. Tenant hereby covenants that there shall not be a change of control (as “control” is defined in Section 9.1) of any Guarantor without the prior written consent of Landlord, which consent Landlord may not unreasonably withhold, condition or delay.

On the Commencement Date and within ten (10) Business Days after receipt of a reasonable written request therefor from Landlord, Tenant shall deliver a written statement in substantially the form attached hereto as Schedule “O” certified by an officer of Tenant confirming the name and responsibilities of each Person providing management, consultant, advisory or other healthcare services with respect to the Facilities.
(b)    As further consideration, in part, for Landlord’s willingness to execute this Lease, Landlord has required Tenant to cause each Operating Subtenant to deliver to Landlord a guaranty of Tenant’s obligations under this Lease and a guaranty of the payment and performance of the obligations of the other Operating Subtenants under the Operating Subleases, each of which guaranties shall be in a form that is mutually acceptable to Landlord and Tenant.
Section 21.24    Notwithstanding any other language to the contrary, Landlord hereby acknowledges and agrees that neither Tenant nor any Operating Subtenant shall be obligated by Landlord to deposit funds into any reserves, escrows or other deposits required hereunder for any expenditure or obligation for which a reserve, escrow or deposit is similarly required by any Mortgagee (including, without limitation, HUD); provided that if, subject to and as permitted by the terms of this Lease, Landlord’s requirements with respect to any such reserve, escrow or deposit is greater than Mortgagee’s, then upon written notice and request by Landlord, Tenant shall deposit such additional amounts into the applicable reserve, escrow or deposit with Landlord so as to satisfy such greater requirements.
Section 21.25    Landlord shall not change the name of any Facility without the prior written consent of Tenant.
ARTICLE 22
INTENTIONALLY OMITTED
ARTICLE 23
INTENTIONALLY OMITTED
ARTICLE 24
RENEWAL
Section 24.1    This Section 24.1 is subject to the terms of Section 24.6. Provided no Event of Default has occurred which remains uncured either as of the date of Tenant’s notice as set forth below or as of the first day of the applicable Extended Term (as hereinafter defined), Tenant shall have the right to extend the Initial Term of this Lease for two (2) additional, consecutive periods (each an “Extended Term”). Each Extended Term (if exercised) shall be for a period of ten (10) years. Each Extended Term shall be with respect to all (but not less than all) of the then current Premises, upon all of the terms and conditions of this Section.
Section 24.2    Tenant must provide Landlord notice of its exercise of the option for the applicable Extended Term not less than twelve (12) full months prior, but not more than eighteen (18) months prior, to the expiration date of the initial Term or the first or second Extended Term, as the case may be. Time is of the essence with respect to the foregoing. Tenant may not exercise the option for the second Extended Term unless it exercised the option for, and occupied for the Premises for, the first Extended Term.
Section 24.3    The Base Rent for the first Lease Year of each of the first and second Extended Terms shall be the greater of (a) the prevailing Market Rental Rate as of the first day of the applicable Extended Term, and (b) the Base Rent for the last Lease Year of the Initial Term or Extended Term, as applicable (as escalated each Lease Year as required by Section 2.1(c) and as further escalated for such first Lease Year of the then‑current Extended Term by the Annual Rent Escalator.) The Base Rent for each subsequent Lease Year of each of the first and second Extended Terms shall also increase on an annual basis by the Annual Rent Escalator in the same manner as provided in Section 2.1(c). As used herein, the term “Market Rental Rate” shall be defined as the then fair market rental value of the Premises determined in accordance with the provisions set forth below. The fair market rental value of the Premises shall mean the base rental rate that would be agreed upon by Landlord and a comparable tenant at a comparable building, each of whom is willing, but neither of whom is compelled, to enter into a lease transaction. The fair market rental value shall be projected into the commencement date of the applicable term and shall take into account all existing improvements and special uses or rights afforded to Tenant, and also shall take into account the following factors, amongst others: (i) rental for comparable premises in comparable existing buildings (taking into consideration but not limited to annual escalations, quality, age, parking ratios, power capabilities, ceiling height, loading capabilities, and location of applicable buildings); (ii) the length of the pertinent rental term; and (iii) the creditworthiness of Tenant and the Operating Subtenants. The fair market rental value of the Premises shall be determined in accordance with the Uniform Standards of Professional Appraisal Practice (including the Competency Provision) adopted by the Appraisal Institute using the Comparative Rental Analysis approach (and not the Cost Approach, Sales Comparison Approach or Income Capitalization Approach). All appraisal reports shall be written by the designated MAI appraiser and not by an associate.
Section 24.4    If Tenant exercises its option for the first or second Extended Term as provided above, Landlord and Tenant shall meet promptly and shall negotiate, in good faith, to reach agreement on the Market Rental Rate within twenty (20) Business Days following the Notice Date. If Landlord and Tenant are unable to reach agreement within such twenty (20) Business Day period, then either (i) Tenant may withdraw its renewal election, whereupon this Lease shall terminate at the natural expiration of the then‑current term, or (ii) the Market Rental Rate shall be determined as follows:
(a)    Within thirty (30) days after the end of said twenty (20) Business Day period, Landlord and Tenant shall mutually agree upon a licensed, MAI appraiser involved with the ownership, leasing or management of real estate and who has at least ten (10) years’ experience, immediately prior to the date in question, evaluating Market Rental Rates for similar properties in comparable markets (the “Expert”). The Expert and the firm with whom he or she is employed shall have no current or, during the prior five (5) years, prior business relationship with a party or any of such party’s Affiliates. If the parties are unable to timely agree on the Expert, then Market Rental Rate shall be determined by a panel of three (3) Experts, each of whom shall meet the qualifications set forth above, and who shall be selected in accordance with the following procedure. Within ten (10) Business Days following the earlier of (i) a party’s election to appoint a panel of Experts or (ii) the expiration of said fifteen (15)‑day period, each party shall deliver to the other written notice specifying the name and address of the Person to act as the Expert on the party’s behalf. Within ten (10) Business Days after the parties have appointed their respective Experts, the two Experts shall appoint a third Expert, who shall have the same qualifications as those required of the first two Experts. If the two (2) Experts are unable to timely agree upon such appointment, then either party, on behalf of both, may require appointment of such a qualified Person by the then president of the commercial real estate board of the American Arbitration Association for the county in which the Building is located. Each party shall pay the fees and expenses of its respective Expert and both shall equally share the fees and expenses of the third Expert. Attorney’s fees and expenses of counsel for the respective parties shall be paid by the respective party engaging such counsel. Market Rental Rate shall be fixed in accordance with the following procedures. Within ten (10) Business Days following the appointment of the third Expert, each of the two Experts selected by the parties shall state, in writing, his or her determination of the Market Rental Rate based on the criteria set forth in Section 24.3 above, and supported by the reasons therefor. If the determination of Market Rental Rate by the two Experts are within five percent (5%) of each other, the Market Rental Rate shall be the average of the two determinations. If the determination of Market Rental Rate by the two Experts are not within five percent (5%) of each other, then the third Expert shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Market Rental Rate. The third Expert shall conduct investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two (2) proposed determinations most closely approximates his or her determination of Market Rental Rate based on the standards described above. The third Expert shall have no right to propose a middle ground or modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Market Rental Rate shall constitute the decision of the third Expert. The third Expert shall render the decision in writing with counterpart copies to each party. The third Expert shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the decision, the parties shall promptly enter into an amendment to this Lease evidencing the extension of the Term for the applicable terms.

(b)    The determination of the Market Rental Rate as provided above shall be final, binding and conclusive on both Landlord and Tenant, shall be considered a final award pursuant to the rules of the American Arbitration Association and any applicable state or federal law and judgment may be had on the award in any court of competent jurisdiction.
(c)    All of the terms and conditions of this Lease shall remain the same and shall remain in full force and effect throughout the first and second Extended Term(s), except that Base Rent shall be at the new rate determined as provided above (with annual increases as set forth in Section 24.3).
Section 24.5    Landlord shall have the right from time to time during the Term, by notice to Tenant, to require that Tenant execute an amendment to this Lease pursuant to which one or more Facilities (individually, a “Transferred Facility” or collectively, “Transferred Facilities”) are separated and removed from this Lease, and, in such event, simultaneously with the execution of such amendment, Landlord and Tenant shall execute a substitute lease with respect to such Transferred Facilities (a “New Lease”), provided that any such New Lease shall be identical to this Lease (subject only to such immaterial changes as are necessary to identify the Transferred Facility) and in no event shall the New Lease increase the burden (whether financial or otherwise) on, or reduce the rights of, Tenant (or any Operating Subtenant) under this Lease. Notwithstanding the foregoing, Landlord shall only have the right to require Tenant to enter into a New Lease if the same is required, in Landlord’s reasonable determination, in connection with a proposed financing transaction involving Landlord or any Affiliate of Landlord. Landlord shall have the right, at any time during the Term, by notice to Tenant, to require that this Lease and any New Lease be recombined into a single lease. For the avoidance of doubt, only a New Lease to which Tenant, or an Affiliate of Tenant, and Landlord, or an Affiliate of Landlord, are then parties shall be subject to the provisions of this Section 24.5.
ARTICLE 25
LETTER OF CREDIT
Section 25.1    Tenant shall deposit a security deposit (the “Security Deposit”) with Landlord as security for the prompt, full and faithful performance by Tenant of each and every provision of the Lease and of all obligations of Tenant hereunder, and each of the obligations of Affiliates of Tenant under any and all of the Ancillary Agreements in the Security Deposit Amount (as defined below). The Security Deposit shall be in the form of a Letter of Credit (as defined below). The Security Deposit shall be delivered in the initial Security Deposit Amount on the Commencement Date.
Section 25.2    The term “Letter of Credit” as used herein shall mean an irrevocable, unconditional standby letter of credit substantially in the form attached hereto as Schedule “K” and made a part hereof, with either an initial expiration date no earlier than ninety (90) days after the Expiration Date or an automatic renewal provision as described below, issued by a national banking association reasonably acceptable to Landlord, which Letter of Credit shall be payable to Landlord upon demand following the occurrence and during the continuance of an Event of Default hereunder, at a bank located in at least one of the forty‑eight (48) states of the continental United States pursuant to presentation of an unconditional sight draft with a statement by Landlord that Landlord is entitled to draw thereunder pursuant to the terms of this Lease.
Section 25.3    The term “Security Deposit Amount” as used herein shall mean:
(a)    as of the Effective Date, an amount equal to three (3) times the then‑current monthly Base Rent payable hereunder on the Effective Date, subject to further adjustment as provided in this Section;
(b)    if at any time after the Effective Date the Rent Coverage Ratio is less than 1.35:1.00 for two (2) consecutive Test Periods, then the Security Deposit Amount shall be increased to six (6) times the then‑current monthly Base Rent;
(c)    if at any time after the Security Deposit Amount has been increased pursuant to Section 25.3(b) the Rent Coverage Ratio is greater than 1.35:1.00 but less than 1.50:1.00 for two (2) consecutive Test Periods, then the Security Deposit Amount shall be reduced to three (3) times the then‑current monthly Base Rent; and
(d)    if at any time after the Effective Date the Rent Coverage Ratio is 1.50:1.00 or greater for two (2) consecutive Test Periods, then the Security Deposit Amount shall be reduced to one and one‑half (1.5) times the then‑current monthly Base Rent.
With respect to the changes in the Security Deposit Amount, Landlord shall accept an amendment to or replacement of the Letter of Credit reflecting such change within ten (10) Business Days after the applicable date, provided all conditions to any decrease in the Security Deposit Amount have been satisfied. Upon the delivery of a replacement Letter of Credit, Landlord shall return a prior Letter of Credit to Tenant.
Section 25.4    Unless the stated expiration date of the Letter of Credit is at least ninety (90) days after the Expiration Date, the Letter of Credit shall be automatically renewed unless the issuing bank delivers to Landlord a notice of non‑renewal no later than thirty (30) days prior to the expiration of the Letter of Credit. In the event that the issuing bank has not timely renewed the Letter of Credit, Landlord shall be entitled to draw the full amount of the Letter of Credit and hold the same as a cash security deposit, subject to the same terms and conditions of this Article 25, provided that upon the subsequent issuance of a conforming Letter of Credit and provided that no Event of Default exists hereunder, Landlord shall promptly repay all amounts previously drawn on the prior Letter of Credit (and not applied or utilized by Landlord in accordance with the terms of the Lease) as cash security until the renewal or replacement Letter of Credit was issued.
Section 25.5    If an Event of Default by Tenant then exists under the Lease or any default (beyond applicable notice and cure periods) exists under any of the Ancillary Agreements, Landlord may use, apply or retain the whole or any part of the Security Deposit which is necessary for the payment of: (a) any Rent or other sums of money which Tenant has not paid when due after any applicable notice and cure period; (b) any sum expended by Landlord on behalf of Tenant in accordance with the provisions of the Lease; or (c) any sum which Landlord may, in accordance with the terms of this Lease, expend or be required to expend by reason of any Event of Default under the Lease by Tenant, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in the Lease, provided that in the event Landlord uses, applies or retains all or any portion of the Security Deposit, Tenant’s obligations to Landlord hereunder shall be reduced by the portion of the Security Deposit used, applied or retained by Landlord, or any sum expended by Landlord or any of its Affiliates by reason of any default (beyond any applicable notice and cure periods) under the Affiliate Agreements. Except as provided in the immediately foregoing sentence, the use, application or retention of the Security Deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by law (it being intended that Landlord shall not first be required to proceed against the Security Deposit) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten (10) days after the receipt of written demand therefor from Landlord, to either deposit cash security with Landlord or reinstate the aggregate amount of the Letter of Credit, as the case may be, in an amount sufficient to restore the then‑current required Security Deposit Amount.
Section 25.6    Tenant acknowledges that Landlord has the right to transfer its interest in the Premises and in the Lease as to the extent set forth herein and Tenant agrees that if such a transfer occurs, Landlord shall have the right to transfer or assign the Security Deposit to the transferee. Upon such transfer or assignment and delivery of the Security Deposit to the transferee and such transferee’s written assumption of responsibility for the return of the Security Deposit to Tenant, Landlord shall thereby be released by Tenant from all liability or obligation for the return of such Security Deposit and Tenant shall look solely to such transferee for the return of the Security Deposit.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this instrument the day and year first written above.

“LANDLORD”

GAHC4 KANSAS CITY MO SNF, LLC,
a Delaware limited liability company

By: GAHC4 Missouri SNF Portfolio, LLC,
a Delaware limited liability company, Its Sole Member,

By:     Griffin-American Healthcare REIT IV Holdings, LP,
a Delaware limited partnership, Its Sole Member,

By:     Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation, Its General Partner,

By: /s/ Mathieu Streiff
Name: Mathieu Streiff
Its: Executive Vice President and General Counsel

GAHC4 SALISBURY MO SNF, LLC,
a Delaware limited liability company

By: GAHC4 Missouri SNF Portfolio, LLC,
a Delaware limited liability company, Its Sole Member,

By:     Griffin-American Healthcare REIT IV Holdings, LP,
a Delaware limited partnership, Its Sole Member,

By:     Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation, Its General Partner,

By: /s/ Mathieu Streiff
Name: Mathieu Streiff
Its: Executive Vice President and General Counsel

[Signatures continue on the following page.]

GAHC4 FLORISSANT MO SNF, LLC,
a Delaware limited liability company

By: GAHC4 Missouri SNF Portfolio, LLC,
a Delaware limited liability company, Its Sole Member,

By:     Griffin-American Healthcare REIT IV Holdings, LP,
a Delaware limited partnership, Its Sole Member,

By:     Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation, Its General Partner,

By: /s/ Mathieu Streiff
Name: Mathieu Streiff
Its: Executive Vice President and General Counsel

GAHC4 SEDALIA MO SNF, LLC,
a Delaware limited liability company

By: GAHC4 Missouri SNF Portfolio, LLC,
a Delaware limited liability company, Its Sole Member,

By:     Griffin-American Healthcare REIT IV Holdings, LP,
a Delaware limited partnership, Its Sole Member,

By:     Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation, Its General Partner,

By: /s/ Mathieu Streiff
Name: Mathieu Streiff
Its: Executive Vice President and General Counsel

[Signatures continue on the following page.]

GAHC4 MILAN MO SNF, LLC,
a Delaware limited liability company

By: GAHC4 Missouri SNF Portfolio, LLC,
a Delaware limited liability company, Its Sole Member,

By:     Griffin-American Healthcare REIT IV Holdings, LP,
a Delaware limited partnership, Its Sole Member,

By:     Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation, Its General Partner,

By: /s/ Mathieu Streiff
Name: Mathieu Streiff
Its: Executive Vice President and General Counsel

GAHC4 TRENTON MO SNF, LLC,
a Delaware limited liability company

By: GAHC4 Missouri SNF Portfolio, LLC,
a Delaware limited liability company, Its Sole Member,

By:     Griffin-American Healthcare REIT IV Holdings, LP,
a Delaware limited partnership, Its Sole Member,

By:     Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation, Its General Partner,

By: /s/ Mathieu Streiff
Name: Mathieu Streiff
Its: Executive Vice President and General Counsel

[Signatures continue on the following page.]

GAHC4 MOBERLY MO SNF, LLC,
a Delaware limited liability company

By: GAHC4 Missouri SNF Portfolio, LLC,
a Delaware limited liability company, Its Sole Member,

By:     Griffin-American Healthcare REIT IV Holdings, LP,
a Delaware limited partnership, Its Sole Member,

By:     Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation, Its General Partner,

By: /s/ Mathieu Streiff
Name: Mathieu Streiff
Its: Executive Vice President and General Counsel

GAHC4 ST. ELIZABETH MO SNF, LLC,
a Delaware limited liability company

By: GAHC4 Missouri SNF Portfolio, LLC,
a Delaware limited liability company, Its Sole Member,

By:     Griffin-American Healthcare REIT IV Holdings, LP,
a Delaware limited partnership, Its Sole Member,

By:     Griffin-American Healthcare REIT IV, Inc.,
a Maryland corporation, Its General Partner,

By: /s/ Mathieu Streiff
Name: Mathieu Streiff
Its: Executive Vice President and General Counsel

[Signatures continue on the following page.]

“TENANT”

RC TIER PROPERTIES, L.L.C.,
a Missouri limited liability company

By: /s/ Richard J. DeStefane
Name: Richard J. DeStefane
Title: President

[Master Lease — Tenant Signature Page]